    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 1, 1996

                                             REGISTRATION STATEMENT NO. 333-

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                                  DEPUY, INC.

            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


        DELAWARE                     3845                    35-1989795
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

                             700 ORTHOPAEDIC DRIVE
                            WARSAW, INDIANA 46581
                                (219) 267-8143
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------
                                  DEPUY, INC.
                             700 ORTHOPAEDIC DRIVE
                             WARSAW, INDIANA 46581
                                (219) 267-8143
                       ATTENTION: STEVEN L. ARTUSI, ESQ.
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:
        JEFFREY E. COHEN, ESQ.                FRANCIS J. MORISON, ESQ.
           COUDERT BROTHERS                     DAVIS POLK & WARDWELL
      1114 AVENUE OF THE AMERICAS               450 LEXINGTON AVENUE
       NEW YORK, NEW YORK 10036               NEW YORK, NEW YORK 10017
            (212) 626-4400                         (212) 450-4000
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

                               ----------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                                        PROPOSED
                                          PROPOSED      MAXIMUM
 TITLE OF EACH CLASS OF     AMOUNT        MAXIMUM      AGGREGATE    AMOUNT OF
    SECURITIES TO BE         TO BE     OFFERING PRICE   OFFERING   REGISTRATION
       REGISTERED        REGISTERED(1)  PER UNIT(2)     PRICE(2)       FEE
- -------------------------------------------------------------------------------
Common Stock...........                               $250,000,000   $86,207

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
(1) Includes up to    Shares which the Underwriters may require the Company to
    sell solely to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act of 1933, as amended.

  THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

PROSPECTUS (Subject to Completion)
Issued August 1, 1996

                                       Shares
                                  DePuy, Inc.
                                  COMMON STOCK

                                  ----------

OF THE      SHARES OF COMMON STOCK  BEING OFFERED HEREBY,      SHARES ARE BEING
OFFERED  INITIALLY IN  THE UNITED STATES  AND CANADA BY  THE U.S.  UNDERWRITERS
 AND    SHARES  ARE BEING OFFERED INITIALLY  OUTSIDE OF THE  UNITED STATES AND
 CANADA  BY THE INTERNATIONAL UNDERWRITERS.  SEE "UNDERWRITING." PRIOR TO  THE
  OFFERING, ALL OF THE ISSUED AND OUTSTANDING SHARES OF THE COMPANY'S COMMON STOCK WERE OWNED BY CORANGE LIMITED ("CORANGE") AND CERTAIN WHOLLY-OWNED
   SUBSIDIARIES OF  CORANGE (COLLECTIVELY,  THE "SELLING  STOCKHOLDERS"). OF
   THE    SHARES OF  COMMON STOCK BEING OFFERED BY THE U.S. UNDERWRITERS,
    SHARES ARE BEING  SOLD BY THE  COMPANY AND    SHARES ARE  BEING SOLD BY
    THE  SELLING  STOCKHOLDERS. OF  THE     SHARES  OF  COMMON STOCK  BEING
     OFFERED BY THE INTERNATIONAL  UNDERWRITERS,     SHARES ARE BEING SOLD
     BY  THE  COMPANY  AND      SHARES  ARE  BEING  SOLD  BY  THE  SELLING
      STOCKHOLDERS.  UPON   COMPLETION  OF  THE   OFFERING,  THE   SELLING
      STOCKHOLDERS  WILL OWN APPROXIMATELY   % OF  THE COMMON  STOCK. SEE
       "PRINCIPAL STOCKHOLDERS." THE COMPANY WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF SHARES BY THE SELLING STOCKHOLDERS.
        PRIOR TO THIS OFFERING, THERE HAS BEEN NO PUBLIC MARKET  FOR THE
        COMMON STOCK  OF THE COMPANY. IT  IS CURRENTLY ANTICIPATED THAT
         THE INITIAL  PUBLIC OFFERING PRICE  WILL BE  BETWEEN $     AND
         $    PER  SHARE. SEE  "UNDERWRITING" FOR A  DISCUSSION OF THE
          FACTORS  CONSIDERED  IN   DETERMINING  THE  INITIAL   PUBLIC
          OFFERING PRICE.

                                  ----------

APPLICATION  HAS BEEN  MADE FOR  QUOTATION OF  THE COMMON  STOCK ON THE  NASDAQ
 NATIONAL MARKET UNDER THE SYMBOL "DEPU".

                                  ----------

  SEE "RISK FACTORS" COMMENCING ON PAGE 9 HEREOF, FOR A DISCUSSION OF CERTAIN
          FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                  ----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ----------

                               PRICE $    A SHARE


                                  ----------

                                          UNDERWRITING              PROCEEDS TO
                                PRICE TO DISCOUNTS AND  PROCEEDS TO   SELLING
                                 PUBLIC  COMMISSIONS(1) COMPANY (2) STOCKHOLDERS
                                -------- -------------- ----------- ------------
Per Share......................  $           $            $            $
Total.......................... $           $            $            $

- -----
(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(2) Before deducting expenses payable by the Company estimated at $   .
(3) The Company and the Selling Stockholders have granted to the U.S. Underwriters an option, exercisable within 30 days of the date hereof, to
    purchase up to an aggregate of    and    additional Shares, respectively,
    at the Price to Public less Underwriting Discounts and Commissions for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the Total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling Stockholders will
    be $  , $  , $   and $  , respectively. See "Underwriting."

                                  ----------

  The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to the approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriters. It is expected that delivery of the Shares will be made on or about , 1996, at the offices of Morgan Stanley & Co. Incorporated, New York, N.Y., against payment therefor in immediately available funds.

                                  ----------

MORGAN STANLEY & CO.
         Incorporated
            BEAR, STEARNS & CO. INC.
                      COWEN & COMPANY
                             FURMAN SELZ

     , 1996
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)                        [Alternate Cover Page]
Issued August 1, 1996

                                       Shares
                                  DePuy, Inc.
                                  COMMON STOCK

                                  -----------

OF THE      SHARES OF COMMON STOCK  BEING OFFERED HEREBY,      SHARES ARE BEING
OFFERED INITIALLY OUTSIDE OF  THE UNITED STATES AND CANADA BY THE INTERNATIONAL
 UNDERWRITERS AND    SHARES  ARE BEING OFFERED INITIALLY IN  THE UNITED STATES
 AND  CANADA  BY  THE U.S.  UNDERWRITERS.  SEE "UNDERWRITING."  PRIOR  TO  THE
  OFFERING, ALL OF THE ISSUED AND OUTSTANDING SHARES OF THE COMPANY'S COMMON STOCK WERE OWNED BY CORANGE LIMITED ("CORANGE") AND CERTAIN WHOLLY-OWNED
   SUBSIDIARIES OF  CORANGE (COLLECTIVELY,  THE "SELLING  STOCKHOLDERS"). OF
   THE      SHARES  OF  COMMON  STOCK BEING  OFFERED  BY  THE  INTERNATIONAL
    UNDERWRITERS,    SHARES ARE BEING SOLD BY THE COMPANY AND    SHARES ARE
    BEING  SOLD BY  THE SELLING STOCKHOLDERS.  OF THE     SHARES OF  COMMON
     STOCK BEING  OFFERED BY THE  U.S. UNDERWRITERS,      SHARES ARE BEING
     SOLD  BY THE  COMPANY AND     SHARES  ARE BEING  SOLD BY THE  SELLING
      STOCKHOLDERS.  UPON   COMPLETION  OF  THE   OFFERING,  THE   SELLING
      STOCKHOLDERS  WILL OWN APPROXIMATELY   % OF  THE COMMON  STOCK. SEE
       "PRINCIPAL STOCKHOLDERS." THE COMPANY WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF SHARES BY THE SELLING STOCKHOLDERS.
        PRIOR TO THIS OFFERING, THERE HAS BEEN NO PUBLIC MARKET  FOR THE
        COMMON STOCK  OF THE COMPANY. IT  IS CURRENTLY ANTICIPATED THAT
         THE INITIAL  PUBLIC OFFERING PRICE  WILL BE  BETWEEN $     AND
         $    PER  SHARE. SEE  "UNDERWRITING" FOR A  DISCUSSION OF THE
          FACTORS  CONSIDERED  IN   DETERMINING  THE  INITIAL   PUBLIC
          OFFERING PRICE.

                                  -----------

           APPLICATION HAS BEEN MADE FOR QUOTATION OF THE COMMON STOCK ON
                      THE NASDAQ  NATIONAL MARKET UNDER THE SYMBOL
                                 "DEPU".

                                  -----------

  SEE "RISK FACTORS" COMMENCING ON PAGE 9 HEREOF, FOR A DISCUSSION OF CERTAIN
          FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                               PRICE $    A SHARE


                                  -----------

                                          UNDERWRITING              PROCEEDS TO
                                PRICE TO DISCOUNTS AND  PROCEEDS TO   SELLING
                                 PUBLIC  COMMISSIONS(1) COMPANY (2) STOCKHOLDERS
                                -------- -------------- ----------- ------------
Per Share......................  $           $            $            $
Total.......................... $           $            $            $

- -----
(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(2) Before deducting expenses payable by the Company estimated at $   .
(3) The Company and the Selling Stockholders have granted to the U.S. Underwriters an option, exercisable within 30 days of the date hereof, to
    purchase up to an aggregate of    and    additional Shares, respectively,
    at the Price to Public less Underwriting Discounts and Commissions for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the Total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling Stockholders will
    be $  , $  , $   and $  , respectively. See "Underwriting."

                                  -----------

  The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to the approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriters. It is expected that delivery of the Shares will be made on or about , 1996, at the offices of Morgan Stanley & Co. Incorporated, New York, N.Y., against payment therefor in immediately available funds.

                                  -----------

MORGAN STANLEY & CO.
          International
     BEAR, STEARNS INTERNATIONAL LIMITED
                    COWEN & COMPANY
                          FURMAN SELZ

     , 1996

  Graphics will be filed by amendment and will include, among other things, pictures of the Company's products in various settings and pictures of the Company's manufacturing facilities.

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

  NO ACTION HAS BEEN OR WILL BE TAKEN IN ANY JURISDICTION BY THE COMPANY OR ANY UNDERWRITER THAT WOULD PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY JURISDICTION WHERE ACTION FOR THAT PURPOSE IS REQUIRED, OTHER THAN IN THE UNITED STATES. PERSONS INTO WHOSE POSSESSION THIS PROSPECTUS COMES ARE REQUIRED BY THE COMPANY AND THE UNDERWRITERS TO INFORM THEMSELVES ABOUT, AND TO OBSERVE ANY RESTRICTIONS AS TO, THE OFFERING OF THE COMMON STOCK AND THE DISTRIBUTION OF THIS PROSPECTUS.

                               ----------------

  UNTIL    , 1996 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               ----------------

  This Prospectus includes forward-looking statements concerning the Company's operations, economic performance and financial condition. Such forward-looking statements involve risks and uncertainties and are subject to change based on various factors, including those under the caption "Risk Factors" in this Prospectus.

  Certain of the information contained in the "Prospectus Summary" and in "Business" concerning the size of the various product markets in which the Company participates and the Company's general expectations concerning the definition, size and development of such product markets, both domestically and internationally, are based on estimates prepared by the Company using data from various sources, which data the Company has no reason to believe are unreliable, and on assumptions made by the Company, based on such data and its knowledge of the orthopedic industry, which the Company believes to be reasonable. While the Company is not aware of any misstatements contained in these sections, the Company's estimates, in particular as they relate to the Company's general expectations concerning the product markets in which the Company participates, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption "Risk Factors" in this Prospectus.

                               ----------------

  DePuy(R), ACE(R), OrthoTech(R), LCS(R), AMK(R), AMC(R), Charnley(R), MOSS(TM), ENDURANCE(TM), CaptureWare(R), Profile(R) Check, Solution System(R), Duraloc(R), Elite(TM), Coordinate(TM), Global(TM), Dual-Lock(R) and ACE Fischer(R) are trademarks of the Company or its subsidiaries. Hylamer(R) is a registered trademark of DePuy Dupont Orthopedics. Kevlar(R) is a registered trademark of E. I. DuPont de Nemours and Company.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   5
Risk Factors.............................................................   9
Use of Proceeds..........................................................  14
Dividend Policy..........................................................  14
Dilution.................................................................  15
Capitalization...........................................................  16
Pre-Offering Reorganization..............................................  17
Selected Combined Financial Data.........................................  18
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  19
Business.................................................................  26
Management...............................................................  45
Certain Transactions.....................................................  55
Principal Stockholders...................................................  57
Description of Capital Stock.............................................  58
Shares Eligible for Future Sale .........................................  61
Certain U.S. Federal Income Tax Considerations...........................  62
Underwriting.............................................................  64
Legal Matters............................................................  67
Experts..................................................................  67
Additional Information...................................................  67
Index to Combined Financial Statements................................... F-1

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes that the Underwriters' over-allotment option is not exercised. Unless otherwise referred to herein or the context otherwise requires, references to the "Company" or "DePuy" shall mean DePuy, Inc. and its majority owned subsidiaries, after giving effect to the pre-offering reorganization described later in this Prospectus.

                                  THE COMPANY

  DePuy, Inc. is one of the world's leading designers, manufacturers and distributors of orthopedic devices and supplies. The Company's products are used primarily by orthopedic medical specialists and, in the case of the Company's spinal implants, neurosurgeons in both surgical and non-surgical therapy to treat patients with musculoskeletal conditions resulting from degenerative diseases, deformities, trauma and sports-related injuries. The Company's products cover a broad range of orthopedic needs and include primary and revision hip, primary and revision knee and shoulder implants to reconstruct damaged joints; spinal implants to facilitate fusion of elements of the spine and to correct deformities; trauma products to reconstruct small and large bone fractures; and implants, knee braces and other soft good supplies for the rehabilitation of sports-related injuries. Additionally, the Company markets complementary products for the operating room.

  The worldwide orthopedic product market is believed by the Company to have been approximately $7.0 billion in 1995 sales, with U.S. sales constituting approximately $3.9 billion of that total. The Company estimates that reconstructive products accounted for approximately $3.1 billion of the 1995 worldwide orthopedic market, with the U.S. and international markets split equally with approximately $1.5 billion each. The Company believes that it is one of the leading manufacturers of reconstructive products worldwide, having a worldwide market share of approximately 15% in 1995, and the second leading manufacturer in the U.S., having approximately a 17% market share in 1995. With respect to hip products, the Company believes that it is one of the three leading manufacturers worldwide and one of the two leaders in the U.S., having market shares of approximately 16% and 23%, respectively, in 1995. Within the knee market, the Company believes it is the fourth leading manufacturer worldwide and in the U.S., having market shares of approximately 13% and 12%, respectively, in 1995. The Company believes it is the leading manufacturer within the extremities market, with an approximate 26% market share worldwide and 29% market share in the U.S. in 1995. The spinal market, one of the fastest growing segments in musculoskeletal surgery, is believed by the Company to have been approximately $400 million in 1995 sales worldwide; the Company believes that it is the fourth leading manufacturer within this market.

  Geographical concentration of the global orthopedic market remains high. The United States represents 56% of the worldwide market, and five countries--the United States, the U.K., Germany, France and Japan--represent 80% of the worldwide market. The Company believes that these markets are fairly mature and that higher growth may be expected in emerging market countries, such as Korea and Taiwan. Within the mature markets, growth will largely be due to the increase in the number of people over age 65, an increasingly fitness-oriented population that has subjected its joints to greater wear, improvement in implant technology, the development of successful orthopedic procedures for more body parts such as the shoulder and spine, and increased use of implants in younger patients. In the emerging markets, an increasing number of countries now have both the ability to pay for orthopedic procedures and the demographics of increasingly aging populations.

  The Company believes that the dynamics of the orthopedic product market require companies to: (i) offer broad based product lines, (ii) offer technologically advanced devices, (iii) focus on the changes in the U.S. health care industry, including managed care, (iv) expand into additional and emerging geographical markets and (v) focus on developing new and innovative products and materials. The Company believes it is well positioned to meet these requirements.

  DePuy has established a leading market position through the continued introduction of high quality, clinically-proven products in major segments of the orthopedic industry. For example, DePuy's two leading total hip systems are the Charnley hip and the AML Total Hip System (the "AML Hip"). The Charnley hip is the number one selling cemented hip implant in the world in units. The AML Hip is the leading porous coated (non-cemented) hip system in the U.S. in units. DePuy has been a leader in innovation for the past century.

  Similarly, DePuy has been at the forefront of pursuing opportunities in a managed care environment. As the pressure within the health care industry to contain costs has increased, DePuy has actively pursued contracts with national and regional hospital buying groups as well as individual health care facilities, where the Company believes that the increase in unit volume produced by high levels of product sales to such groups and the opportunity for increased market share offset the financial impact of discounting products. In June 1995, the Company negotiated agreements with hospital groups such as Columbia/HCA and Voluntary Hospital Association ("VHA") that have resulted in substantial increases in unit volumes of implants and trauma products sold to such facilities. Additional contracts have been signed with Kaiser, AmeriNet, Magnet and Purchase Connection. The Company has also created and introduced the CaptureWare and Profile Check software packages to help surgeons and health care facilities document and collect reliable data on costs, outcomes and patient satisfaction. Finally, by demonstrating the superiority of its products through careful tracking, evaluation and promotion of clinical outcomes, the Company believes that it is well positioned for its customers to receive patient referrals from third-party payors and integrated health care delivery networks. A pioneer in outcomes research, the Company was the first to evaluate the success of its joint replacement products using survivor analysis and plans to continue vigorous outcome analysis for new products. The Company has compiled clinical results for the Charnley hip system and the AML Hip system for unmatched periods of 34 and 19 years, respectively. The Company has compiled long-term clinical results for the LCS Total Knee System (the "LCS Knee") for 19 years. The survivorship of these implants is, with respect to the Charnley hip 90% at 20 years, with respect to the AML Hip 99% at 10 years and with respect to the LCS Knee 97% at 7 years.

  The Company's 19.8% cumulative annual revenue growth over the past 10 years is attributable also to its successful integration of a series of strategic acquisitions and alliances. Geographically, the Company commenced the acquisition of international distribution channels in 1988 and now has Company-owned distribution subsidiaries in all major markets. International sales have increased to 45% of total sales in 1995, up from 11% in 1988. The Company's acquisitions and alliances have also focused on the entry into the high growth markets of spinal implants, trauma and sports medicine. In 1993, the Company entered the expanding market of spinal implants through a joint venture with Biedermann Motech GmbH of Germany. In 1994, the Company expanded its position in the trauma device market through the acquisition of Ace Medical Company ("DePuy ACE"), a leading manufacturer of titanium alloy trauma products and externally applied fixation devices for the treatment of fractures. Also, in 1994, DePuy International Limited ("DePuy International," formerly Charles F. Thackray Limited, acquired by the Company in 1990) acquired CMW Laboratories ("CMW"), the oldest orthopedic bone cement manufacturer in the world. In March 1996, the Company also expanded its position in the fast-growing sports medicine device market through its acquisition of Orthopedic Technologies, Inc. ("DePuy OrthoTech"), a manufacturer and distributor of external braces used in the prevention or rehabilitation of sports-induced injuries. Many of the Company's target markets remain fragmented, providing opportunities for continued consolidation. Technologically, the Company seeks to remain on the leading edge of innovation and has established significant programs in the area of bone and tissue regeneration and biomaterials.

  Founded in 1895 by Revra DePuy, DePuy is the world's oldest manufacturer of orthopedic devices and, at various points in its history, employed the founders of many of its present-day major competitors. DePuy was sold to a group of private investors in 1965, who in turn sold the Company to Bio-Dynamics, Inc. in 1968. In 1974, Boehringer Mannheim GmbH, a leading European pharmaceutical, chemical and diagnostic company, purchased Bio-Dynamics, Inc. and, with it, DePuy. In 1985, Corange Limited ("Corange") was formed as a holding company for the Boehringer Mannheim and DePuy businesses. The Company is currently wholly-owned by Corange and certain wholly-owned subsidiaries of Corange.

  The Company's principal executive offices are located at 700 Orthopaedic Drive, Warsaw, Indiana 46581-0988 and its telephone number is (219) 267-8143.

                                  THE OFFERING

Common Stock Offered(1)
 .......................
  International Offer-
   ing..................
  United States Offer-
   ing..................
    Total...............
Common Stock to be out-
 standing after the Of-
 fering(2)..............
Use of Proceeds.........  It is anticipated that the net proceeds to the Company from the Offering will be used for the expansion of the
                          Company's business through acquisitions, provided that
                          suitable acquisition opportunities can be identified
                          and such acquisitions can be consummated. The Company
                          will not receive any proceeds from the sale of Common
                          Stock by the Selling Stockholders. See "Use of
                          Proceeds."
Dividend Policy.........  The Company anticipates that it will pay dividends on a quarterly basis, provided that funds are legally
                          available therefor and subject to the discretion of the
                          Board of Directors. See "Dividend Policy."
Proposed Nasdaq National
 Market Symbol..........  "DEPU"

- --------
(1) Of the    Shares of Common Stock being offered in the United States
    Offering,    Shares are being sold by the Company and    Shares are being
    sold by the Selling Stockholders. Of the    Shares of Common Stock being
    offered in the International Offering,    Shares are being sold by the
    Company and    Shares are being sold by the Selling Stockholders.
(2) Does not includes shares of Common Stock issuable upon exercise of employee stock options. See "Management--Employee Plans."

                        SUMMARY COMBINED FINANCIAL DATA

                                                                     SIX MONTHS
                                                                       ENDED
                                  YEAR ENDED DECEMBER 31,             JUNE 30,
                            -------------------------------------- --------------
                             1991   1992      1993  1994(1)  1995   1995  1996(1)
                            ------ ------    ------ ------- ------ ------ -------
(IN MILLIONS, EXCEPT SHARE
DATA)
INCOME STATEMENT DATA:
  Net sales................ $339.9 $419.9    $466.7 $551.8  $636.6 $323.3 $349.0
  Gross profit.............  225.5  271.3     314.8  378.8   436.4  218.4  242.5
  Operating income.........   85.7  102.0     129.6  151.1   170.3   89.2   97.7
  Net income...............   46.2   54.1(2)   72.2   86.8    94.9   51.5   55.6
  Proforma net income per
   share...................
  Proforma weighted average
   number of shares
   outstanding.............

                                                AT DECEMBER 31,
                                                     1995       AT JUNE 30, 1996
                                                --------------- ----------------
BALANCE SHEET DATA
  Working capital..............................     $176.8           $195.4
  Total assets.................................      623.3            692.6
  Long-term liabilities........................       73.5             56.8
  Shareholder's equity.........................      378.1            461.1

- --------
(1) Financial results include the effects of acquisitions as outlined in Notes 1 and 14 of the Notes to Combined Financial Statements.
(2) Includes impact of charge of $3.8 for the adoption of Financial Accounting Standard No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions."

                                 RISK FACTORS

  Prospective purchasers of the Common Stock offered hereby should consider carefully the following factors in addition to the other information set forth in this Prospectus.

UNCERTAINTY RELATING TO THIRD-PARTY REIMBURSEMENT

  In the United States, health care providers, such as hospitals and clinics, who purchase the Company's products generally rely on third-party payors, principally Federal Medicare, State Medicaid and private health insurance plans, to reimburse all or part of the cost of the procedure in which the product is being used, including the cost of the Company's product utilized in such procedure. There can be no assurance that third-party reimbursement for the Company's products will continue to be available or at what rate such products will be reimbursed. Congress and certain state legislatures are considering reforms in the health care industry that may affect current reimbursement practices, including controls on health care spending through limitations on the growth of Medicare and Medicaid spending. The development of managed care programs in which the providers contract to provide comprehensive health care to a patient population at a fixed cost per person (referred to as capitation) has given rise to similar pressures on health care providers to lower costs.

  Outside the United States, the success of the Company's products is dependent, in part, upon the availability of reimbursement and health care payment systems. These reimbursement and health care payment systems vary significantly by country, and include both government sponsored health care and private insurance plans. Several governments (most notably Germany, France and Japan) have recently attempted to dramatically reshape reimbursement policies affecting medical devices.

  The ability of physicians, hospitals and other users of a company's products to obtain appropriate reimbursement from governmental and private third-party payors for procedures in which the company's products are used is critical to the success of all medical device companies around the world, including the Company. Failure by such users of the Company's products to obtain sufficient reimbursement from third-party payors for procedures in which the Company's products are used or adverse changes in governmental and private payors' policies toward reimbursement for such procedures could have a material adverse effect on the Company's business, financial condition and results of operations.

RESPONSES BY HEALTH CARE PROVIDERS TO PRICE PRESSURES; FORMATION OF BUYING
GROUPS

  Within the U.S., health care reform and the emergence of managed care are changing the dynamics of the orthopedic market, as the health care industry seeks ways to control rising health care costs. The main customers for orthopedic products are hospitals and clinics. In the past, the surgeon had the main decision-making power with respect to which orthopedic device to use. As a result of health care reform, the U.S. health care industry has seen a rapid expansion of managed care at the expense of traditional private insurance. The advent of managed care has resulted in greater attention to the tradeoff between patient need and product cost, so-called demand matching, where patients are evaluated as to age, need for mobility and other parameters and are then matched with an orthopedic product that is cost effective in light of such evaluation. One result of demand matching may be a shift toward less expensive products (such as cemented implants), and any such shift in product mix could have an impact on the Company's operating results with respect to hip and, to a lesser extent, knee replacement systems. A further result of managed care and the related pressure on costs has been the advent of hospital buying groups, national purchasing contracts and various bidding procedures imposed by hospitals or buying groups. Such buying groups often enter into extensive preferred supplier arrangements with one or more manufacturers of orthopedic or other medical products in return for price discounts. The extent to which buying groups are able to obtain compliance by their constituent organizations with such preferred supplier agreements varies considerably depending on the particular buying groups. The Company, in response to the phenomenon of new hospital buying groups, has recently entered into agreements with selected groups, such as Columbia/HCA and VHA, and believes that the high levels of product sales to such groups and the opportunity for increased market share can offset the financial impact of discounting products. There can be no assurance, however, that the Company will continue to be able to obtain preferred supplier commitments from major buying groups, in which case the Company could lose significant potential sales, to the extent such groups are able to command a high level of compliance by their constituent organizations. On the other hand, should the Company receive preferred supplier commitments from particular groups which do not deliver high levels of compliance, any increases in unit sales or in market share may be insufficient to offset the negative impact of lower per unit prices. See "Business--Industry Background" and "--Business Strategy."

COMPETITION

  The orthopedic device industry is highly competitive and is characterized by innovation, technological change and advancement. The Company currently competes with a number of companies, including some that are part of corporate groups that have significantly greater resources than the Company. There can be no assurance that the Company's competitors will not succeed in developing technologies and products that are more effective than the Company's or that would render the Company's technology or products obsolete or uncompetitive. Further, the Company's ongoing success requires the continued development and commercialization of new products and the enhancement of existing products. There can be no assurance that the Company will be able to continue to develop successful new products and enhance existing products, to obtain required regulatory approvals for such products, to merchandise such products in a commercially viable manner or to gain market acceptance for such products. See "Business--Competition."

PATENTS AND PROPRIETARY KNOW-HOW

  The Company holds U.S. and foreign patents covering certain of its systems, components and instrumentation, has patent applications pending with respect to certain implant components and certain surgical instrumentation and anticipates that it will apply for additional patents it deems appropriate. There can be no assurance as to the breadth or degree of protection which existing or future patents, if any, may afford, that any patent applications will result in issued patents, or that patents will not be circumvented or invalidated. In addition, the Company holds licenses from third parties to utilize certain patents, patents pending and technology utilized in the design of some of its devices. The loss of such licenses would prevent the Company from manufacturing and selling certain of its products, which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's success also depends on non-patented proprietary know-how, trade secrets, processes and other proprietary information. The Company employs various methods to protect its proprietary information, including confidentiality agreements and proprietary information agreements. However, such methods may not provide adequate protection, and there can be no assurance that such information will not become known to, or be independently developed by, competitors, or that the Company's proprietary rights in such knowledge will not be challenged. See "Business--Intellectual Property."

GROWTH BY ACQUISITION

  The Company's growth has been achieved, in part, by means of acquisitions. The Company from time to time evaluates and enters into negotiations with respect to potential acquisitions, and the Company intends to make additional acquisitions in the future. There can be no assurance that the Company will be able to locate suitable acquisition opportunities, that it will be able to obtain the necessary financing for any future acquisitions, that it will be able to effectively and profitably integrate into the Company any operations that are acquired in the future or that any future acquisitions will not have a material adverse effect on the Company's operating results or on the market price of the Company's Common Stock, particularly during the periods immediately following such acquisitions. In addition, to the extent that the Company is unable to locate suitable acquisition opportunities, future revenues will depend upon the Company's existing business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SIGNIFICANT INTERNATIONAL OPERATIONS

  Approximately 45% of the Company's sales in fiscal 1995 and approximately 47% of the Company's sales for the six months ended June 30, 1996 were derived from sales in foreign markets. The Company expects sales from international markets to represent an increasing portion of total sales. Certain risks are inherent in international operations, including exposure to currency fluctuations, political and economic conditions, unexpected changes in regulatory requirements, exposure to different legal standards, particularly with respect to intellectual property, future import and export restrictions, difficulties in staffing and managing operations, difficulties in collecting receivables and longer receivables payment cycles in certain countries and potentially adverse tax consequences. There can be no assurance that the above factors will not have material adverse effects on the Company. See "Business--Business Strategy", "--Products" and "--Marketing and Sales."

PRODUCT LIABILITY

  The development, manufacture and sale of medical devices and products entail significant risk of product liability claims or recalls. The Company's products are, in the substantial majority of cases, designed to be implanted in the human body for long periods of time. Design defects, manufacturing defects or inadequate disclosure of product-related risks, with respect to products sold by the Company could result in exacerbation of a patient's condition, further injury or even death of the patient. The occurrence of such an event could result in product liability claims and/or a recall of one or more of the Company's products. There can be no assurance that the Company's current product liability insurance will be adequate to protect the Company from any liabilities it might incur in connection with the development, manufacture and sale of its current and potential products, or that the Company will be able to obtain insurance on satisfactory terms or in adequate amounts. A successful claim or claims brought against the Company in excess of available insurance coverage could have a material adverse effect on the Company. Moreover, product liability claims or product recalls in the future could, regardless of their outcome, have a material adverse effect on the Company's reputation and on its ability to obtain and retain customers for its products. See "Business--Legal Proceedings."

PATENT LITIGATION

  The medical device industry has experienced extensive litigation regarding patents and other intellectual property rights. There can be no assurance that the Company or its products will not become subject to patent infringement claims or litigation or interference proceedings declared by the United States Patent and Trademark Office ("USPTO") to determine the priority of inventions. The defense and prosecution of intellectual property suits, USPTO interference proceedings and related legal and administrative proceedings are both costly and time-consuming. Litigation may also be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company or to determine the enforceability, scope and validity of the proprietary rights of others. Any litigation or interference proceedings will result in substantial expense to the Company and significant diversion of effort by the Company's technical and management personnel. An adverse determination in litigation or interference proceedings to which the Company may become a party could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from a third party for royalties that may be substantial or require the Company to cease using such technology. Any one of these could have a material adverse effect on the Company. Furthermore, there can be no assurance that necessary licenses would be available to the Company on satisfactory terms, if at all. Accordingly, adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing and selling certain of its products, which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Legal Proceedings."

UNCERTAINTY OF DOMESTIC AND FOREIGN REGULATORY APPROVALS

  The Company's products are subject to extensive regulation in the United States by the federal Food and Drug Administration (the "FDA") and, in some jurisdictions, by state authorities. In particular, in order for the Company to market its products for clinical use in the United States, the Company must obtain clearance from the FDA of a Section 510(k) Premarket Notification (a "510(k)") or approval of a more extensive submission known as a Premarket Approval ("PMA") application. With the exception of certain exempt devices, all new products of the Company intended for implantation will be subject to some form of FDA premarket clearance or approval. There can be no assurance that the FDA will act favorably or quickly in its review of the Company's 510(k) or PMA submissions, or that significant difficulties and costs will not be encountered by the Company in its efforts to obtain FDA clearance, all of which could delay or preclude the Company from selling certain new products in the United States. Furthermore, there can be no assurance that the FDA will not request additional data, require that the Company conduct additional tests or compile additional data in support of a 510(k) submission or, instead of accepting a 510(k) submission, require the Company to conduct a full clinical study to support a PMA application. Any of these would cause the Company to incur further cost and delay. There can be no assurance that the Company will be able to meet the requirements to obtain 510(k) clearance or PMA approval or that any necessary clearances or approvals will be granted by the FDA. In addition, there can be no assurance that the FDA will not place significant limitations upon the intended use of the Company's products as a condition to a 510(k) clearance or PMA approval. Product approvals by the FDA can also be withdrawn due to failure to comply with regulatory requirements or the occurrence of unforeseen problems following initial approval. Failure to receive, or delays in receipt of, FDA clearances or approvals, including the need to conduct clinical trials or compile additional data as a prerequisite to clearance or approval, or any FDA limitations on the intended use of the Company's products, or withdrawal of any approval of any of the Company's existing or future products, could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company is also subject to regulations in many of the foreign countries in which it sells its products in the areas of product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. In addition, the national health or social security organizations in certain countries require the Company's products to be qualified before they can be marketed in those countries. Failure to receive, or delays in the receipt of, relevant foreign qualifications could also have a material adverse effect on the Company's business, financial condition and results of operations.

  See "Business--Government Regulation."

DEPENDENCE UPON KEY PERSONNEL

  The Company's continued success depends, in part, upon key managerial, scientific and technical personnel, as well as the Company's ability to continue to attract and retain additional highly qualified personnel. The Company competes for such personnel with other companies, academic institutions, government entities and other organizations. There can be no assurance that the Company will be successful in retaining its current personnel or in hiring or retaining qualified personnel in the future. Loss of key personnel or the inability to hire or retain qualified personnel in the future could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management."

DEPENDENCE ON SURGEON CHAMPIONS AND SALES ASSOCIATES

  The Company's marketing success depends to a significant extent on the use by, and study of, certain of the Company's key products by surgeons with national and in many cases international reputations in a particular area of orthopedic surgery or neurosurgery. The failure of the Company's leading products to retain the support of such surgeons, or the failure of new products of the Company to secure and retain similar support from leading surgeons, could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's marketing success in the United States also depends largely upon marketing arrangements with independent sales associates, who are managed by a Company employee (a "Territory Sales Manager") or by an independent agent. The Company's success depends upon its sales associates' sales and service expertise and relationships with the customers in the marketplace. The failure by the Company to attract and retain skilled sales associates could also have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Marketing and Sales."

CONTROL BY AND RELATIONSHIP WITH CORANGE

  Upon completion of the Offering, Corange and the other Selling Stockholders, each of which is an indirect wholly-owned subsidiary of Corange, will own approximately % of the outstanding Common Stock of the Company (or % if the Underwriters' over-allotment option is exercised in full). As a result, Corange will have sufficient voting power to elect the entire Board of Directors of the Company, to control the direction and policies of the Company, including dividends, acquisitions, mergers and consolidations, and to prevent or cause a change in control of the Company. See "Principal Stockholders."

  Corange is party to a Note Purchase Deed dated December 22, 1993 (the "Debt Facility"). The Debt Facility, which is unsecured, requires Corange to retain direct or indirect ownership of at least 65% of the Company's voting stock. The Debt Facility contains covenants which limit aggregate borrowings by all entities within the Corange group, absent a consent from the lenders under the facility. All borrowings by Corange and its direct and indirect subsidiaries, including the Boehringer Mannheim companies and the DePuy companies, would be aggregated for purposes of determining whether such aggregate limit on borrowings has been exceeded. Should the Company require additional financing in the future, whether in connection with financing acquisitions, capital expenditures, working capital or otherwise, the Company's ability to borrow could be constrained, absent a consent by the lenders, by the covenants in the Debt Facility; in addition, should the Company wish to acquire any entity which has significant debt, the Company's ability to consummate such transaction could also be constrained, absent a consent by the lenders, by the covenants in the Debt Facility. The notes issued under the Debt Facility have varying maturity dates, ranging from the year 2003 to the year 2008. The covenants contained in the Debt Facility will continue to apply as long as any notes remain outstanding under the Debt Facility. See "Certain Transactions."

ABSENCE OF PRIOR PUBLIC TRADING MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to the Offering, there has been no public market for the Common Stock. Although application has been made for the quotation of the Common Stock on the Nasdaq National Market, there can be no assurance that an active trading market will develop or be sustained after the Offering, or that purchasers of Common Stock will be able to resell their Common Stock at prices equal to or greater than the initial public offering price. The initial public offering price will be determined by negotiations among the Company, the Selling Stockholders and the Underwriters and may not be indicative of the prices that may prevail in the public market. Furthermore, the market price of the Common Stock may be volatile. Factors such as announcements of fluctuations in the Company's or its competitors' operating results, changes in government regulations or health care policies and market conditions in general could have a significant impact on the future price of the Common Stock. In particular, with the current uncertainty about health care policy, reimbursement and coverage in the United States, there has recently been significant volatility in the market price and trading volume of securities of medical device and other health care companies unrelated to the performance of such companies. See "Underwriting."

DILUTION

  The offering price is substantially higher than the net tangible book value per share of Common Stock. Accordingly, investors participating in the Offering will incur immediate and substantial dilution in the amount of $
per share, assuming a public offering price of $   per share. See "Dilution."

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of substantial numbers of shares of Common Stock in the public market after this Offering could adversely affect the market price of the Common
Stock. Of the     shares of Common Stock outstanding upon completion of the
Offering, approximately     shares will be freely tradeable without
restriction under the Securities Act of 1933, as amended (the "Securities Act"), except for any such shares which may be acquired by an "affiliate" of
the Company. The remaining     issued and outstanding shares will be held by
the Selling Stockholders. The Company and the Selling Stockholders have agreed not to offer or sell any shares of Common Stock (other than, in the case of the Selling Stockholders, in connection with transfers to other direct or indirect subsidiaries of Corange) for a period of 180 days after the date of this Prospectus without the prior written consent of Morgan Stanley & Co. Incorporated. No prediction can be made as to the effect, if any, future sales of Common Stock, or the availability of such shares for future sale, will have on the market price of the

Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales may occur, could adversely affect the then prevailing market prices for the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. See "Shares Eligible for Future Sale."

CERTAIN ANTI-TAKEOVER EFFECTS OF CHARTER AND BY-LAW PROVISIONS

  Certain provisions of the Company's Certificate of Incorporation and by-laws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Certain of these provisions allow the Company to issue Preferred Stock without any vote or further action by the stockholders, limit the ability of stockholders to call a special meeting of stockholders, require advance notice for director nominations by stockholders and submission of other proposals for consideration at stockholder meetings and provide for a classified Board of Directors. Certain provisions of Delaware law, including
Section 203 of the Delaware General Corporation Law (the "DGCL"), could have similar effects. The possible issuance of Preferred Stock, the limits placed on the ability of stockholders to call a meeting at which directors could be replaced, the advance notice requirements for director nominations and stockholder proposals, the length of time required to replace sufficient members of a classified Board of Directors to take control of the Company and the provisions of Delaware law could have the effect of delaying, deferring or preventing a change in control of the Company, including without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of the Company's Common Stock. These provisions could inhibit certain investors from acquiring shares of the Company's Common Stock and could also limit the price that investors might be willing to pay for shares of the Company's Common Stock. See "Description of Capital Stock."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the shares of Common Stock
offered by the Company are estimated to be $   million (approximately $
million if the Underwriters exercise the over-allotment option in full)
assuming an initial public offering price of $   per share and after deducting
underwriting discounts and commissions and offering expenses payable by the Company. The Company continually evaluates potential acquisitions and anticipates that, provided suitable acquisition opportunities can be identified, the net proceeds to the Company from the Offering will be used primarily to finance the expansion of the Company's business through acquisitions. There are, however, no potential acquisitions that have proceeded beyond the state of initial evaluation by the Company, and there can be no assurance that the Company will be able to locate, negotiate and close any acquisition. Pending any use of the Company's proceeds from the Offering in connection with any acquisition, it is the Company's intention to invest the proceeds in short-term, investment grade obligations. The Company may, should the Board of Directors deem such use of some or all of the proceeds appropriate, apply the proceeds for the financing of joint ventures and strategic alliances, for general corporate purposes, including construction or improvement of facilities or the purchase of machinery or equipment, or for the funding of general working capital needs.

  The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders. See "Principal Stockholders."

                                DIVIDEND POLICY

  The Company anticipates that it will pay dividends on a quarterly basis, provided that funds are legally available therefor. Any declaration and payment of dividends will be subject to the discretion of the Board of Directors of the Company, based on the Board's determination of the financial condition, results of operations and cash requirements of the Company.

                                   DILUTION

  After giving effect to the Reorganization, the net tangible book value of
the Company at June 30, 1996 would have been approximately $   million, or $
per share. Net tangible book value per share represents the amount of the Company's net worth (net tangible assets less its total liabilities), divided by the number of shares of Common Stock outstanding. After giving effect to the Offering and the use of proceeds therefrom at an assumed initial public
offering price of $   per share, and after deducting estimated offering
expenses and underwriting discounts and commissions, the pro forma net tangible book value of the Common Stock as of June 30, 1996 would have been
approximately $   million, or $   per share of Common Stock. This represents
an immediate dilution of $   per share to new investors purchasing shares in
the Offering.

  The following table illustrates the per share dilution as of June 30, 1996:

   Assumed initial public offering price..................................
   Net tangible book value per share as of June 30, 1996..................
   Increase in net tangible book value per share attributable to new in-
    vestors...............................................................
   Pro forma net tangible book value per share after the Offering.........
   Dilution per share to new investors....................................

  The following table summarizes as of June 30, 1996, after giving effect to the Offering, the number of shares of Common Stock purchased from the Company, the total cash consideration paid therefor and the average price per share paid by the existing stockholders and by the new investors purchasing shares of Common Stock in the Offering, before deduction of the estimated underwriting discounts and commissions and offering expenses payable by the
Company (using an assumed initial public offering price of $   per share for
the new investors).

                         SHARES PURCHASED      TOTAL CONSIDERATION     AVERAGE PRICE
                         -------------------   ----------------------  -------------
                         NUMBER     PERCENT     AMOUNT      PERCENT      PER SHARE
                         --------   --------   ---------   ----------  -------------
Existing stockholders...                        $                           $
New investors...........
                          --------    --------  ---------    ---------      ---
Total...................                        $                           $
                          ========    ========  =========    =========      ===

  The above computations assume no exercise of outstanding options. At     ,
1996, the Company had options outstanding to purchase     shares of Common
Stock at a weighted average exercise price of $    per share. As of such date,
none of such options to purchase shares of Common Stock were exercisable. To the extent all outstanding options are exercised, there would be dilution of
$   per share to new investors.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company at June 30, 1996 on an actual and as adjusted combined basis to give effect to the sale of
the     shares of Common Stock offered hereby by the Company at an assumed
initial public offering price of $   per share, after deducting estimated
offering expenses and underwriting discounts and commissions, and the application of the net proceeds therefrom. See "Use of Proceeds." This information should be read in conjunction with the Combined Financial Statements and the Notes thereto appearing elsewhere in this Prospectus.

                                                              AT JUNE 30, 1996
                                                             ------------------
                                                             ACTUAL AS ADJUSTED
                                                             ------ -----------
                                                               (IN MILLIONS)
Notes payable and current maturities of long-term obliga-
 tions......................................................  $         $
                                                              ===       ===
Long-term obligations, net of current maturities (including
 capital lease obligations).................................  $         $
Stockholder's equity:
  Preferred stock, $1.00 par value; 10,000,000 shares
   authorized and none issued and outstanding as adjusted...
  Common stock $.01 par value; 130,000,000 shares
   authorized,     shares issued and outstanding;     shares
   issued and outstanding as adjusted.......................
Additional paid-in capital..................................
                                                              ---       ---
    Total shareholder's investment..........................
                                                              ---       ---
    Total capitalization....................................  $         $
                                                              ===       ===

                          PRE-OFFERING REORGANIZATION

  Founded in 1895, DePuy is the world's oldest manufacturer of orthopedic devices. DePuy was sold to a group of private investors in 1965 who in turn sold the company to Bio-Dynamics, Inc. in 1968. In 1974, Boehringer Mannheim GmbH, a leading European pharmaceutical, chemical and diagnostic company, purchased Bio-Dynamics, Inc. and, with it, DePuy. In 1985, Corange was formed in Bermuda as a holding company for the Boehringer Mannheim and DePuy businesses.

  A reorganization of the DePuy business prior to the Offering will involve the following steps:

  1. Various actions will be taken to consolidate the worldwide operations of DePuy under Corange U.S. Holdings Inc., an Indiana corporation ("CUSHI"), a direct subsidiary of Pharminvest S.A. ("Pharminvest") and an indirect wholly-owned subsidiary of Corange. Prior to the reorganization, only the U.S. companies within the DePuy group (including DePuy Orthopedics, Inc., DePuy ACE and DePuy OrthoTech), as well as Boehringer Mannheim Corporation ("BMC"), were direct or indirect subsidiaries of CUSHI. Pursuant to the consolidation of the worldwide operations of DePuy under CUSHI, DePuy International (DePuy's major manufacturing facility outside the U.S.) and DePuy's network of non-U.S. distribution subsidiaries (or, in certain cases, the assets of such subsidiary) will be transferred to CUSHI. Specifically, the consolidation involves:

    (i) The transfer to CUSHI by Corange International Holdings B.V., a Netherlands corporation ("CIHBV") and an indirect wholly-owned subsidiary of Corange, of its shareholding in certain offshore DePuy distribution subsidiaries (located in France, Germany, Italy, Switzerland, Austria, Spain, Sweden, Japan, Korea, Singapore, New Zealand, the Czech Republic and Hungary), in exchange for the issuance to CIHBV of common stock of CUSHI.

    (ii) The transfer to CUSHI by Corange of the 60.7% of the shares of Corange U.K. Holdings Limited ("Corange U.K.") not already held beneficially by a subsidiary of CUSHI; Corange U.K. owns 100% of the shares of DePuy International.

    (iii) The transfer to CUSHI by Corange International Limited ("CIL"), an indirect wholly-owned subsidiary of Corange, of its shareholding in certain offshore distribution subsidiaries (located in Taiwan and Argentina), in exchange for the issuance to CIL of common stock of CUSHI.

    (iv) The transfer by Farmaceuticas Lakeside SA de CV ("Lakeside"), the Mexican distribution subsidiary of Corange affiliated with the Boehringer Mannheim business of the Corange group, of such of its assets as are related to the DePuy business to a newly-created subsidiary of CUSHI.

  Following such transfers, the Company will be owned as of the time of the Offering by four stockholders: Corange and three indirect wholly-owned subsidiaries of Corange: CIL, CIHBV and Pharminvest.

  2. BMC, presently a wholly-owned subsidiary of CUSHI, will be transferred out of the CUSHI consolidated group by means of a transfer to Pharminvest by CUSHI of all of the outstanding shares of BMC in repayment of certain debt
owed by CUSHI to Pharminvest totalling       and in consideration of a cash
payment of approximately       (which payment constitutes the amount by which
the appraised fair market value of BMC exceeds the       of indebtedness
currently owed by CUSHI to Pharminvest). See "Certain Transactions."

  3. Immediately prior to the Offering, in order to reincorporate CUSHI in Delaware, CUSHI will be merged downstream into the Company, with the Company as the surviving company in such merger. The Company was organized in Delaware on July 26, 1996 as a wholly-owned subsidiary of CUSHI for purposes of becoming a holding company worldwide for the DePuy group after the Offering.

  The Company is in the process of negotiating a tax allocation and indemnity agreement with Corange and BMC which, among other things, will require Corange and BMC to indemnify the Company with respect to tax liabilities of the
Corange group for periods prior to      (except for tax liabilities of the
Company and other DePuy group entities), and with respect to tax liabilities arising as a result of the pre-offering reorganization of the DePuy group. Under this agreement, the Company generally will be responsible for taxes imposed on the Company and other DePuy group entities in cases where separate tax returns have been, or will be, filed and for the Company's allocable share of tax liabilities in cases where consolidated, combined or unitary tax returns have been, or will be, filed with the Corange group (except for tax liabilities arising as a result of the DePuy group pre-offering reorganization, which are subject to indemnification by Corange and BMC, as discussed above). The agreement would provide Corange and BMC with certain rights with respect to the filing of tax returns and the control of tax contests with respect to taxes for which Corange and BMC are obligated to indemnify the Company.

                       SELECTED COMBINED FINANCIAL DATA

  The following selected historical financial data as of and for the three years ended December 31, 1995 are derived from combined financial statements of the Company which have been audited by Price Waterhouse LLP, independent accountants. Combined balance sheets at December 31, 1994 and 1995 and the related combined statements of income and of cash flows for the three years ended December 31, 1995 and notes thereto appear elsewhere in the Prospectus. The selected combined financial data as of and for the years ended December 31, 1991 and 1992 are derived from unaudited financial statements prepared on the same basis as the audited financial statements. Financial data as of June 30, 1996 and for the six months ended June 30, 1995 and 1996 were prepared on the same basis as the audited financial statements, are unaudited and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. The results of operations for the six months ended June 30, 1996 are not necessarily indicative of the results to be expected for the entire year. The following table should be read in conjunction with the Company's Combined Financial Statements, the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations", which are included elsewhere herein.

                                                                         SIX MONTHS
                                        YEAR ENDED DECEMBER 31,        ENDED JUNE 30,
                                  ------------------------------------ --------------
                                   1991    1992   1993  1994(1)  1995   1995  1996(1)
                                  ------  ------ ------ ------- ------ ------ -------
(IN MILLIONS, EXCEPT OTHER DATA)
INCOME STATEMENT DATA:
Net sales....................     $339.9  $419.9 $466.7 $551.8  $636.6 $323.3 $349.0
Cost of sales................      114.4   148.6  151.9  173.0   200.2  104.9  106.5
                                  ------  ------ ------ ------  ------ ------ ------
  Gross profit...............      225.5   271.3  314.8  378.8   436.4  218.4  242.5
                                  ------  ------ ------ ------  ------ ------ ------
Selling, general & adminis-
 trative.....................      116.9   144.8  157.8  195.0   230.6  111.5  128.2
Research and development.....       12.6    13.8   17.4   18.6    21.3   10.5   10.0
Goodwill amortization........       10.3    10.7   10.0   14.1    14.2    7.2    6.6
                                  ------  ------ ------ ------  ------ ------ ------
  Operating income...........       85.7   102.0  129.6  151.1   170.3   89.2   97.7
                                  ------  ------ ------ ------  ------ ------ ------
Interest expense and other,
 net.........................        3.7     4.6    2.7    1.6     5.6    1.3    1.9
Provision for income taxes...       35.2    40.5   57.0   65.8    72.7   38.0   41.4
Equity in earnings (loss) of
 affiliate...................       (0.6)    1.0    2.3    3.1     2.9    1.6    1.2
Cumulative effect of account-
 ing change(2)...............        --      3.8    --     --      --     --     --
                                  ------  ------ ------ ------  ------ ------ ------
  Net income.................     $ 46.2  $ 54.1 $ 72.2 $ 86.8  $ 94.9 $ 51.5 $ 55.6
                                  ======  ====== ====== ======  ====== ====== ======
Proforma net income per
 share.......................                                   $             $
                                                                ======        ======
Proforma weighted average
 number of shares outstand-
 ing.........................
                                                                ======        ======

                                              AT DECEMBER 31,
                                       ----------------------------- AT JUNE 30,
                                       1991  1992  1993  1994  1995     1996
                                       ----- ----- ----- ----- ----- -----------
BALANCE SHEET DATA:
Working capital.......................  62.5  74.7  99.3 150.9 176.8    195.4
Total assets.......................... 360.4 356.7 386.0 567.5 623.3    692.6
Long-term liabilities.................   8.3  16.2  22.7  68.4  73.5     56.8
Shareholder's equity.................. 251.2 233.4 247.8 357.1 378.1    461.1
OTHER DATA:
  Full-time employee equivalents......             1,768 2,157 2,298    2,775

- --------
(1) Financial results include the effects of acquisitions as outlined in Notes 1 and 14 of the Notes to Combined Financial Statements.
(2) Charge for adopting Financial Accounting Standard No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions."

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

OVERVIEW

  The following discussion and analysis of the Company's results of operations and financial condition should be read in conjunction with the Combined Financial Statements of the Company and notes thereto contained elsewhere in this Prospectus.

  Prior to the Offering, the DePuy business was operated as the orthopedic division of Corange, and those entities within the Corange group which were engaged (or partly engaged) in the DePuy business were held by a number of different entities in the Corange group. As a result of a pre-offering reorganization, (i) the non-U.S. entities (or, in certain cases, the assets thereof) which were involved in the DePuy business are being transferred into the Company's U.S. consolidated group, (ii) BMC, the U.S. operating subsidiary of the Boehringer Mannheim companies (which are under common control with the DePuy companies), is being transferred outside the Company's U.S. consolidated group, and (iii) the Company is being reincorporated in Delaware. See "Pre-Offering Reorganization."

  Prior to the reorganization, the Company's cash flow in the U.S. was pooled with that of Corange's other U.S. operations. In addition, services such as tax, treasury and insurance were provided by Corange, and the Company was charged for such services on an allocated cost basis. Following the Offering, the Company will function on a stand-alone basis, but will continue to have certain ongoing relationships, on an arms-length basis, with Corange and the Boehringer Mannheim companies. See "Certain Transactions."

  During the past three years, the Company has invested heavily in restructuring and upgrading its sales infrastructure in the U.S. and abroad. See "Business--Marketing and Sales." This has resulted, in the short-term, in increases in selling, general and administrative expense, as a percentage of sales, despite the concurrent introduction of significant operating and administrative efficiencies. These increases reflect, among other things, (i) the cost of assuming the management and cost of operating certain territorial sales offices in the U.S., which cost had previously been borne by various independent sales agents; (ii) buy-out costs in connection with the termination of certain sales agents; (iii) salaries paid to new personnel, in advance of their establishment of a customer base; (iv) the cost of providing to hospitals and other health care providers, without charge, surgical instrumentation sets compatible with the Company's implants, whereas previously the cost of such instrumentation was borne in full or in part by the health care provider or by the Company's independent sales agents and sales associates; and (v) the costs of establishing additional local distribution subsidiaries abroad.

  The orthopedic industry is experiencing a period of significant transition as a result of health care reform. While cost containment issues have existed for several years outside of the United States, they are a relatively recent phenomena in the U.S. orthopedic market. Trends in the U.S. market, which have had an impact on the Company, include the increased movement toward the provision of health care through managed care, significant emphasis on cost control and related pressures.

  The advent of managed care in the orthopedics products industry has meant greater attention to tradeoffs of patient need and product cost, so-called demand matching, where patients are evaluated as to their age, need for mobility, and other parameters, and are then matched with a replacement product that is cost effective in light of such evaluation. This has led (particularly from mid-1995 onward) to an increase in unit sales of lower-priced, cemented products, sales of which constitute an increasing share of the Company's overall unit growth. Such shift in product mix has and is expected to continue to have an impact on the Company's sales with respect to hip replacement systems and, to a lesser extent, knee replacement systems.

  The main customers for orthopedic products are hospitals and clinics. Prior to the emergence of managed care and its focus on the control of rising health care costs, the surgeon had the main decision-making power with respect to which orthopedic device to use. As a result of health care reform, the U.S. health care industry has seen a rapid expansion of managed care at the expense of traditional private insurance, the advent of hospital buying groups, national purchasing contracts and various bidding procedures imposed by hospitals or buying groups. These buying groups often enter into extensive preferred supplier arrangements with one or more manufacturers of orthopedic or other medical products in return for price discounts. The Company, in responding to the phenomena of health care reform and the pressures of managed care, has entered into agreements with selected buying groups such as Columbia/HCA and VHA involving discounted pricing. The effect of this has been to reduce the per unit margins for products sold to such groups, which reduction is beginning to be offset by higher levels of product sales and increased market share.

  The Company's growth in recent years has been achieved, in part, by means of acquisitions. Principally through several acquisitions, the Company has substantially increased its revenue base, diversified its product offerings, increased its market share in reconstructive devices and expanded its geographical markets. In 1993, the Company entered into the spinal implant market through the formation of a joint venture with Biedermann Motech GmbH. In 1994, the Company expanded its position in the trauma device market through the acquisition of DePuy ACE. Also in 1994, DePuy International acquired CMW, a bone cement manufacturer. The 1996 acquisition of DePuy OrthoTech expanded the Company's position in the sports medicine device market. In addition to its expansion in product markets, the Company has also expanded its geographical markets. Beginning in 1988 and continuing in the present, the Company has implemented a plan to establish a separate, Company-owned distribution subsidiary in each major market or potential major market. Management is continuing to pursue its acquisition strategy and believes the opportunity to pursue acquisitions and strategic alliances will allow the Company to continue to expand its revenue base and further improve its market share and breadth of product offerings.

  For the full year 1995, 45% of the Company's sales were outside of the United States. To manage the foreign exchange risk associated with the operations outside of the United States, the Company's subsidiaries have, and will for the immediate future enter into, foreign currency exchange contracts with Corange to reduce exposure to exchange rate movements. Such contracts are negotiated on an annual calendar year basis in June of each year. Realized foreign currency gains and losses are recognized when incurred.

  The following table summarizes the selected financial information expressed as a percentage of net sales and the change from year to year.

                                PERCENTAGE OF NET SALES
                         ------------------------------------------
                                                       SIX MONTHS
                                                       ENDED JUNE
                          YEARS ENDED DECEMBER 31,         30,       1994   1995   JUNE 30, 1996
                         ----------------------------  ------------   VS.    VS.        VS.
                           1993      1994      1995    1995   1996   1993   1994   JUNE 30, 1995
                         --------  --------  --------  -----  -----  -----  -----  -------------
Net sales...............    100.0%    100.0%    100.0% 100.0% 100.0%  18.2%  15.4%       8.0%
Cost of goods sold......     32.6      31.3      31.4   32.4   30.5   13.8   15.7        1.6
                         --------  --------  --------  -----  -----
  Gross profit..........     67.4      68.7      68.6   67.6   69.5   20.4   15.2       11.0
                         --------  --------  --------  -----  -----
Selling, general &
 administrative
 expense................     33.8      35.4      36.2   34.5   36.7   23.6   18.2       15.0
Research and
 development............      3.7       3.4       3.4    3.3    2.9    7.3   14.6       (4.8)
Goodwill amortization...      2.1       2.5       2.2    2.2    1.9   40.2     .8       (8.4)
                         --------  --------  --------  -----  -----  -----  -----      -----
  Operating income......     27.8      27.4      26.8   27.6   28.0   16.6   12.7        9.5
                         --------  --------  --------  -----  -----  -----  -----      -----
Interest expense and
 other (net)............       .6        .3        .9     .5     .6  (42.1) 246.2       39.0
                         --------  --------  --------  -----  -----  -----  -----      -----
  Income before taxes
   and equity in
   earnings of
   uncombined
   affiliate............     27.2      27.1      25.9   27.1   27.4   17.8   10.2        9.0
                         --------  --------  --------  -----  -----  -----  -----      -----
  Income taxes..........     12.2      11.9      11.4   11.7   11.9   15.4   10.6        9.0
  Equity in earnings of
   uncombined
   affiliate............       .5        .5        .4     .5     .4   32.0   (6.9)     (22.5)
                         --------  --------  --------  -----  -----  -----  -----      -----
  Net Income............     15.5%     15.7%     14.9%  15.9%  15.9%  20.3%   9.3%       8.1%
                         ========  ========  ========  =====  =====  =====  =====      =====

  The following table summarizes the Company's operating results by quarter for 1994, 1995 and the first two quarters of 1996:

                          MARCH    JUNE   SEPT  DECEMBER MARCH   JUNE   SEPT  DECEMBER MARCH   JUNE
                          ------  ------ ------ -------- ------ ------ ------ -------- ------ ------
                           1994    1994   1994    1994    1995   1995   1995    1995    1996   1996
                          ------  ------ ------ -------- ------ ------ ------ -------- ------ ------
                                                        (IN MILLIONS)
Net sales...............  $129.9  $137.3 $136.0 $ 148.6  $161.1 $162.1 $148.4  $164.9  $173.1 $175.9
Cost of sales...........    43.9    43.8   44.5    40.7    52.6   52.2   46.9    48.4    53.4   53.1
Selling, general &
 administrative
 expenses...............    42.6    45.3   48.0    59.1    54.8   56.7   55.8    63.3    63.3   64.9
Research & development..     4.5     5.1    4.9     4.1     5.2    5.3    5.4     5.4     5.0    5.0
Goodwill amortization...     3.0     3.7    3.7     3.7     3.4    3.8    3.6     3.4     3.1    3.5
                          ------  ------ ------ -------  ------ ------ ------  ------  ------ ------
  Operating income......    35.9    39.4   34.9    41.0    45.1   44.1   36.7    44.4    48.3   49.4
                          ------  ------ ------ -------  ------ ------ ------  ------  ------ ------
Interest expense and
 other (net)............     (.3)     .5     .6      .2      .8     .5     .9     3.0     1.4     .6
Income tax provision....    15.6    16.8   16.4    17.0    18.8   19.2   14.9    19.8    19.8   21.5
Equity in earnings of
 affiliate..............      .8      .8     .6      .8      .8     .8     .6      .7      .7     .5
                          ------  ------ ------ -------  ------ ------ ------  ------  ------ ------
  Net income............  $ 20.8  $ 22.9 $ 18.5 $  24.6  $ 26.3 $ 25.2 $ 21.5  $ 21.9  $ 27.8 $ 27.8
                          ======  ====== ====== =======  ====== ====== ======  ======  ====== ======

RESULTS OF OPERATIONS

 Six Months Ended June 30, 1996 Compared to Six Months Ended June 30, 1995

  Net sales were $349.0 million for the six months ended June 30, 1996, representing an increase of $25.7 million, or 8%. Continued penetration of the spinal implant market caused total sales to increase by 2%. The acquisition of DePuy OrthoTech in March 1996 resulted in additional sales growth of 2%. The effects of foreign exchange rates in 1996 compared with 1995 resulted in an unfavorable impact on sales of 2%. The remaining 6% increase in sales related to market growth in international markets. The combined impact of the foregoing more than offset the negative impact of lower average prices.

  Increased volume of   % was the primary component of the worldwide sales
improvement. Net pricing changes were responsible for an increase of   %.

  Sales to unaffiliated customers within the United States rose $7.5 million, or approximately 4%. This growth was primarily attributable to the acquisition of DePuy OrthoTech in March 1996 and to increased sales of spinal and shoulder implants.

  International sales to unaffiliated customers rose $18.2 million, or 14%. This increase in sales was related to continued expansion in the European, Asia/Pacific and South American regions. Sales in these areas grew by 10%, 6% and 1%, respectively, during the six months ended June 30, 1996 (exclusive of the effects of foreign exchange). The negative effect of foreign exchange rates caused the increase in international sales to be 5% less than it otherwise would have been during such six-month period.

  The Company's gross profit for the six months ended June 30, 1996 was $242.5 million, or 69.5% of sales, as compared to 67.6% of sales for the prior six-month period. This margin improvement resulted from increased sales of spinal products, manufacturing efficiencies obtained through cost controls and higher unit sales, the combined impact of which more than offset the negative impact of lower average prices.

  Selling, general and administrative expense totaled $128.2 million for the first six months of 1996, as compared to 34.5% realized in the first half of the prior year. The primary reason for this increase as a percent of sales was the cost associated with converting 75% of the Company's U.S. distribution from independent sales agents to Company-managed territories under the responsibility of Territory Sales Managers. As part of this conversion, the Company incurred additional (in certain cases, one time) costs associated with: (i) buy-out costs in connection with the termination of certain sales agents; (ii) amortization of surgical instrumentation sets purchased from the independent sales agents; (iii) setting up new territory offices and (iv) recruitment of Territory Sales Managers. In addition to these costs, the Company continued to invest in the development of the U.S. sales infrastructure and in the expansion of its business in the spinal and international markets.

  Research and development expense decreased $.5 million during the first six months of 1995 as compared to the same period in 1996, primarily as a result of a modest decrease in such expenses and the timing of certain research expenditures.

  Goodwill amortization totaled $6.6 million for the first six months of the year, representing an 8.5% decrease compared to the prior year. This decrease primarily related to certain goodwill assets becoming fully amortized during the third quarter of 1995.

  The Company reported a 9% increase in operating income to $97.7 million for the six months ended June 30, 1996, or 28.0% of sales, as compared to $89.2 million for the same period in 1995, or 27.6% of sales. The increase was primarily attributable to improved gross margins, offset by additional expenses incurred in selling, general and administrative expense and by the negative impact of managed care constraints.

  Interest expense was $3.4 million, representing a $.8 million increase over the prior year. This higher expense primarily resulted from higher interest expense related to additional indebtedness of approximately $7.0 million incurred to fund the expansion of international operations in existing and new subsidiaries.

  The effective income tax rate was 43.0% in 1996 compared to 43.1% in 1995.

 Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  Net sales were $636.6 million for the year ended December 31, 1995, representing an increase of $84.8 million, or 15%, compared with the prior year. Continued penetration of the spinal implant market caused total sales to increase by 3%. The inclusion for a full year of sales by CMW (acquired in November 1994), and DePuy ACE (acquired in March 1994), resulted in additional sales of 3%. The remaining 9% increase in sales related to the effects of favorable exchange rates and market growth in both the international and U.S. markets. Increased volume of 11% was the primary component of the worldwide sales improvement. The effect thereon of net pricing changes was insignificant. The effects of a weaker dollar in 1995 compared with 1994 resulted in a favorable impact on sales of 4%.

  Sales to unaffiliated customers within the United States rose $18.4 million or 5%. This growth was primarily attributable to increased sales of knee and spinal implants and continued growth in the trauma market.

  International sales to unaffiliated customers rose $66.4 million or 34%. The CMW acquisition contributed 7% of this international growth and the positive effect of foreign currency rates contributed an additional 10% increase. Expansion in the European, Asia/Pacific and other regions, excluding the effects of foreign exchange, caused sales to grow by 8%, 7% and 4%, respectively, during 1995.

  The Company's gross profit for 1995 was $436.4 million, or 68.6% of sales, decreasing slightly compared to 68.7% of sales reported for the prior year. Manufacturing efficiency improvements offset the negative impact of lower average prices resulting from managed care contracts.

  Selling, general and administrative expense totaled $230.6 million for the year, or 36.2% of sales, as compared to 35.4% of sales in the prior year. This increase was primarily the result of higher selling expense incurred as efforts continued to strengthen the U.S. sales force infrastructure and investments were made to grow the spinal implant business and to expand international distribution. Increased investment in surgical instrumentation sets provided to customers also produced higher selling expense during the current year. See "Business--Marketing and Sales."

  Research and development expense increased 14.6% for the year, but remained constant at 3.4% of sales. The Company continues to make investments in technological advancements in order to remain competitive in the orthopedic market and to provide its customers with the latest technology available.

  Goodwill amortization totaled $14.2 million for the year, representing a 1% increase over the prior year. This increase related primarily to the goodwill recorded in conjunction with the acquisition of CMW in November 1994 and to the full year amortization of goodwill relating to the acquisition of DePuy ACE, in March 1994, partially offset by certain goodwill assets becoming fully amortized during the first half of 1995.

  Operating income for the year was $170.3 million, or 26.8% of sales, a 13% increase as compared to operating income of $151.1 million, or 27.4% of sales in the prior year. The decrease in operating income as a percentage of sales was primarily attributable to additional expenses incurred as the Company continued to invest in the strengthening of the U.S. sales infrastructure, the expansion of the international and spinal implant markets and the increased cost of providing surgical instrument sets. The negative impact of managed care cost constraints was also a contributing factor.

  Interest expense was $6.5 million, representing a $4.2 million increase over the prior year. This higher expense primarily resulted from interest related to additional indebtedness of approximately $35.0 million incurred to fund the CMW acquisition.

  The effective income tax rate remained essentially constant, at 44.1% in 1995 compared to 44.0% in 1994.

 Year Ended December 31, 1994 Compared to Year Ended December 31, 1993

  DePuy reported net sales of $551.8 million for the year ended December 31, 1994, representing an increase of $85.0 million or 18%. The Company acquired DePuy ACE in March 1994, resulting in a sales increase of $29.5 million representing 6% of the total sales increase. Sales of spinal implants increased $9.3 million in 1994, contributing 2% of the increased sales as compared to 1993, reflecting the growth in this market which DePuy entered in 1993. The remaining 10% growth in sales related to U.S. and international market growth and to a favorable impact from currency exchange rates.

  Increased volume of 12% was the primary component of the worldwide sales improvement. Net pricing changes were responsible for an increase of 5% and the effects of a weaker dollar in 1994 compared with 1993 resulted in a favorable impact on sales of 1%.

  Sales to unaffiliated customers within the United States rose $51.9 million or 17%. The majority of this increase was attributable to the DePuy ACE acquisition which contributed $29.5 million to the United States sales. Excluding DePuy ACE, sales rose by 7% as a result of increased market share in both the hip and knee implant markets with record sales of the LCS, AMK and Coordinate knee systems, and the Endurance and Stability hip systems.

  International sales to unaffiliated customers increased $33.2 million representing a 21% increase in sales as compared to 1993. The Asia/Pacific region contributed 8% of this growth, realizing a 32% increase in sales as compared to the prior year. The remaining 13% growth resulted primarily from increased sales in European countries associated with a gain in market share.

  The Company's gross profit for 1994 was $378.8 million, or 68.7% of sales as compared to 67.4% for the prior year. This improvement was due to favorable shifts in the sales mix of certain products and to manufacturing efficiencies obtained through cost controls and higher unit volume sales.

  Selling, general and administrative expense was $195.0 million for the year, or 35.4% of sales, as compared to 33.8% in the prior year. This increase was primarily the result of higher selling expenses incurred to strengthen the U.S. sales force infrastructure, investments made to grow the spinal implant business and to expand international distribution. Increased investment in surgical instrumentation sets provided to customers also produced higher selling expense during 1994. See "Business--Marketing and Sales." In addition, general and administrative expense increased slightly as a percentage of sales due to the acquisition of DePuy ACE, which had relatively higher general and administrative expense as a percentage of sales.

  Research and development expense increased 7.3% for the year, but decreased as a percentage of sales to 3.4% as compared to 3.7% for the prior year. This decrease reflected the effect of sales growing at a proportionately higher rate than research costs. The Company continues to make investments in technological advancements in order to remain competitive in the orthopedic market and to provide its customers with the latest technology available.

  Goodwill amortization amounted to $14.1 million for the year, representing a 40% increase over the prior year. Substantially all of this increase related to the goodwill recorded in connection with the acquisition of DePuy ACE in March 1994.

  The Company reported operating income of $151.1 million in 1994, or 27.4% of sales, as compared to $129.6 million in 1993, or 27.8% of sales. This slight decrease as a percentage of sales was primarily attributable to higher selling expenses related to continued investment in the growth of the business.

  The effective income tax rate decreased from 44.9% in 1993 to 44.0% in 1994, primarily due to increased nondeductible goodwill and other miscellaneous permanent differences.

LIQUIDITY AND CAPITAL RESOURCES

  Cash generated from operations is the principal source of funding available and provides adequate liquidity to meet the Company's operational needs. Cash and cash equivalents totaled $44.7 million at June 30, 1996, compared with $46.9 million at December 31, 1995.

  Working capital at June 30, 1996, was $195.4 million, representing an $18.6 million increase from December 31, 1995.

  Operating activities generated $64.5 million in cash during the first six months of 1996 as compared to $66.5 million of cash provided in the prior year. The $2.0 million decrease resulted primarily from a higher investment in inventories during the first six months of 1996 caused by changes in the Company's method of distribution and higher investments in surgical instrumentation sets offset by receipt of payment during the first six months of 1996 of an affiliate receivable outstanding at December 31, 1995.

  Cash flows used for investing activities totaled $65.0 million in the first six months of 1996 including $45.9 million paid in consideration for the acquisition of DePuy OrthoTech (net of cash received), capital expenditures of $13.1 million and $6.0 million of deferred payments made in 1996 related to the DePuy ACE and CMW acquisitions. In 1995, cash flows used for investing activities of $23.8 million included deferred payments on previous acquisitions of $17.5 million and $6.3 million for purchases of machinery and equipment. The increase in capital expenditures from six month period to six month period primarily was the result of items being deferred from the second half of 1995 to the first half of 1996.

  Cash flows used for financing activities were $.2 million in the first six months of 1996 and included $35.0 million of advances received from CUSHI, an affiliate, as part of the centralized cash management system described below, used for the DePuy OrthoTech acquisition offset by a net decrease in debt of $31.4 million and $3.8 million in dividends paid to another affiliate. During the first six months of 1995, cash flows used by financing activities totaled $39.3 million resulting from $29.1 million of advances to CUSHI and a $10.2 million decrease in debt.

  Prior to the Offering, the U.S. subsidiaries of DePuy participated in a centralized cash management system with CUSHI. Cash generated by the Company in the U.S. was advanced to CUSHI and classified as a reduction in shareholder's net investment on the balance sheet. As of June 30, 1995 and 1996, these advances totaled $202.9 million and $220.6 million, respectively. After the reorganization of the Company, the cash generated by the Company will be maintained in its own accounts and will be available for use by the Company. The Company has $60.5 million in principal amount in indebtedness to affiliates in the Corange group, which indebtedness will remain outstanding following the Offering, of which $29.3 million in principal amount of such indebtedness is due in 1996. See "Certain Transactions." $6.1 million is in the form of demand notes with no specified maturity dates. The Company does not believe it has any present need for additional financing to fund existing operations. If financing becomes necessary, the Company will pursue credit facilities from commercial sources.

  The Debt Facility limits aggregate borrowings by all entities of the Corange group, including the Boehringer Mannheim companies and the DePuy companies, and such covenants may limit the Company's ability to borrow money or to acquire any entity which has significant indebtedness, unless Corange is able to procure a waiver of such covenants from the lenders under the facility. See "Certain Transactions."

  The Company anticipates that it will pay dividends on a quarterly basis, provided that funds are legally available therefor and subject to the discretion of the Board of Directors. See "Dividend Policy." Capital expenditures are expected to be approximately $22 million in 1996, primarily consisting of purchases of machinery and equipment. In addition to these funding requirements, the Company expects to continue to evaluate potential acquisitions to expand its business.

  The Company believes that the funds received from this Offering, its anticipated cash flows from future operations, potential credit lines and its ability to issue more common stock will provide it with the capability to fund its capital and operating needs, pay anticipated dividends and execute its acquisition strategy.

REGULATORY AND LEGAL MATTERS

  DePuy is insured for product liability through Bellago Insurance Limited of Hamilton, Bermuda ("Bellago"), a wholly-owned subsidiary of Corange, for $2 million per occurrence, $5 million per group of related claims and $10 million in the aggregate. Claims in excess of these stated limits are insured with commercial carriers. See "Certain Transactions." On an annual basis, the Company attempts to obtain the optimal premium and the optimal coverage level. The Company has not experienced any difficulty to date in obtaining insurance coverage and does not anticipate any problems in the future.

  The Company is subject to a number of lawsuits and claims during the normal course of business. Management does not expect that resulting liabilities beyond provisions already recorded will have a material adverse effect on the Company's financial position, results of operations or cash flows. See "Business--Legal Proceedings."

  The Company is subject to the regulations of the Medical Device Amendments of 1976 to the Food, Drug and Cosmetic Act and additional regulations promulgated by the FDA. These regulations require adherence to certain safety standards and ensure the quality and effectiveness of the medical devices being manufactured. See "Business--Government Regulation."

                                   BUSINESS

THE COMPANY

  DePuy, Inc. is one of the world's leading designers, manufacturers and distributors of orthopedic devices and supplies. The Company's products are used primarily by orthopedic medical specialists and, in the case of the Company's spinal implants, neurosurgeons in both surgical and non-surgical therapy to treat patients with musculoskeletal conditions resulting from degenerative diseases, deformities, trauma and sports-related injuries. The Company's products cover a broad range of orthopedic needs and include primary and revision hip, primary and revision knee, shoulder, elbow, wrist and ankle implants to reconstruct damaged joints; spinal implants to facilitate fusion of elements of the spine and to correct deformities; trauma products to reconstruct small and large bone fractures; and, implants, instruments, knee braces and other soft good supplies for the rehabilitation of sports-related injuries. Additionally, the Company markets complementary products for the operating room.

  Founded in 1895 by Revra DePuy, DePuy is the world's oldest manufacturer of orthopedic devices and, at various points in its history, employed the founders of many of its present-day major competitors. DePuy was sold to a group of private investors in 1965, who in turn sold the Company to Bio-Dynamics, Inc. In 1974, Boehringer Mannheim GmbH, a leading European pharmaceutical, chemical and diagnostic company, purchased Bio-Dynamics and, with it, DePuy. In 1985, Corange was formed as a holding company for the Boehringer Mannheim and DePuy businesses. The Company is currently wholly-owned by Corange and certain wholly-owned subsidiaries of Corange.

INDUSTRY BACKGROUND

  The orthopedic industry consists of reconstructive implants for joint replacement, spinal implants, trauma products, arthroscopic and sports medicine and soft goods products, bone cement and related products and instruments.

  The worldwide orthopedic product market is believed by the Company to have been approximately $7.0 billion in 1995 sales with U.S. sales constituting approximately $3.9 billion of that total. The Company estimates that reconstructive products accounted for approximately $3.1 billion of the 1995 worldwide orthopedic market, with the U.S. and international markets split equally with approximately $1.5 billion each. The reconstructive products market may further be divided into hip devices (with 1995 worldwide sales of approximately $1.6 billion), knee devices (with 1995 worldwide sales of approximately $1.4 billion), and extremities devices for shoulders, wrists, elbows and ankles (with 1995 worldwide sales of approximately $80 million). The Company believes that it is one of the leading manufacturers of reconstructive products worldwide, having a worldwide market share of approximately 15% in 1995 and the second leading manufacturer in the U.S., having approximately a 17% market share in 1995. With respect to hip products, the Company believes that it is one of the three leading manufacturers worldwide and one of the two leaders in the U.S., having market shares of approximately 16% and 23%, respectively, in 1995. Within the knee market, the Company believes it is the fourth leading manufacturer worldwide and in the U.S., having market shares of approximately 13% and 12%, respectively, in 1995. The Company believes it is the leading manufacturer within the extremities market, with an approximate 26% market share worldwide and 29% market share in the U.S. in 1995. The spinal market, one of the fastest growing segments in musculoskeletal surgery, is believed by the Company to have been approximately $400 million in 1995 sales worldwide, with approximately $200 million of such sales in the U.S. The Company believes that, within this segment, it is the fourth leading manufacturer worldwide and in the U.S. The Company estimates that the remaining 1995 worldwide markets were as follows: approximately $980 million for trauma products used in the internal and external fixation of fractures and approximately $790 million in the arthroscopy, sports medicine and soft goods market.

  Geographical concentration of the global orthopedic market remains high. The United States represents 56% of the worldwide market, and five countries--the United States, the U.K., Germany, France and Japan--represent 80% of the worldwide market. The Company believes that these markets are fairly mature and that higher growth may be expected in emerging market countries. Within the mature markets, growth will largely be due to the increase in the number of people over age 65, an increasingly fitness-oriented population that has subjected its joints to greater wear, improvement in implant technology, the development of successful orthopedic procedures for more body parts such as the shoulder and spine, and increased use of implants in younger patients. The population over 65 years of age in these countries continues to grow, both in absolute terms and as a percentage of the population, and the continuing aging of the population increases the number of individuals whose joints will be subject to failure. Further, the so-called "baby-boomer" generation is approaching the age where arthritis and osteoporosis begin to require orthopedic products. By 2020, the U.S. Census Bureau predicts a 63% increase in the population over age 65, from 35 million to 53 million. The same trends exist in Japan, Germany and other highly developed countries. As this segment of the population continues to age, an increasing demand for orthopedic products is anticipated. Finally, some of the earlier generations of hip and knee implants have begun to reach the end of their useful lives, resulting in an increased demand for hip and knee revision surgeries. While an older population represents a strong long-term market potential for the Company, an increasingly health-conscious, athletic and physically active population will continue to build the market for sports medicine and arthroscopy products as well as joint replacement products.

  Significant growth opportunities in the reconstructive product market over the next decade should result from the emergence of strong economies in Asia, such as Korea and Taiwan. These countries now have both the ability to pay for advanced orthopedic procedures and increasingly aging populations. Joint replacement surgeries are relatively new in these countries, and penetration of these markets is comparatively lower than in the United States, Europe and Japan. In addition, emerging market countries, including countries in South America and Asia as well as countries in the former Eastern Bloc, are untapped markets with respect to orthopedic procedures.

  The main customers for orthopedic products are hospitals and clinics. Within the U.S., health care reform and the emergence of managed care are changing the dynamics of the health care industry. During the last few years, the major third-party payors of hospital services--Medicare, Medicaid and commercial health care insurers--have substantially revised their payment methodologies to contain rising health care costs. The resulting and anticipated changes in third-party reimbursement levels, and the overall escalating cost of medical products and services, have placed increasing pressure on health care providers (i.e., hospitals, clinics) to reduce the cost of such products and services.

  In response, health care providers have attempted to control costs by authorizing fewer elective surgical procedures, requiring the use of less expensive products and devices, instituting review committees to review buying decisions and pressuring product manufacturers to lower prices. Traditionally, the orthopedic surgeon had the main decision-making power with respect to which orthopedic devices and supplies to use. The advent of hospital buying groups, national purchasing contracts and various bidding procedures imposed by hospitals or buying groups to increase buying power and encourage lower prices have added to the number of people who make or influence the purchasing decision. These trends have expanded the traditional customer base in the orthopedic industry beyond the individual surgeon to include hospital administrators, material management personnel, purchasing agents and review committees. As hospitals and surgeons focus more on the economics of orthopedic procedures, manufacturers are facing new dynamics in their marketing practices, and in certain cases there has been a more conservative use of higher priced implants.

  The emergence of managed care is also increasing the importance of clinical and patient satisfaction data. In a managed care environment, physicians and hospitals rely more heavily for patient referrals on the relationships and contracts they have with local third party payors and integrated health care delivery networks. Payors and health care networks are demanding that surgeons and health care facilities prove their status as suppliers of quality health care. In order to prove their status, surgeons and health care facilities are increasingly seeking documented clinical outcomes results, such as time to failure/survival rates (the probability an implant is still functioning in patients for a given period), and patient satisfaction data and are electing to use products for which such data is available. Given the Company's high survival rates for key products, compiled for the longest time periods available in the orthopedic industry, and extensive experience in collecting clinical data, the Company believes it is well positioned for this environment. See "--Business Strategy."

  The Company believes that the dynamics of the orthopedic product market require companies to: (i) offer broad based product lines, (ii) offer technologically advanced devices, (iii) focus on the changes in the U.S. health care industry, including managed care, (iv) expand into additional and emerging geographical markets and (v) focus on developing new and innovative products and materials. The Company believes it is well positioned to meet these requirements.

BUSINESS STRATEGY

  The Company believes a number of significant competitive advantages have allowed it to establish a leading market position including:

    (i) high quality, clinically-proven products in the major segments of the reconstructive product market;

    (ii) product lines with cutting edge technology in the major growth segments of the orthopedics industry;

    (iii) a history of successful product innovation and enhancement;

    (iv) access to future technologies through joint venture relationships and cooperative research projects with third parties;

    (v) an early focus on the changing dynamics of the industry in the managed care environment;

    (vi) global marketing and distribution networks;

    (vii) cost-effective manufacturing;

    (viii) a seasoned management team with broad experience in the orthopedic industry; and

    (ix) proven success in making and integrating acquisitions.

  The Company's strategy is to leverage these competitive strengths with new products and acquisitions and to further expand into growing orthopedic markets. The principal elements of this strategy are outlined below.

  Continue to increase market position and leverage across segments: DePuy's core products are, and have traditionally been, reconstructive implant devices for hips and knees. The Company believes it is one of the leading manufacturers of reconstructive products worldwide with 1995 sales of $450.1 million and a worldwide market share of approximately 15%. In the U.S., the Company believes it is the second leading manufacturer with a market share of approximately 17% in 1995. The Company achieved this market penetration and seeks to continue to gain market share through its reputation and history of over one hundred years of advanced research and development, product innovation and quality products with proven clinical results. Currently, these products are marketed primarily to orthopedic medical specialists through a network of approximately 500 independent, commissioned sales associates in the U.S. and 18 non-U.S. distribution subsidiaries internationally.

  Having established itself as one of the market leaders in reconstructive implant devices throughout the world, the Company has adopted a strategy to expand its product line to cover the full range of orthopedic products through internal development, alliances and acquisitions that are compatible with its core implant business. Since 1993, the Company has completed four joint-venture or acquisition transactions, expanding into the spinal implant, trauma device, bone cement and sports-medicine device markets. As with reconstructive implant devices, these products are marketed primarily to orthopedic medical specialists, allowing the Company to leverage its historic success into other and, in certain cases faster growing, segments of the orthopedic products market.

  Increase presence in international markets: As part of its business strategy, the Company intends to increase its position in target geographical markets, including emerging markets. Recognizing that much of the future growth in its core orthopedic implant industry would come from international markets, the Company began focusing in the late 1980s on increasing its sales outside the United States by acquiring distribution channels outside the U.S. International sales have increased to 45% of total sales in 1995, up from 31% in 1991 and 11% in 1988. In 1990, DePuy acquired Charles F. Thackray Limited ("Thackray") based in England thereby acquiring not only the Charnley hip system, the industry standard for cemented hip implant systems, but also critical additional penetration of the European market. Beginning in 1988 with the acquisition of the former Chevalier A.G. (renamed De Puy A.G.), located in Switzerland, and continuing to the present time, the Company has implemented a plan to establish a separate, Company-owned distribution subsidiary in each major market or potential major market. Currently, the Company has distribution subsidiaries in England, Canada, Germany, France, Italy, Switzerland, Austria, Spain, Sweden, Japan, Korea, Singapore, Mexico, Taiwan, Hungary, the Czech Republic, Australia, New Zealand and Argentina and is forming a subsidiary in India. In addition, the Company is increasing its investment in emerging markets, including pursuing a joint venture in China. See "--Marketing and Sales."

  Increase presence in growth segments: In addition to its geographical expansion, the Company plans to continue its expansion into markets complementary to its core reconstructive products. The Company's acquisitions and alliances have focused not only on geographic expansion, but also on the entry into high growth markets such as spine, trauma and sports medicine. In 1993, the Company entered the expanding market of spinal implants through the formation of DePuy Motech, Inc. ("DePuy Motech"), a joint venture with Biedermann Motech GmbH of Germany, which is 80% owned by the Company. By 1995, this effort resulted in the Company becoming the fourth largest participant in the worldwide spinal implant market, with sales of $30.6 million. In 1994, the Company expanded its position in the trauma device market though the acquisition of DePuy ACE, a leading manufacturer of titanium alloy trauma products and externally applied fixation devices used for the treatment of fractures. Sales by DePuy ACE in 1995 were $49 million worldwide. Also, in 1994, DePuy International (formerly Thackray, acquired by the Company in 1990) acquired CMW, the oldest orthopedic bone cement manufacturer in the world. In April 1996, the Company also expanded its position in the fast-growing sports medicine device market through its acquisition of DePuy OrthoTech, a manufacturer and distributor of external braces used in the prevention or rehabilitation of sports induced knee injuries. Many of the Company's target markets remain fragmented, providing opportunities for continued consolidation.

  Develop orthobiological and enhanced materials technologies: While striving to improve, enhance and expand the market of its present product lines, the Company is also looking toward the next generation of products by following a multi-pronged strategy of strategic alliances, licensing of technology and in-house research. The Company believes the next generation of orthopedic products will be based on orthobiologics, which encompass tissue engineering and/or regeneration, growth factors and proteins, cell technology and gene therapy. In February 1992, the Company entered into an exclusive license agreement with Genentech, Inc. that gives the Company the right to use Transforming Growth Factor Beta One ("TGFB-1"), a bioactive protein which stimulates cell growth, in orthopedic applications. TGFB-1 has been shown to aid in bone regeneration and bone remodeling and to inhibit bone resorption. The Company is studying applications in bone regeneration and uses in cartilage repair and/or regeneration. Preclinical studies of the efficacy and safety of TGFB-1 are being conducted. In March 1992, the Company entered into an exclusive license agreement with Purdue University to develop a tissue engineering concept using Small Intestine Submucosa ("SIS"), a collagen-based naturally occurring biomaterial, for musculoskeletal applications. SIS facilitates the regeneration, repair and regrowth of the patient's own tissues. The Company is investigating SIS for ligament, tendon, bone, cartilage, meniscus and rotator cuff applications. The Company anticipates applying for an Investigational Device Exemption ("IDE") for SIS studies during the fourth quarter of 1996. In addition, the Company conducts advanced material research with E.I. DuPont de Nemours and Company ("DuPont"). This collaboration has already produced advanced polymers used as bearing surfaces in some of the Company's implants.

  Pursue opportunities in the managed care environment: The transition in the U.S. toward managed care has created increased pressure on the health care industry to contain costs while providing quality health care. The Company plans to aggressively address managed care and believes it is well positioned to do so.

  The Company has actively pursued contracts with national and regional hospital buying groups as well as individual health care facilities, where the Company believes that the increase in unit volume produced by high levels of product sales to such groups and the opportunity for increased market share offset the financial impact of discounting products. In June 1995, the Company negotiated agreements with hospital groups such as

Columbia/HCA and VHA that have resulted in substantial increases in unit volumes of implants and trauma products sold to such facilities. Such agreements condition the full benefit of the discounts on the level of compliance with the purchasing contract each group produces from its constituent hospitals. Following a similar strategy of "performance-based contracting," the Company has recently signed or renegotiated contracts with Kaiser and the AmeriNet, Magnet and Purchase Connection groups.

  The Company has also created and introduced the CaptureWare and Profile Check software packages to help surgeons and health care facilities document and collect reliable data on costs, outcomes and patient satisfaction. The CaptureWare program is the most comprehensive outcomes management tool on the market for collecting orthopedic outcomes data. The Profile Check program assists the physician or health care facility in standardizing the implant selection process by matching the appropriate DePuy implant technology to an individual patient's physiological demand level ("demand matching").

  Demonstrate superiority of products through careful tracking, evaluation and promotion of clinical outcomes: By demonstrating the superiority of its products through careful tracking, evaluation and promotion of clinical outcomes, the Company believes that it is well positioned in an environment in which its customers often seek patient referrals from third-party payors and integrated health care delivery systems. A pioneer in outcomes research, the Company was the first to evaluate the success of its joint replacement products using survivorship analysis and plans to continue vigorous outcomes analysis for new products. The Company has compiled clinical results for the Charnley hip system and the AML hip system for unmatched periods of 34 and 19 years, respectively. The Company has compiled long-term clinical results for the LCS Knee for 19 years. The survivorship of these implants is, with respect to the Charnley hip 90% at 20 years, with respect to the AML Hip 99% at 10 years and with respect to the LCS Knee 97% at 7 years.

  Reduce costs through manufacturing efficiencies: As part of its business strategy, the Company has inventory management and control systems as well as certain manufacturing procedures to reduce costs and improve efficiencies. The Company is incorporating manufacturing efficiencies into the design of instruments and is redesigning certain instruments to reduce manufacturing costs. Due in large measure to these process improvements, manufacturing lead times have been considerably reduced, from 25 days in 1994 to 7.2 days in 1996 in the U.S., and from 30 days in 1994 to 15 days in 1996 at DePuy International in the United Kingdom. The Company also employs robotics as another means to increase the efficiency of its manufacturing processes.

PRODUCTS

  The Company's core products are, and have traditionally been, reconstructive implant devices for hips and knees. Having established itself as a market leader in the United States in hip and knee replacements, the Company began, in the late 1980s, to expand its product line to cover the full range of orthopedic products through strategic acquisitions and alliances. The following chart traces the expansion of the Company's product lines during the last five years. In the chart, reconstructive products include implants for hips, knees and extremities. See "--Business Strategy."

                YEARS ENDED DECEMBER 31, (DOLLARS IN MILLIONS)

                                                                                                      SIX MONTHS
                                                                                                        ENDED
                              1991           1992           1993           1994           1995      JUNE 30, 1996
                         -------------- -------------- -------------- -------------- -------------- --------------
                                PERCENT        PERCENT        PERCENT        PERCENT        PERCENT        PERCENT
                          NET     OF     NET     OF     NET     OF     NET     OF     NET     OF     NET     OF
                         AMOUNT  TOTAL  AMOUNT  TOTAL  AMOUNT  TOTAL  AMOUNT  TOTAL  AMOUNT  TOTAL  AMOUNT  TOTAL
                         ------ ------- ------ ------- ------ ------- ------ ------- ------ ------- ------ -------
Reconstructive Prod-
 ucts..................  $251.8    74%  $317.2    76%  $363.2    78%  $405.9    73%  $450.6    71%  $242.2    69%
Spinal Implants........     --    --       --    --       3.2     1     12.5     2     30.6     5     19.5     6
Trauma Products........     8.4     2      9.2     2      8.5     2     38.5     7     49.4     8     26.6     8
Sports Medicine(1).....     --    --       --    --       --    --      10.6     2     13.4     2     13.8     4
Other Products.........    79.7    23     93.5    22     91.8    20     84.3    15     92.6    15     46.9    13
                         ------   ---   ------   ---   ------   ---   ------   ---   ------   ---   ------   ---
 Total.................  $339.9   100%  $419.9   100%  $466.7   100%  $551.8   100%  $636.6   100%  $349.0   100%
                         ======   ===   ======   ===   ======   ===   ======   ===   ======   ===   ======   ===

- --------
(1)Prior to 1994, sales of sports medicine products were included in other products.

  At the same time, recognizing that much of the future growth in its core implant industry would come from international markets, the Company also began focusing in the late 1980s on increasing its sales outside the United States by acquiring distribution channels in countries outside the U.S. See "-- Business Strategy" and "--Marketing and Sales." From 1991 to 1995, non-U.S. revenue increased from 31% to 45% of total revenues. The following table sets forth the geographical sources of the Company's revenues for the past five years, based on the sources of revenues during each such year.

                YEARS ENDED DECEMBER 31, (DOLLARS IN MILLIONS)

                                                                                                       SIX MONTHS
                                                                                                         ENDED
                               1991           1992           1993           1994           1995      JUNE 30, 1996
                          -------------- -------------- -------------- -------------- -------------- --------------
                                 PERCENT        PERCENT        PERCENT        PERCENT        PERCENT        PERCENT
                           NET     OF     NET     OF     NET     OF     NET     OF     NET     OF     NET     OF
                          AMOUNT  TOTAL  AMOUNT  TOTAL  AMOUNT  TOTAL  AMOUNT  TOTAL  AMOUNT  TOTAL  AMOUNT  TOTAL
                          ------ ------- ------ ------- ------ ------- ------ ------- ------ ------- ------ -------
United States...........  $226.3    66%  $266.3    64%  $296.7    64%  $333.3    61%  $349.9    55%  $186.2    53%
Europe..................    84.9    25    106.6    25    112.6    24    132.8    24    172.2    27     99.8    29
Asia/Pacific............    18.6     6     35.1     8     42.9     9     68.3    12     90.6    14     50.5    14
Other...................    10.1     3     11.9     3     14.5     3     17.4     3     23.9     4     12.5     4
                          ------   ---   ------   ---   ------   ---   ------   ---   ------   ---   ------   ---
 Total..................  $339.9   100%  $419.9   100%  $466.7   100%  $551.8   100%  $636.6   100%  $181.0   100%
                          ======   ===   ======   ===   ======   ===   ======   ===   ======   ===   ======   ===

 PRODUCTS AND MATERIALS INNOVATION

  The industry has evolved by the successive development of a series of solutions to the problems of joint deterioration. DePuy has been at the forefront of innovation for the past century, and is known for its "firsts" in the design of certain key orthopedic products and the development of various new and better materials. The Company strives to be the first to identify a problem, to seize an opportunity and to design and market an innovative solution.

  . First low friction total hip arthroplasty; first cementless total hip technology: In 1962, to provide a solution to the problem of arthritic pain and loss of joint mobility, Sir John Charnley developed the first low friction total hip implant. His development, the Charnley system, now manufactured and sold by the Company, was also the first total hip system to use acrylic cement fortification. In the late 1970s, the Company began to evaluate alternative methods of fixation, suspecting cement breakdown and loosening might be causing premature failure in total hip arthroplasty. In 1977, the Company was the first orthopedic device manufacturer to introduce a system of cementless fixation, Porocoat Porous Coating, with the Company's AML (Anatomic Medullary Locking) Hip. "Porocoat" is the Company's trademark for its patented porous implant coating, which is designed to encourage tissue to grow into an implant, thus eliminating the need for cement. In 1983, the AML Hip became the first implant to be cleared by the FDA for use without cement (i.e., for biological fixation). In 1990, the Company introduced the Solution System for revision hip surgery which was the first extensively coated revision system on the market. The Porocoat coating provides additional stability to the surgical environment that is inherently delicate since revision surgery is only done when a prior implant must be replaced.

  . First to offer a mobile-bearing knee system: In 1980, the Company began clinical trials of the LCS (Low Contact Stress) Knee, incorporating mobile-bearings into the design to align the implant and to more closely simulate the anatomic movement of a natural knee. In 1985, the LCS Knee became the first mobile-bearing total knee replacement prosthesis to be approved for marketing by the FDA, and continues to be the only mobile-bearing knee commercially available for use in the U.S.

  . First to develop a new generation of acetabular cups: In 1990, the Company began an extensive research and design program to identify the factors that could contribute to early failures of the acetabular components, which replace the socket of the hip joint, including inadequacies of the locking mechanism, insufficient polyethylene thickness and design shortcomings in the modular polyethylene liners which, in combination, allowed the cup to migrate after being implanted. From its findings, the Company was the first to design a second generation of acetabular cup technology, the patented Duraloc Acetabular Cup System, which featured an advanced sensor locking ring, a thicker layer of polyethylene throughout the liner and a total surface-to-surface contact of the shell and liner construct. This combination provides for the necessary structural support while still allowing surgical flexibility, component selection and positioning to match anatomic constraints.

 RECONSTRUCTIVE IMPLANTS

  Until the early 1960s the orthopedic industry was primarily involved with the manufacture and sale of products which were intended for treatment of injuries, most often traumatic injuries. As a result of developments which began in the late 1950s and the early 1960s, products and procedures were developed for the treatment of joint disease, such as arthritis, as well. Total joint replacement surgery replaces worn joints with components made of stainless steel, titanium alloy or cobalt chromium alloy, depending on the design, and ultra-high molecular weight polyethylene, a medical grade plastic. The first widely used products were various forms of hip replacements, some of which, especially in the early years, involved the replacement of the femoral side only, but as the years progressed total joint replacement became the norm. Development of total knee systems followed the development of total hip replacements.

  The worldwide market for reconstructive implant devices in 1995 was approximately $3.1 billion in sales. Of these sales, approximately 50% were in the U.S. and 50% were in the rest of the world. Reconstructive products may be further broken down by category into cemented products, cementless products and revision products. Cemented products are secured to the bone with a grout made of polymethylmethacrylate ("cement" or "bone cement"), whereas cementless products are "biologically fixed," which means the surrounding tissue grows into the implant's porous, beaded coating, or macro texture features, securing it without the use of cement. When a primary implant wears out or becomes loose after years of use, revision surgery is performed.

  The Company designs, manufactures and markets a full line of joint reconstruction implants for the hip, knee, shoulder, elbow, wrist and ankle.

  Hip Systems. The Company believes the market for hip implant products in 1995 was approximately $1.6 billion in sales worldwide and $670 million in sales in the U.S. The Company believes it is one of the three leading manufacturers of hip implant products worldwide, having sales in 1995 of $268 million, or approximately 16% of the worldwide market, and is one of the two leaders in the United States, with U.S. sales in 1995 of $152 million, or approximately 23% of the market.

  In hip arthroplasty, the "ball and socket" of the hip joint are replaced with several components, depending on the product design. The stem, made of stainless steel, titanium alloy or cobalt chromium alloy, supports the head, which is comprised of a "ball and neck." The acetabular component, which usually consists of a polyethylene liner and metal cup or an all polyethylene cup, replaces the socket. DePuy offers a full line of hip implants to meet patient needs and surgeon preferences. Its two leading total hip systems are the Charnley hip system and the AML Hip. The Charnley hip is the number one selling cemented hip implant in the world in terms of unit volume. The AML Hip, the Solution System and the Duraloc acetabular cup system are, respectively, the leading porous coated hip system, the leading revision hip system and the leading acetabular cup in the U.S. in terms of unit volume.

  AML Total Hip System. The AML Total Hip System is a cementless system that uses a proprietary porous implant coating to secure the implant in place through biological fixation. Considered the Company's flagship product, the AML Hip was the first implant to be cleared by the FDA for use without cement and has the longest clinical history of any cementless hip implant on the market today, with a 99% survivorship at 10 years. The AML Hip family of products is the most widely used family of cementless implants in the U.S.

  Charnley Hip System. Unlike the U.S., in the U.K. and much of Europe cemented hip systems, which are less expensive, continue to be preferred. The Charnley hip is a specialized stainless steel alloy cemented hip implant. It was the world's first low friction total hip implant and has the longest clinical history of any implant on the market. The Charnley hip has a 90% or better survivorship at 20 years. The Charnley is the number one selling cemented implant in the world in terms of unit volume. The new generation of the Charnley family, the Elite Plus Total Hip, was introduced in 1995, and can utilize a zirconian femoral ball bearing surface designed to further minimize wear of the surface and prolong the life of the arthroplasty. In the U.S., the ENDURANCE system has been designed using the principles of the Charnley hip. Manufactured from a cobalt chromium alloy, the ENDURANCE system was introduced in 1995.

  Solution System. Revision hip surgery is performed when a primary implant wears out from years of use. Introduced in 1990, the Solution System was the first extensively coated revision system on the market. Porocoat helps provide the additional stability required in revision hip surgery. The Solution System has a substantial share of the revision market in the U.S. DePuy also markets a cemented revision implant as part of the ENDURANCE system.

  Duraloc Acetabular Cup System. The Duraloc acetabular cup uses a sensor-ring lock, uniform dome loading and optimal polyethylene thickness for the specific patient application. This combination permits mobility without sacrificing structural support. The patented Duraloc acetabular cup system is the leading cup system in the U.S.

  Knee Systems. The Company believes the worldwide and U.S. markets in 1995 for knee implants were $1.4 billion and $822 million, respectively, in sales. Within that market, the Company had 1995 sales worldwide of $182 million (or approximately 13% of the market) and U.S. sales of $100 million (or approximately 12% of the market).

  Total knee arthroplasty consists of several components depending on the product design: the femoral component or components, the tibial component or components and the patellar component or components. The Company offers a full range of implants, including the LCS Knee, the AMK Knee and the Coordinate Revision Knee System.

  LCS Total Knee System. The LCS Total Knee System is a mobile-bearing knee system. The mobile bearings incorporated into the design allowed the implant to more closely simulate the anatomic movement of a natural knee while minimizing stresses on the implant components. The patented LCS Knee design, which was launched in 1985, has FDA pre-market approval for both cemented and cementless use. The LCS Knee design was the first, and continues to be the only, mobile-bearing knee commercially available for use in the U.S. The LCS Knee has 19 years, including clinical trials, of clinical follow-up with a 97% survival rate at 7 years. The LCS Knee is the number one selling mobile-bearing knee implant worldwide and in the U.S. Within the U.S. sales have been increasing as the implant's success rate becomes more widely known and its clinical history is extended, providing more clinical data of its success.

  AMK Total Knee System. Introduced in 1987, the AMK Total Knee System is a fixed-bearing knee system which has left and right, rather than universal, femoral components. The AMK Knee may be used for primary and revision knee surgery needs and has nine years of clinical follow-up data. In 1990, the Company introduced the AMK PS (Posterior Stabilized) design, which is a complementary product intended to address another industry trend toward posterior stabilization of the knee joint, the fastest growing area in the knee implant market.

  Coordinate System. The Coordinate System is a revision knee system which uses the same instrumentation as the AMK Knee family of products.

  Extremities. The Company believes the worldwide and U.S. markets in 1995 for extremities implants (shoulder, ankles, elbows and wrists) were $80 million and $54 million, respectively. Within the extremities market, shoulder implants accounted for over 65% of 1995 sales worldwide and in the U.S. DePuy believes it is the leading manufacturer of extremities implant products in general and shoulder implants specifically with 1995 sales at $21 million worldwide and $15 million in the U.S., representing approximately 26% and approximately 29% of the worldwide and U.S. markets, respectively. U.S. sales are comprised almost exclusively of shoulder implant sales. The Global Total Shoulder System, introduced in 1992, has in just four years become the market leader with approximately a 40% market share in the U.S. shoulder market. Once considered a difficult surgery with questionable outcomes, the improved technology embodied in the Global Shoulder has helped the procedure gain acceptance, and, shoulder surgery is now one of the fastest growing segments in orthopedics.

 SPINAL IMPLANTS

  Another of the fastest growing markets in musculoskeletal surgery, the spinal implants market for 1995 was approximately $400 million in sales worldwide, with $200 million in sales in the U.S. In 1993, the Company entered the spinal market through a joint venture with Biedermann Motech GmbH of Germany. The resulting company, DePuy Motech, is 80% owned by DePuy. This joint venture has resulted in the Company becoming fourth worldwide in the sale of spinal implant devices in less than three years after its entry into the market. The Company's 1995 worldwide sales were $30.6 million.

  The primary goals of spinal instrumentation systems are to correct for spinal deformity or imbalance, to reestablish stability of the spine and to eliminate pain. Hooks, rods, screws and anterior support devices (metallic, ceramic and bone) acting as the equivalent of modular spinal anchoring devices, are constructed by the surgeon to create an internal bracing mechanism. Surgeons adapt these components to the specific pathology of the individual patient, creating an implant construct that is intended to reconstruct and restore normal spinal biomechanics or facilitate bone fusion.

  DePuy Motech has differentiated itself from other manufacturers of spinal implants by basing its implants on "load sharing", which advocates the support of the spine both anteriorly (front) and posteriorly (back). This philosophy has now become an important surgical trend in spinal surgery.

  Among the Company's products is the MOSS System, the first system to address the concept of load sharing and recognize the importance of anterior column support to restore and balance the natural forces in the spine. The MOSS Miami System, introduced in 1995, set new design standards, while continuing to adhere to the Company's basic design philosophies. These are complete systems made of stainless steel and include anatomical hooks, monoaxial and polyaxial screws and rods, and are designed for universal application in spinal surgery for deformities, tumor, trauma and degenerative diseases of the spinal column. These systems are marketed in the U.S. as spinal devices for fusion and for bone repair under 510(k) clearance. Within the U.S., DePuy markets the hooks and pedicle screws for use in certain lumbar regions. Outside the U.S., marketing of pedicle screws for more general use, and the marketing of the Company's surgical mesh product for use between vertebrae, is allowed. The MOSS Miami System is also available in titanium alloy which allows surgeons to use Magnetic Resonance Imaging and Computer Aided Tomography evaluation following surgery and provides an implant system for patients who may be sensitive to the nickel content of stainless steel.

  Among DePuy Motech's other recent products is Titanium Surgical Mesh, designed in Europe by Professor Jurgen Harms and Biedermann Motech to provide a synthetic device to reinforce weak bony tissue. This product has gained market acceptance outside the U.S. and is marketed in the U.S. pursuant to 510(k) clearance received by Biedermann Motech in 1990. DePuy Motech is conducting an IDE study to further evaluate specific indications for use of Titanium Surgical Mesh. In June 1996, the Company's Peak Anterior Cervical Compression Plate and Peak Channeled Reconstruction Plate, part of the Peak Fixation System, were offered for sale outside the U.S. The Peak Anterior Cervical Compression Plate addresses degenerative diseases of the anterior cervical spine and the Peak Channeled Reconstruction Plate is used in surgery to stabilize bony structures. These products are expected to be marketed in the near future in the U.S. following applicable 510(k) clearances.

 TRAUMA DEVICES

  The orthopedic trauma field, which involves the management of fractures, has as its objective the achievement of complete bone healing, or "union," and restoration of alignment and full range of motion in patients who have sustained fractures. The worldwide market for trauma products in 1995 was approximately $980 million in sales, of which approximately $430 million, or 44%, were sales in the U.S. The Company's fixation devices may be classified generally as external fixation devices and internal fixation devices. The acquisition of DePuy ACE in 1994 added critical mass to the Company's trauma product offerings, specifically adding products in the growing market of external fixation. Within the trauma market the Company, through DePuy ACE, is a leading manufacturer of titanium alloy trauma products and externally applied fixation devices for the treatment of fractured bones. DePuy ACE was a pioneer in the use of titanium alloy implants in the orthopedic trauma market. Titanium alloy more closely replicates the physical properties of bone than stainless steel and is associated with a lower rate of infection than stainless steel implants. The Company had sales of $49 million worldwide in 1995 and $26 million in the U.S., representing 5% and 6%, respectively, of the market. DePuy ACE capitalized on its products through early entry in the second largest geographical market for trauma products, Japan, where it holds a leading position.

 SPORTS MEDICINE PRODUCTS

  The sports medicine market, which includes arthroscopy instruments, implants, braces, cold therapy and supports, amounted to approximately $790 million in sales worldwide in 1995, including approximately $590 million in the U.S. The Company expanded its position in this area through its acquisition of DePuy OrthoTech in March 1996, which added critical mass and expanded product lines. DePuy OrthoTech's sales in 1995 were $18.4 million worldwide.

  Among the Company's products are arthroscopy instruments, anterior cruciate ligament reconstructive guide systems, tissue fixation devices, cold therapy management systems, foot and ankle supports and orthopedic knee braces. Within its knee brace product line, the Company offers a complete line of custom-made braces which are used by professional athletes in a number of sports. The Company also offers a complete line of high-quality, off-the-shelf knee braces.

 CEMENT

  To complement cemented reconstructive product lines, the Company entered the bone cement market in 1994 through the acquisition of CMW. CMW manufactures three different types of bone cements used with reconstructive implants and had 1995 sales of approximately $13 million. CMW does not presently market cement directly in the U.S. but expects to do so upon receipt of FDA clearance.

 OPERATING ROOM PRODUCTS

  To complement its reconstructive products, the Company developed a comprehensive line of products designed to shield health care workers, surgeons and patients from cross-contamination and contact with potentially infectious body fluids, bacteria and viruses during surgery. Orthopedic reconstructive surgery carries a higher risk of such contamination or contacts than many other types of surgeries as a result of the instrumentation required, which scatters microscopic particles, including bone and blood.

  Among the Company's product offerings are a series of cut, stick and puncture resistant glove liners, developed and marketed by DePuy DuPont Orthopedics, which incorporate Kevlar, a lightweight material used in military helmets and in flack jackets that is stronger than steel. Other products include the Sterile View System ("space suits" that filter airborne particulates), and the Cida-system, a line of germicidal products designed to ensure the cleanest possible surgical environment. In addition, the Company markets power and manual instruments, wound drainage and tourniquet systems, smoke evacuation systems and instrument repair services.

 PRODUCT DEVELOPMENT

  The Company conducts its research and development programs and maintains its proprietary position by making improvements to existing products and by developing new generations of products focused on new materials, biologic biomaterials, and new non-invasive or minimally-invasive forms of treatment for afflictions and injuries currently requiring surgery.

  In-house, company-sponsored research and development programs focus on enhancements to the metallic components of the implant and instrument devices manufactured by the Company by increasing their strength, corrosion resistance, fatigue resistance, or focusing on bearing surface improvements to the artificial joint being replaced in the human body. In addition, research is being done on artificial joint simulators and enhancements to the bearing couple.

  In 1990, the Company initiated programs in the biotechnology arena. Focusing on orthobiologics and biologic biomaterials, the Company began research to develop technologies in the area of bone substitutes, cartilage regeneration, ligament and tendon reconstruction and musculoskeletal tissue engineering.

  Bone and Tissue Regeneration. In the early 1990s, the demand for musculoskeletal tissue to repair traumatic and sports related injuries increased. At present, there is no means of repairing a rotator cuff or a meniscus. For certain other types of injury, the treatment is to use tissue from another site on the patient's body, thereby increasing chances of morbidity, and increasing surgery costs. To address these problems, in March 1992, DePuy moved into tissue engineering research by entering into an exclusive license agreement with Purdue University to develop a tissue engineering concept using SIS. SIS is a patented biomaterial that may be used as a scaffold in tissue engineering applications. SIS has been shown to facilitate the regeneration, repair and re-growth of the patient's own tissues at various anatomical sites. The Company is investigating SIS for ligament, tendon, bone, cartilage, meniscus and rotator cuff applications. The Company plans to file an IDE application during the fourth quarter of 1996.

  With orthopedic surgeons identifying a bone substitute material as a significant need, DePuy entered into an exclusive license agreement with Genentech, Inc. in February 1992 to evaluate the use of TGFb-1 for orthopedic applications. TGFb-1 has been shown to aid in bone regeneration and remodeling and to inhibit bone resorption. Applications of TGFb-1 as a bone inductive agent and in the area of cartilage repair and regeneration are being pursued. Preclinical studies of the safety and efficacy of TGFb-1 are being conducted.

  Another major orthobiologic program of the Company is aimed at addressing joint trauma and degeneration. The Company is researching cartilage repair through collaborations with the Boehringer Mannheim Group and others utilizing resorbable polymers, cell technology applications and gene therapy delivery mechanisms. In addition, the Company is working with other institutions to find materials that will treat and rebuild human tissue without the need for prosthetics, such as a device that repairs cartilage lesions.

  Biomaterials. In July 1987, DePuy signed an exclusive research agreement with DuPont to investigate the use of advanced biomaterials (polymers, composites and resorbables) in orthopedic applications and formed a partnership, DePuy DuPont Orthopedics, in 1989 to distribute new products developed by the joint venture. This venture has already introduced a number of new products, including the Hylamer family of orthopedic bearing polymers consisting of ultra high molecular weight bearing surfaces. The polymers, available for use exclusively in the Company's hip, knee and shoulder implants, are designed to resist wear, deformation and material degradation, providing greater strength than traditional polymers. Current research projects involve composite implant designs, resorbable suture anchors, resorbable materials for screws, anchors and other fixation devices, as well as continued research in the area of fibers, elastomers and other polymers at various stages in the research and product development cycle.

MARKETING AND SALES

  The Company markets and distributes its products through a global distribution network. Distribution within the U.S. is through a combination of Company-owned sales offices that supervise independent commissioned sales associates and a number of independent commissioned sales agents. Outside the U.S., the majority of the Company's sales are conducted through Company-owned distribution outlets, although the Company still distributes some products through independent distributors in certain international markets. To promote its key products, the Company collaborates with surgeons with national and, in many cases, international reputations in the relevant area of orthopedic surgery and neurosurgery. These "surgeon champions" use and study the product and participate in learning centers and other educational or professional activities to educate other doctors on the use of the product.

 UNITED STATES

  The Company markets its orthopedic implant products in the United States through a network of approximately 500 independent, commissioned sales associates managed by 31 Company-employed Territory Sales Managers and 11 independent sales agents as of July, 1996. This structure has been evolving since 1994. The salesforce was reorganized as described below to create a structure where requisite investments in personnel, training and instruments would be made in the Company's new product areas such as spinal implants and trauma products. The reorganization also allowed the Company to ensure that sales associates were receiving appropriate incentives and compensation and to eliminate the involvement of unproductive sales agents.

  For many decades, as was typical in the industry, the Company distributed its products in the U.S. exclusively through a network of independent commissioned sales agents, each assigned a geographic territory in which he had the exclusive right to solicit orders for the Company's products. Sales agents established and maintained personal contact with customers and provided services related to the products sold, such as attending surgeries to ensure that the surgeon had the correct size of implant and the necessary instrumentation. In exchange for soliciting orders, the sales agents were paid a commission on the invoice price of all orders shipped to their respective territory.

  As the Company's business expanded, in terms of both product offering and share of market, in the 1980s and 1990s the sales agents were no longer able to maintain personal customer contact with all of the customers in their respective territories. As a result they began hiring independent sales associates who they assigned to segments of their territories and who in time took over customer and surgeon contact. The sales associates were compensated by the sales agent in accordance with separate arrangements between the sales agent and sales associates.

  In mid-1994, the Company began to replace sales agents who were not managing their areas and sales associates to the Company's satisfaction with Territory Sales Managers who are now charged with managing the territory and the sales associates who work there. Sales associates continue to function as before but are now compensated directly by the Company through commissions. The Company provides the investment in training, support and general administrative services.

  Trauma and sports medicine products are both marketed through a combination of dedicated sales representatives and the Company's reconstructive implant marketing system of sales associates, sales agents and Territory Sales Managers. In some areas, the Company has dedicated sales representatives for each product line while in others the sales agents and sales associates sell all of the Company's product lines. In addition to the Company's sales agents, sales associates and Territory Sales Managers, DePuy ACE uses five independent sales agents and one independent distributor who do not carry any other DePuy products. DePuy OrthoTech's dedicated salesforce consists of its own 50-person employee sales organization and one regional distributor. Spinal implant products are marketed through a specialized sales force.

  To address the changing customer base in the U.S. orthopedic market resulting from health care reform and the emergence of managed care, the Company has strengthened its national contracts department and added a managed care area to its sales department. See "--Industry Background" and "--Business Strategy."

 INTERNATIONAL

  The Company distributes its products outside the United States and Canada, for the most part, through a number of distribution subsidiaries. Establishing a separate distribution channel in each country has been a critical strategy in the Company's marketing abroad. Knowledge of, and on site compliance with, each country's regulatory scheme requires the presence and unique knowledge of a local distributor. The ability to communicate with physicians, nurses and other operating room personnel in their own language, is also important. In addition, successful marketing requires an understanding of each country's health care system and its purchasing and reimbursement practices. Until 1988, all of the Company's sales outside the United States and Canada were to distributors who purchased the products, sold on their own account and established prices to their customers. Beginning in 1988 with the acquisition of the former Chevalier A.G. (now De Puy A.G.) in Switzerland, and continuing through the present time, the Company has followed a strategy of establishing a separate Company-owned subsidiary with DePuy employed salesmen in each major market or potential major market. These subsidiaries establish the prices for the products sold in their respective countries, first purchasing them from the Company and then reselling them at retail. In major markets, this process has sometimes involved the acquisition of the Company's previous distributor or entering into a joint venture with such distributor. In other markets, new companies have been created or are being formed at the present time. The Company now has distribution subsidiaries in England, Canada, Germany, France, Italy, Switzerland, Austria, Spain, Sweden, Japan, Korea, Singapore, Mexico, Taiwan, Hungary, the Czech Republic, Australia, New Zealand and Argentina and is forming a subsidiary in India.

  Japan represents a significant market for the Company's trauma products. DePuy ACE has a longstanding exclusive arrangement with Japan Medical Dynamic Marketing, an independent distributor, to sell DePuy ACE's products.

  In the sports medicine market, DePuy OrthoTech has an exclusive distribution arrangement with Beiersdorf AG covering Germany, Austria, Belgium, Spain and The Netherlands.

  For a breakdown of the Company's sales by geographical region and product, see "--Products" and Note 13 to the Combined Financial Statements contained elsewhere in this Prospectus.

INTELLECTUAL PROPERTY

  The Company holds United States and foreign patents covering certain of its systems, components and instrumentation, has patent applications pending with respect to certain implant components and certain surgical instrumentation and anticipates that it will apply for additional patents it deems appropriate. In addition, the Company holds licenses from third parties to utilize certain patents, patent applications and technology utilized in the design of some of its devices. See "--Legal Proceedings" for information concerning patent infringement suits involving the Company.

  In addition, the Company relies on non-patented proprietary know-how, trade secrets, process and other proprietary information, which the Company protects through a variety of methods, including confidentiality agreements and proprietary information agreements.

  The Company markets its LCS Knee through an exclusive, worldwide license to manufacture and sell the LCS Knee under patents owned by Biomedical Engineering Trust ("BET").

  The Company and its subsidiaries market their products under a number of trademarks.

MANUFACTURING

  The Company's manufacturing operations are carried out at a number of facilities owned or leased by the Company or its subsidiaries. See "-- Property." In 1995 and 1996, the Company obtained ISO 9001 series registration for its manufacturing facilities in Warsaw, Indiana; Leeds, England; Blackpool, England; and Los Angeles, California and ISO 9002 for its Albuquerque, New Mexico facilities. The Company is in the process of obtaining appropriate ISO registration for its other facilities. ISO 9001 and ISO 9002 are internationally recognized quality standards for manufacturing. ISO certification assists the Company in marketing its products in certain foreign markets. See "--Government Regulation."

  The Company devotes significant attention to quality control in manufacturing its products. At the main reconstructive products manufacturing facilities, the quality control measures begin with an inspection of all raw materials and castings to be used in implants. Each piece is inspected at each step of the manufacturing process. As a final step, products pass through a "clean room" environment designed and maintained to reduce product exposure to particulate matter. In addition, the Company utilizes a new gas plasma sterilization system for its implants. The Company cleared use of gas plasma sterilization with the FDA through the 510(k) process, making the Company the first and only company to receive such clearance for the industrial application of gas plasma sterilization. This process reduces the possibility of oxidation of polyethelyne and is believed not to pose the environmental threats of other methods of sterilization.

  Approximately 75% of the Company's products are manufactured in-house, with the remaining 25% outsourced. Approximately 70% of DePuy ACE's trauma products are presently outsourced. It is the Company's intention to bring all trauma implant manufacturing in-house over time. The primary raw materials used by the Company in the manufacture of its reconstructive products are cobalt chromium alloy, stainless steel alloys, titanium alloy and ultra high molecular weight polyethylene. Certain components used by the Company, primarily castings and forgings which are the major material components of most implants, are purchased from a limited number of suppliers. However, the Company has back-up sources for all of its materials and believes that adequate capacity exists at its suppliers to meet all anticipated needs.

  As part of its business strategy, the Company has implemented certain manufacturing procedures to reduce costs and improve efficiencies as well as inventory management and control systems and is incorporating manufacturing efficiencies into the design of instruments and is redesigning current instruments to reduce manufacturing costs. Due in large measure to these process improvements, manufacturing lead times have been considerably reduced, from 25 days in 1994 to 7.2 days in 1996 in the U.S., and from 30 days in 1994 to 15 days in 1996 at DePuy International. Robotics is another means employed to increase the manufacturing efficiency of its orthopedic products. In 1996, the Company purchased one of its major instrument suppliers to further reduce costs and shorten the time required to get instruments to market. Also in 1996, the Company started to move toward establishing a centralized distribution center in St. Louis, Missouri. When the transition is completed, the Company will have consolidated shipping departments, making more space available for manufacturing in Warsaw, Indiana and reducing product delivery time.

  In its trauma products, the Company uses commercial titanium and titanium alloy in addition to stainless steel alloys. The Company competes with both government and commercial aerospace requirements for titanium, as well as golf equipment manufacturers. The aerospace industry controls both the price and supply of titanium products and can dramatically affect both the cost and availability of such materials. DePuy ACE has entered into a long-term agreement with its primary supplier of titanium to address this concern.

  In its sports medicine products, the Company uses rolled cloth goods, metals, plastics and foams, all of which are of standard stock and are readily available from a number of sources.

COMPETITION

  The orthopedic device industry is highly competitive and has been characterized by innovation, technological change and advancement. Major companies that compete in the total joint implant market, some of which also market complementary non-implant lines that compete with the Company's other products, include Biomet Inc.; Zimmer, Inc., a subsidiary of the Bristol-Myers Squibb Company; Howmedica, Inc., a subsidiary of Pfizer, Inc.; Smith & Nephew Orthopedics, a division of Smith & Nephew Ltd.; Osteonics, Inc., a subsidiary of the Stryker Corporation; Johnson & Johnson Orthopaedics, Inc., a subsidiary of Johnson & Johnson; and Protek, Allopro and Intermedics Orthopedics, all divisions of Sulzer Limited. In the spinal instrumentation area, the Company's main competitors are Sofamor Danek Group, Inc.; Synthes; Acromed, Corp.; Smith & Nephew Ltd. and Spine-Tech, Inc. Competition within the orthopedic implant industry is primarily based on customer service, product design and performance, ease of use, peer influence among surgeons and results of the product over time. In recent years, price has become increasingly important as the industry matures and health care providers become more concerned with costs. At the present time, price is a factor in the sale of those devices where differentiation of the product cannot be clearly proven and the decision to buy is not significantly influenced by the surgeon. Additionally, as health care providers become more cost-conscious, the use of higher-priced devices has became increasingly limited to younger, more active patients, while lesser-priced devices are used in patients with a lower demand (i.e., shorter life expectancy and/or lower activity level). The Company believes that its future success depends upon providing high quality service to all customers, offering a wide range of quality products at different pricing points, continuing to promote its key products and their already existing long-term successful outcomes and clinical results, pursuing additional strategic agreements with buying groups, offering a wide array of ancillary products utilized by the orthopedic community and continuing to pursue, through research and development efforts, new products and services that can set the Company apart from its competitors.

  The Company's trauma product lines compete with products of Biomet Inc.; Zimmer, Inc.; Richards Manufacturing Co., Inc., a subsidiary of Smith & Nephew Ltd; Synthes and Orthofix International N.V. Competition in this area is primarily based on service, product design and performance, technological advances, reputation and price.

  In the sports medicine product area, the Company competes with numerous other companies, principally Don Joy, a division of Smith & Nephew Ltd., Innovation Sports, and Lenox Hill, a division of Hanger Orthopedic Group, Inc. The Company believes that the principal competitive factors affecting the sports medicine product field are customer service, product performance, technology, reputation and price. It believes that its service and technology distinguish it favorably from its competitors in the marketing and sale of its products.

  In the cement market, the Company competes with numerous other companies, primarily Howmedica, Inc., Schering-Plough Corp., and Zimmer, Inc.

PROPERTIES

  As of July 1996, the Company owned or leased the following facilities:

                                                         APPROXIMATE    LEASED
          LOCATION               TYPE OF FACILITY       SQUARE FOOTAGE OR OWNED
          --------               ----------------       -------------- --------
 Warsaw, Indiana(1)........ Executive Offices,             242,200      Owned
                             Research and
                             Development,
                             Manufacturing and
                             Distributing
 El Segundo, Califor-
  nia(2)................... Executive Offices,             114,000      Leased
                             Research and
                             Development,
                             Manufacturing and
                             Distributing
 St. Louis, Missouri(3).... Warehousing and                100,900      Leased
                             Distribution
 Tracy, California(4)...... Corporate Offices and           80,000      Leased
                             Manufacturing
 Jackson, Michigan......... Warehousing                     44,000      Leased
 Jackson, Michigan......... Manufacturing                   24,000      Owned
 Albuquerque, New Mexico... Manufacturing                   20,600      Leased
 Westminster, California... Manufacturing and Repair        15,500      Leased
                             Services
 Ontario, California....... Manufacturing                   10,000      Leased
 Dayton, Ohio.............. Manufacturing                    7,700      Leased
 Leeds, England(5)......... Corporate Offices,             158,000      Owned
                             Research and
                             Development,
                             Manufacturing and
                             Warehousing
 Leeds, England............ Manufacturing                   32,400      Owned
 Barnet, England........... Manufacturing and               30,000      Owned
                             Research and Development
 Blackpool, England........ Manufacturing                   28,500      Leased
 Garforth, England......... Manufacturing                   23,000      Leased

- --------
(1) The Company's principal executive offices and primary U.S. manufacturing plant for reconstructive devices. The facility also currently serves as a distribution facility, but all distribution of reconstructive devices is being moved to the St. Louis facility.
(2) Corporate offices of DePuy ACE and main manufacturing plant for trauma products.
(3) Expected to become the Company's main distribution facility.
(4) Corporate offices of DePuy OrthoTech and main manufacturing plant for sports medicine products.
(5) Corporate offices and primary manufacturing facility for DePuy
    International.

  The Company believes that its facilities are adequate for the development, manufacture and marketing of all its products.

EMPLOYEES

  As of July 1996, the Company had approximately 2,740 employees worldwide, including approximately 1,240 engaged in the Company's U.S. reconstructive device business, approximately 40 employed by DePuy Motech, approximately 180 employed by DePuy ACE, approximately 270 employed by DePuy OrthoTech, and approximately 1,010 engaged in the Company's international businesses.

  Approximately 320 employees in the Warsaw, Indiana facility are represented by the United Paperworkers International Union, Local No. 7809, and are subject to a five year collective bargaining agreement expiring in June 1997. Approximately 230 employees in the Leeds, England facility are represented by the Amalgamated Engineering and Electrical Union and are subject to a collective bargaining agreement which expires in April, 1997. In addition, approximately 25 employees at the Leeds, England facility are represented by the Manufacturing Scientific and Finance Union. Approximately 15 employees in the metals department at the Tracy, California facility for sports medicine products are also represented by a union but have petitioned for decertification of the union.

  The Company believes that its employee relations are satisfactory, and that its relationships with all unions representing its workers are non-adversarial and cooperative.

GOVERNMENT REGULATION

  The Company's operations are subject to rigorous governmental agency regulation in the United States and certain other countries.

  The FDA regulates the testing, labeling, manufacturing and marketing of medical devices to ensure that medical products distributed in the United States are safe and effective for their intended uses. Additionally, the FDA regulates the export of medical devices manufactured in the United States to international markets.

  Under the Food, Drug and Cosmetic Act, as amended, medical devices are classified into one of three classes depending on the degree of risk imparted to patients by the medical device. Class I devices are those for which safety and effectiveness can be assured by adherence to General Controls, which include compliance with Good Manufacturing Practices ("GMPs"), facility and device registrations and listings, reporting of adverse medical events, and appropriate truthful and non-misleading labeling, advertising and promotional materials. Some Class I devices also require premarket review and clearance by the FDA through the 510(k) Premarket Notification process described below. Class II devices are those which are subject to General Controls as well as premarket demonstration of adherence to certain Performance Standards or other Special Controls as specified by the FDA. Premarket review and clearance by the FDA for these devices is accomplished through the 510(k) Premarket Notification procedure. In the 510(k) Premarket Notification procedure, the manufacturer submits appropriate information to the FDA in a Premarket Notification submission. If the FDA determines that the device is "substantially equivalent" to a device that was legally marketed prior to May 28, 1976, the date upon which the Medical Device Amendments of 1976 were enacted, or to another commercially available similar device subsequently cleared through the 510(k) Premarket Notification process, it will grant clearance to commercially market the device. It generally takes from three to 12 months from the date of submission to obtain clearance of a 510(k) submission, but may take longer. If the FDA determines that the device, or its labeled intended use, is not "substantially equivalent," the FDA will automatically place the device into Class III.

  A Class III product is a product which has a wholly new intended use or is based on advances in technology for which the device's safety and effectiveness cannot be assured solely by the General Controls, Performance Standards and Special Controls applied to Class I and II devices. These devices often require formal clinical investigation studies to assess their safety and effectiveness. A PMA from the FDA is required before marketing of a Class III product can proceed. The PMA process is much more extensive than the 510(k) Premarket Notification process. In order to obtain a PMA, Class III devices, or a particular intended use of any such devices, usually must undergo clinical trials pursuant to an application submitted by the manufacturer for an IDE. An approved IDE exempts the manufacturer from the otherwise applicable FDA regulations and grants approval for the conduct of the human clinical investigation to generate the clinical data necessary to scientifically evaluate the safety and efficacy of the Class III device or intended use.

  When a manufacturer believes that sufficient pre-clinical and clinical data has been generated to prove the safety and efficacy of the new device or new intended use, it may submit a PMA application to the FDA. An FDA review of a PMA application generally takes one to two years from the date the PMA application is accepted for filing, but may take significantly longer. In approving a PMA application, the FDA may also require some form of post-market surveillance whereby the manufacturer follows certain patient groups for a number of years, making periodic reports to the FDA on the clinical status of those patients, to ensure that the long-term safety and effectiveness of the device are adequately monitored for adverse events. Most pre-amendment devices (those marketed prior to the enactment of the Medical Device Amendment of 1976) are, in general, exempt from such Premarket Approval requirements, as are Class I and Class II devices.

  The Company's products include both pre-amendment and post-amendment Class I, II and III medical devices. All currently marketed devices hold the relevant exemptions or premarket clearances or approvals, as appropriate, required under federal medical device law.

  In addition, the Company's manufacturing processes are required to comply with GMP regulations which cover the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging and shipping of the Company's products. The Company's facilities, records and manufacturing processes are subject to periodic unscheduled inspections by the FDA or other agencies.

  Failure to comply with applicable U.S. medical device regulatory requirements could result in, among other things, warning letters, fines, injunctions, civil penalties, repairs, replacements, refunds, recalls or seizures of products, total or partial suspensions of production, refusal of the FDA to grant future pre-market clearances or approvals, withdrawals or suspensions of current clearances or approvals, and criminal prosecution. There are currently no adverse regulatory compliance issues or actions pending with the FDA at any of the Company's facilities and none of the recent FDA GMP audits conducted at Company facilities have resulted in any adverse compliance enforcement actions by the Agency.

  The Company is also subject to regulations in many of the foreign countries in which it sells its products in the areas of product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. Many of the regulations applicable to the Company's devices and products in such countries are similar to those of the FDA. The national health or social security organizations of certain such countries require the Company's products to be qualified before they can be marketed in those countries. To date, the Company has not experienced difficulty in complying with these regulations.

  The Company is also implementing policies and procedures intended to allow the Company to position itself for the changing international regulatory environment. The ISO 9000 series of standards has been developed as an internationally recognized set of guidelines that are aimed at ensuring the design and manufacture of quality products. A company that passes an ISO audit and obtains ISO registration becomes internationally recognized as being well run and functioning under a competent quality system. In certain foreign markets, it may be necessary or advantageous to obtain ISO 9000 series certification, which, in some ways, is analogous to compliance with the FDA's GMP requirements. The European Union has promulgated rules which require that medical products receive a CE mark by mid-1998. A CE mark is an international symbol of adherence to certain standards and compliance with applicable European medical device requirements and certification. ISO 9000 series certification is one of the prerequisites for CE marking of most of the Company's products. ISO 9001 is the highest level of ISO certification, covering both the quality system for manufacturing as well as that for product design control; ISO 9002 covers the quality system for manufacturing operations that do not include product design. Certain of the Company's facilities have received ISO certification and ISO certification is being pursued at the others. See "--Manufacturing."

  The Company must obtain export certificates from the FDA before it can export some of its products.

  Certain provisions of the Social Security Act, commonly known as the "Medicare Fraud and Abuse Statute," prohibit entities, such as the Company, from offering, paying, soliciting or receiving any form of remuneration in return for the referral of Medicare or state health program patients or patient care opportunities, or in return for the recommendation, arrangement, purchase, lease or order of items or services that are covered by Medicare or state health programs. Violation of the Anti-Kickback Statute is a felony, punishable by fines up to $25,000 per violation and imprisonment for up to five years. In addition, the Department of Health and Human Services may impose civil penalties excluding violators from participation in Medicare or state health programs. Many states have adopted similar prohibitions against payments intended to induce referrals of Medicaid and other third party payor patients.

  Federal physician self-referral legislation prohibits, subject to certain exemptions, a physician or a member of his immediate family from referring Medicare or Medicaid patients to an entity providing "designated health services" in which the physician has an ownership or investment interest, or with which the physician has entered into a compensation arrangement. The penalties for violations include a prohibition on payment by these government programs and civil penalties of as much as $15,000 for each violative referral and $100,000 for participation in a "circumvention scheme."

LEGAL PROCEEDINGS

  In 1990, the Company voluntarily recalled certain acetabular cups. Of all such products sold and implemented, less than 2% have resulted in incidents of product failure reported by the Company. Of those reported incidents, as of July 1996, 220 resulted in claims against the Company for product failure, of which all but 38 have been settled. Of those settled incidents, 64 were in litigation. Thirty-one claims remain in litigation. All such claims and suits have been treated as one occurrence under the applicable insurance policies. Any additional claims will be paid by the Company's insurers.

  On April 20, 1994, DePuy Motech was served with a class action complaint, entitled Barbara Brown et al v. DePuy Motech et al, filed in the U.S. District Court for the Eastern District of Louisiana on behalf of individuals who claim to have been damaged through the use of various types of surgical screws implanted in spinal pedicles. DePuy ACE was subsequently served with this complaint as well. Numerous other manufacturers of spinal products, hospitals, physicians, medical societies and other associations were also sued. The suits allege tortious misconduct against all manufacturers engaged in spinal product manufacture and sale, several surgeons, industry associations and professional medical associations. Specific counts range from product liability and negligence to various conspiracies allegedly involving efforts to mislead the FDA into approving the use of the screws in spinal pedicles. DePuy Motech has been named in approximately 600 lawsuits for damages filed on behalf of individuals who claim to have been damaged through the use of various types of surgical screws in spinal pedicles. On August 4, 1994, the Federal Judicial Panel on multi-district litigation ordered that all federal court cases be transferred to and consolidated for pretrial proceedings, including the determination of class certification, in the Federal District Court for the Eastern District of Pennsylvania. On February 22, 1995, Chief Judge Emeritus Louis C. Bechtle denied class certification. Individual suits followed that denial. A hearing ordered by the Court to determine if any factual basis exists to support the conspiracy count was held July 23, 1996. The Court has not yet ruled on this issue. The Company believes that it has substantial defenses to these claims and will continue to defend them vigorously, although no assurance can be given of the eventual outcome of this litigation.

  On February 25, 1995, DePuy filed suit against BET, its licensor for technology used in the LCS Knee in the U.S. District Court for the Northern District of Indiana. The case was transferred to the U.S. District Court for the District of New Jersey on April 25, 1996. DePuy is seeking a declaratory judgment as to the proper construction of contract language relating to the calculation of royalties on sales of various licensed products to purchasers outside the United States. BET has counterclaimed seeking damages and a declaration ordering DePuy to continue to pay royalties after the expiration of the patents to which the royalties relate. DePuy has filed a motion for partial summary judgment.

  Joint Medical Products Corporation ("Joint Medical") filed a complaint on April 3, 1995 in the U.S. District Court of Connecticut against DePuy Inc. and several other manufacturers of orthopedic devices. The suit seeks injunctive relief and treble damages for DePuy's alleged infringement of a patent owned by Joint Medical. DePuy has filed a counterclaim seeking to have the patent declared invalid and unenforceable. The Company believes it has substantial defenses and is aggressively defending this action. The same patent is the subject of an interference proceeding in the USPTO. In this proceeding involving a patentee from whom the Company already has a license and Joint Medical, Joint Medical has the burden of establishing prior inventorship. The parties to the interference proceeding have agreed to arbitration.

  On September 22, 1994, the Company filed a patent infringement suit against Biomet, Inc. in the U.S. District Court for the Northern District of Indiana seeking injunctive relief and damages. DePuy claims that Biomet, Inc. infringed a DePuy patent for a modular hip by making and selling infringing hip prostheses. On April 17, 1995, the Company filed an amended complaint, adding claims for infringement of a second modular hip patent and for misappropriation of trade secrets, adding a prior DePuy employee who went to work for Biomet as a defendant. DePuy subsequently added claims for inducing infringement and contributory infringement as well as claims for infringement of a supertaper patent. A motion by DePuy for leave to file second amendments to the amended complaint and a second supplemental complaint is pending.

  On February 8, 1994, Sofamor Danek filed a patent infringement suit against DePuy Motech, DePuy and Biedermann Motech GmbH in the United States District Court for the Southern District of Indiana, Indianapolis Division seeking injunctive relief and damages. Sofamor Danek claimed that DePuy Motech's MOSS Miami spinal system infringes three patents owned by Sofamor Danek Group, Inc. On April 9, 1996, the Court ordered a stay of all activity pending the Court's disposition of DePuy Motech's Motions for Summary Judgment. On June 19, 1996, the court entered a summary judgment order in favor of DePuy Motech as to infringement of one patent and ordered a further stay of all activity pending disposition of DePuy Motech's remaining Motions for Summary Judgment.

  In addition, the Company is party to routine litigation incidental to its business, none of which is believed by the Company to be likely to have a material adverse effect on the Company's business, financial condition and results of operations.

  On June 26, 1996, the Supreme Court decided the case Medtronic, Inc. v. Lohr, holding that the Medical Device Amendments to the Food, Drug, and Cosmetics Act does not preempt state law tort actions when there exists no specific counterpart federal products regulation. The Company does not anticipate at this time that the decision will have a material adverse effect on the Company. However, it is not possible to predict what impact, if any, the decision may have.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  Set forth below are the names, ages, positions and a brief description of the Company's directors and executive officers:

       NAME                        AGE                           POSITION
       ----                        ---                           --------
James A. Lent....................   53 Chairman of the Board and Chief Executive Officer
Michael J. Dormer................   45 President and Chief Operating Officer
R. Michael McCaffrey.............   54 President, DePuy Development, Inc.
William E. Tidmore, Jr. .........   54 President, DePuy Motech
Robert E. Morel..................   59 President, DePuy ACE
Calvin G. Andre..................   48 President, DePuy OrthoTech
James M. Taylor..................   40 President, DePuy International
Steven L. Artusi.................   52 Senior Vice President, General Counsel and Secretary
Thomas J. Oberhausen.............   44 Senior Vice President, Chief Financial Officer and Treasurer
G. Taylor Seward.................   50 Senior Vice President, Personnel
Richard C. Bolesky...............   64 Director
Richard A. Gilleland.............   52 Director
Gerald C. Hanes..................   59 Director
M.L. Lowenkron...................   65 Director
Robert Volz, M.D.................   62 Director
Anthony Williams.................   50 Director

  James A. Lent has been Chairman and Chief Executive Officer of DePuy since 1991, having served as President from 1985 to 1991. Prior to joining DePuy, Mr. Lent worked for Johnson & Johnson from 1967 to 1985, serving as President of J&J Orthopaedics from 1982 to 1985. Mr. Lent is a member of the Board of Directors of Corange and also serves on the Board of Directors of Spectranetics Inc., a cardiovascular device company.

  Michael J. Dormer has been the President and Chief Operating Officer of DePuy since August 1996. Prior to that, he served as President of DePuy International since September 1992. Before joining DePuy International, he worked for Johnson & Johnson, where he held the positions of Managing Director, J&J Patient Care, J&J Orthopaedics Europe and J&J Professional Products Europe.

  R. Michael McCaffrey became President of DePuy Development, Inc., which is engaged in business development for the DePuy worldwide group, in August 1996. Prior to that, from 1994 until 1996, he was President of DePuy Motech, from 1990 until 1994 he was President of DePuy, and from 1985 until 1990 held various positions at DePuy in management, marketing and sales.

  William E. Tidmore, Jr. has served as President of DePuy Motech since August 1996. Prior to that, he served as President of DePuy Orthopedics, a division of DePuy, from 1994 to 1996, as Executive Vice President of DePuy from 1993 to 1994, as President of DePuy International from 1991 to 1993 and as Vice President, International of DePuy Inc. from 1988 until 1991. Mr. Tidmore joined DePuy in 1986.

  Robert E. Morel has served as President and Chief Executive Officer of DePuy ACE since May, 1996. From 1993 until 1996, he served as Senior Vice President, Operations for DePuy. From 1985, when he originally joined DePuy, until 1993, he was Vice President, Operations.

  Calvin G. Andre has been President of DePuy OrthoTech (which was acquired by DePuy in 1996) since 1992 and Chief Executive Officer since 1994. Prior to 1992, Mr. Andre held various positions at Decora, Inc., a holding company for diversified manufacturing subsidiaries and acted as president of various Decora, Inc. subsidiaries.

  James M. Taylor has been President of DePuy International since August 1996. He joined DePuy in July 1994 as Vice President, Operations. From June 1993 until April 1994, Mr. Taylor was the Chief Executive Officer of MSS Group in the U.K. From 1989 to June 1993, Mr. Taylor was employed by Chloride Batteries of the U.K., first as Personnel Director and then as Operations Director.

  Steven L. Artusi has served as the Company's Senior Vice President, General Counsel and Secretary since 1992. Mr. Artusi served as Vice President, Legal and Regulatory Affairs for the DePuy, Division of BMC from 1987 to 1992 and as Corporate Counsel of BMC from 1985 to 1987.

  Thomas J. Oberhausen has served as Senior Vice President and Chief Financial Officer of DePuy since 1992 and from 1993 to 1995, he also served as the Finance Director for DePuy International. He joined Bio-Dynamics, Inc., a subsidiary of BMC, in 1980.

  G. Taylor Seward has served as Senior Vice President, Personnel of DePuy since 1990. Mr. Seward joined DePuy in 1978 and prior to 1990 held various positions in DePuy's human resources department, including Personnel Manager, Director of Personnel and Vice President, Personnel.

  Richard C. Bolesky has been a Director of the Company since July 1996. Mr. Bolesky served as Vice President, Research and Development of DePuy from 1982 until 1990. From 1990 until his retirement in 1994 he was Senior Vice President, Technology. Since retiring in 1994, Mr. Bolesky has served as a consultant to DePuy.

  Robert Volz, M.D. has been a Director of the Company since July 1996. Dr. Volz is a Professor of Surgery at the University of Arizona, Arizona Health Services Center, and served as Chief of Orthopedic Surgery from 1985 to 1992. Dr. Volz is on the Consulting Staff at Tucson Veterans' Administration Hospital, the Consulting Staff, Orthopedic Surgery at Tucson Medical Center and is on the Active Staff, Department of Surgery at Tucson General Hospital.

  Richard A. Gilleland has been a Director of the Company since July 1996. Mr. Gilleland is Chairman of Quest Medical Inc. Previously, he served as President and Chief Executive Officer of AMSCO International from July 1995 until 1996. He served from 1990 until 1995 as Chairman, President and Chief Executive Officer of Kendall International Inc.

  Gerald C. Hanes has been a Director of the Company since July 1996. Since 1988, Mr. Hanes has been the President of Personal Investment Consultants, Inc.

  M. L. Lowenkron has been a Director of the Company since July 1996. From 1995 until June 1996, he was President and Chief Executive Officer of G. Heileman Brewing Company, Inc. and a director from 1994. Mr. Lowenkron was Chief Executive Officer of A&W Brands, Inc. from 1980 until 1993 and Chairman from 1991. He also serves as a Director of Hat Brands Inc., and Triarc Companies, Inc.

  Anthony Williams has been a Director of the Company since July 1996. Mr. Williams is a partner at the law firm of Coudert Brothers, which firm provides legal services to the Company. Mr. Williams is also a director of Corange.

BOARD COMMITTEES

  The Board of Directors has two standing committees, a Compensation Committee and an Audit Committee, each of which was formed in July 1996.

  Audit Committee. The Audit Committee will meet with the Company's independent public accountants to discuss the scope and results of their examination of the books and records of the Company. It will also meet with the independent public accountants to discuss the adequacy of the Company's accounting and control systems. The Committee will review the audit schedule and consider any issues raised by any member of the Committee, the independent public accountants, the internal audit staff, the legal staff or management. Each year it will recommend to the full Board of Directors the name of an accounting firm to audit the financial statements of the Company. The Audit
Committee consists of Messrs.     and    .

  Compensation Committee. The Compensation Committee will establish overall employee compensation policies and recommend to the Board major compensation programs. The Committee will also administer the Company's employee stock purchase plan and equity incentive plan described below. The Committee will review the performance of corporate officers and will review and approve compensation of directors and corporate officers, including bonus compensation and stock option and other stock awards. The Compensation Committee consists
of Messrs.     and    .

DIRECTOR COMPENSATION

  Directors receive no annual retainer for services provided in that capacity but, except for any director who is also an employee of the Company, receive a meeting fee of $3,000 plus expenses for each meeting of the Board attended and a meeting fee of $1,000 plus expenses for each meeting (including telephonic meetings) attended as a member of a Board committee at a time other than at a regular Board meeting. In addition, the 1996 Equity Incentive Plan (as described below) provides for formula-based grants of options to non-employee directors. See "--Employee Plans--1996 Equity Incentive Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  For the last fiscal year, the Company did not have a Compensation Committee. Compensation for the Company's executive officers, other than the Chairman, was recommended by the Chairman to and approved by the Board of Directors of Corange. The compensation of the Company's Chairman was determined by the Board of Directors of Corange.

EXECUTIVE OFFICER COMPENSATION

                          SUMMARY COMPENSATION TABLE

  The following table sets forth the aggregate cash compensation paid to the Company's chief executive officer and four other most highly compensated executive officers (the "Named Officers") by the Company or its subsidiaries during the fiscal year 1995.

                                                                                 LONG-TERM
                                             ANNUAL                             COMPENSATION
                                          COMPENSATION                           AWARDS(1)
                             --------------------------------------- ----------------------------------
                                                                      PAYOUTS
                                                                      (PAYMENT
                                                                     OF VESTED
                                                        OTHER ANNUAL   PRIOR                ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR SALARY ($) BONUS ($)  COMPENSATION AWARDS ($) AWARDS ($) COMPENSATION
- ---------------------------  ---- ---------- ---------- ------------ ---------- ---------- ------------
James A. Lent...........     1995  530,000   300,000(2)     --        192,758    229,770       7,498(6)
 Chairman of the Board
 and
 Chief Executive Officer
Michael J.                   1995  209,723       97,094     --         41,442    116,155         --
 Dormer(3)(4)...........
 President and Chief
 Operating Officer
R. Michael McCaffrey....     1995  264,575      102,000     --        137,414    144,552       8,745(6)
 President, DePuy
 Development, Inc.
William E. Tidmore......     1995  211,220       85,000     --         44,364     94,712      12,594(6)
 President, DePuy Motech
Robert E. Morel(5)......     1995  173,600       70,000     --         75,112     80,936      12,890(6)
 President, DePuy ACE

- --------
(1) Awards made under LTIP I and LTIP II, as described below.
(2) Mr. Lent's compensation includes $75,000 of additional compensation paid for serving as chief spokesperson for the Corange Group.
(3) Mr. Dormer's compensation, which is paid to him in the United Kingdom, has been converted into U.S. dollars based on an exchange rate of $1.5535 per British Pound, the Noon Buying Rate in New York for cable transfers payable in foreign currencies as of December 29, 1995, as certified for customs purposes by the Federal Reserve Bank of New York (the "Federal Reserve Rate"). In 1995, the Noon Buying Rate ranged from a high of $1.6440 to a low of $1.5302 per British pound.
(4) Mr. Dormer's compensation for 1995 reflects his current position as President of DePuy International Mr. Dormer has been appointed President and Chief Operating Officer of the Company, effective August 5, 1996, at a salary of $350,000.
(5) Mr. Morel's compensation for 1995 reflects his position as Senior Vice President, Operations of the Company. Mr. Morel was appointed President of DePuy ACE, effective May 1996, at a salary of $250,000.
(6) Includes contributions by the Company to the Corange Retirement Income Plan and to the Corange Cash Accumulation Plan.

EMPLOYEE PLANS

  Management Annual Incentive Plan. The Company maintains an annual incentive program for certain officers and key employees (the "Bonus Plan"). Under the Bonus Plan, cash awards are made to individuals at the discretion of the Company's management, based on the performance of the Company with respect to predetermined objectives set forth in the Company's Management by Objective program and the contribution of the individual towards reaching such objectives. The amount of awards made under the Bonus Plan to Messrs. Lent, Dormer, McCaffrey, Tidmore and Morel in 1995 was $300,000 ($75,000 of which was additional compensation for serving as chief spokesperson for the Corange group), $97,094, $102,000, $85,000 and $70,000 respectively.

  Long-Term Incentive Plan. The Company has adopted a long-term incentive plan ("LTIP I"), which is sponsored by Corange for eligible senior executives of Corange and its worldwide affiliates, including the Company, based on the global performance of Corange. To be eligible, an executive must be determined by a committee of Corange officers to have a direct impact on the long-term performance of Corange and be approved by the Board of Directors of Corange. Currently, fourteen of the Company's executives participate, including the Named Officers. Under LTIP I, an executive is awarded performance units, the number of which is based on the committee's overall assessment of the performance of Corange and the individual executive's performance and potential impact on the performance of Corange. Each outstanding performance unit has an initial value determined in U.S. dollars as of the date of grant and, once granted, can only increase in value. Awards may be increased annually, based on the corporate results of Corange, except that any annual increase cannot be less than the corresponding annual increase in the U.S. long-term Treasury bill interest rate. Any annual increase in the value of a new performance unit award automatically increases the value of any outstanding performance units. In the case of an employee who elects to defer payment of an award beyond the fifth anniversary of the grant date, the value of the performance units subject to such award cannot be increased after the fifth anniversary of the grant date, except to reflect any annual increase in the U.S. long-term Treasury bill interest rate. LTIP I awards are subject to a four-year graded vesting schedule, such that an employee who has received an award of performance units will vest cumulatively as to 40% of the performance units awarded on the first anniversary of the grant date and 20% of the performance units on each of the second, third and fourth anniversaries of the grant date. LTIP I awards are paid to the executive as soon as practicable after they have vested, except that employees may elect to defer payment of a portion or all of their LTIP I awards until the end of any calendar year between the date of vesting and the fifteenth anniversary of the grant date. The value of units awarded during 1995 under LTIP I to Messrs. Lent, Dormer, McCaffrey, Tidmore and Morel, based on a unit value of $12.42 as of December 31, 1995, was $229,770, $69,550, $69,552,
$44,712, and $9,936 respectively.

  Additional Long-Term Incentive Plan. The additional long-term incentive plan ("LTIP II") is an annual incentive plan which provides annual cash awards to employee participants, based on the Company's worldwide performance for the prior year as well as a participant's individual performance. Awards vest cumulatively over a three-year period such that 25% of an award and earnings thereon vests on the January 1 following the January 1 on which the award was made, an additional 25% vests on the following January 1 and the award vests fully on the third January 1 following the award date. The LTIP II covers 48 executives of the Company (not including Mr. Lent). Awards made to participants are invested by the Company in mutual funds; however, a return of no less than the return on a 30-year Treasury Bill is guaranteed on such invested awards. The plan provides for a target payout to a participant of 20% of his or her base salary and a maximum payout of 30% of his or her base salary. The value of awards made during 1995 under LTIP II to Messrs. Dormer, McCaffrey, Tidmore and Morel was $46,605, $75,000, $50,000, and $71,000
respectively.

  No additional awards will be made under LTIP I or LTIP II subsequent to April 30, 1996.

  Corange Retirement Income Plan. The Corange Retirement Income Plan (the "RIP") is a tax-qualified target benefit plan sponsored by CUSHI for the benefit of the employees of CUSHI and its affiliates, including the Company. The RIP covers substantially all of the non-union employees of the Company. Under the RIP, the Company is required to make a prescribed annual contribution to the plan, up to statutorily prescribed limits, payable ratably on a monthly basis, in an amount determined necessary to meet the projected targeted benefit under the RIP when all of such contributions and earnings thereon (at an assumed rate of return specified in the plan) are accumulated to the participant's attainment of age 65, the normal retirement date under the plan. The targeted benefit with respect to any participant is equal to the product of 30% of the participant's average compensation (determined with respect to the three calendar years out of the most recent four calendar years in which the participant received the largest amount of compensation) and the amount of the participant's credited service (determined in months, up to a maximum of 360) divided by 360. A separate account is established with respect to each participant under the plan. Amounts contributed under the RIP are invested by the plan's trustee, currently the NBD Bank, N.A., and the benefit which is payable under the RIP is the amount which can be provided from the assets accumulated in the participant's account under the plan. Thus, there is no guaranty under the RIP that the amount available at retirement will be sufficient to provide the targeted benefit. Retirement before age 65 can be elected under certain conditions. Benefits under the plan are generally payable in the form of a 50% joint and survivor annuity with the participant's spouse as the joint annuitant, although a participant may elect, with the consent of his or her spouse in the case of a married participant, to receive a single lump sum payment or certain other forms of annuity payments. The Company made a contribution to the RIP in 1995 in the amount of $897,558. A participant generally vests 100% in the Company contributions made to the RIP upon completing five years of service. As soon as practicable following the Offering, a separate successor RIP will be established by the companies (other than the Company) which participate in the RIP, and, in accordance therewith, assets currently allocated on behalf of employees of such other companies under the RIP will be transferred from the RIP to the successor plan established by such other companies.

  Corange Cash Accumulation Plan. The Corange Cash Accumulation Plan (the "401(k) Plan") is a tax-qualified employee savings and retirement plan maintained by CUSHI for the benefit of the employees of Corange and its affiliates, including the Company. The 401(k) Plan covers substantially all of the Company's non-union employees. Employees eligible to participate may elect to contribute, on a before-tax basis, between 2% and 11% of their compensation, up to statutorily prescribed limits, to the 401(k) Plan as a savings contribution. The Company matches 100% of the pre-tax contributions made by a participant, up to 4% of the participant's compensation. The Company's contribution to the 401(k) Plan for the 1995 year was $1,277,411. A participant's interest in his or her pre-tax contributions, after-tax contributions and rollover contributions to the 401(k) Plan are 100% vested when contributed to the plan. A participant's interest in the Company's matching contributions generally vests 100% upon the participant's completion of three years of service with the Company or with certain affiliates of the Company. As soon as practicable following the Offering, a separate successor 401(k) Plan will be established by the companies (other than the Company) which participate in the 401(k) Plan, and, in accordance therewith, assets currently allocated on behalf of employees of such other companies under the 401(k) Plan will be transferred from the 401(k) Plan to the successor plan established by such other companies.

  Supplemental Retirement Plan (Plan No. 1). The Company has adopted the CUSHI Supplemental Retirement Plan (Plan No. 1) (the "SERP 1") which is sponsored by CUSHI for the senior executives of the companies in the CUSHI consolidated group, including the Company. Plan participants are selected by the Chief Executive Officer of Corange or the Board of CUSHI from the senior executives of the companies in the CUSHI consolidated group, including the Company. Upon reaching the normal retirement date under the plan (defined as the last day of the CUSHI pay period immediately following a participant's 65th birthday) while employed by CUSHI or any of its affiliates, a participant is eligible for supplemental retirement benefits under the plan in an annual amount, payable for the participant's lifetime, equal to 60% of the participant's final average CUSHI income, reduced by the sum of the participant's retirement income from sources other than CUSHI, the benefit payable to the participant under the RIP, any benefit payable to the participant under any defined benefit retirement arrangement maintained by Corange or by any non-U.S. based affiliate of Corange and by one-half of the participant's primary social security benefits. For purposes of the plan, the participant's final average CUSHI income is determined as the annual average of the 36-month period ending on the date of the participant's termination of employment and includes, with respect to a fiscal year, base salary, one-half of the annual cash bonus paid to the participant by CUSHI, participant deferrals pursuant to a 401(k) plan maintained by CUSHI, salary or bonus amounts deferred under any CUSHI nonqualified deferred compensation arrangement and amounts excluded from wages pursuant to a cafeteria plan maintained by CUSHI. The plan also provides for reduced supplemental early retirement, disability and death benefits. A participant forfeits benefits under the plan if the participant's employment is terminated for cause or, if terminated upon death or disability, before completing 5 years of service or reaching age 60 or, if terminated other than upon retirement, death or disability, before completing 10 years of service with CUSHI. In addition, a participant's continuing right to receive benefits is conditioned on the participant's compliance with certain noncompetition, nonsolicitation and confidentiality plan requirements. Currently, the SERP 1 covers Mr. Lent.

  Supplemental Retirement Plan (Plan No. 2). The CUSHI Supplemental Retirement Plan (Plan No. 2) (the "SERP 2") is sponsored by CUSHI for the executives of CUSHI and its affiliates, including the Company. The SERP 2 covers executives not covered by the SERP 1. The SERP 2 provides the same level of benefits provided in the SERP 1 and generally contains the same provisions as described above with respect to the SERP 1. However, for purposes of determining the participant's final average CUSHI income, any annual cash bonus paid to the participant with respect to a fiscal year or any bonus amount which is deferred under any CUSHI nonqualified deferred compensation arrangement is not taken into account. Currently, the SERP 2 covers Messrs. Tidmore, McCaffrey and other senior executives of the Company.

  Amounts necessary to fund the benefits under the SERP 1 and the SERP 2 are determined by the Company's actuarial consultants and such amounts are then paid into a grantor trust to provide the benefits under the plans. While the purpose of the trust is to provide plan participants with greater security that their benefits will be paid, the assets held under the trust become available to be paid to the Company's creditors in the event of the Company's insolvency. The Company is liable for any payments under the plans to the extent that payments are not made from the trust. As soon as practicable following the Offering, a separate successor SERP 1 and SERP 2 will be established by the companies (other than the Company) which participate in SERP 1 and SERP 2, and, in accordance therewith, assets currently allocated on behalf of employees of such other companies under the SERP 1 and under the SERP 2 will be transferred from the SERP 1 and the SERP 2, as applicable, to the successor plans established by such other companies.

  Estimated Retirement Benefits Under the RIP and the SERP I and the SERP
II. If Messrs. Lent, McCaffrey, Tidmore and Morel continue in the positions identified above and retire at their respective normal retirement dates set forth under the RIP and the SERP I or the SERP II, as the case may be, the estimated annual pension amounts payable under the RIP and the SERP I or the SERP II, as the case may be, would be, respectively, with respect to Mr. Lent, $36,000 and $364,512, with respect to Mr. McCaffrey $34,500 and $116,757, with respect to Mr. Tidmore, $33,000 and $86,244 and with respect to Mr. Morel, $25,500 and 0 (Mr. Morel does not participate in the SERP I or the SERP II). As described above, the actual benefit under the RIP is the amount actually accumulated in the participant's account as of the payment date. The amount stated herein is the targeted single life annuity benefit amount. The amount stated for the SERP I or the SERP II, as applicable, is expressed as a joint and 50% survivor annuity amount.

  DePuy International Ltd Pension and Life Assurance Scheme. DePuy International has adopted the DePuy International Ltd Pension and Life Assurance Scheme (the "UK Pension Plan") for the benefit of the permanent salaried staff employees and employees at the director level of DePuy International who are at least age 18, are not age 60 at the time that participation commences and who elect to participate in the plan. Currently, Mr. Dormer is the only Named Officer in the UK Pension Plan. Participants in the plan are required to contribute 5% of their basic salaries plus specified allowances to the UK Pension Plan, except that employees who are at the director level contribute at a 6% rate. Under the UK Pension Plan, a participating employee who retires at age 65 (age 60 for employees at the director level), the normal retirement date specified in the plan, will receive a pension calculated as follows: 1/60th (other amounts may be applicable with respect to participants who joined the plan before 1978) multiplied by the employee's final pensionable salary (as defined below) multiplied by the employee's pensionable service (as defined below). The pension with respect to a plan participant who is at the director level accrues at the rate of 1/30th of final pensionable salary for each year of pensionable service, to a maximum benefit equal to two-thirds of such salary. For purposes of the plan, an employee's pensionable salary is his or her basic annual salary and the final pensionable salary is the average of the three highest consecutive years of pensionable salaries during the ten-year period preceding normal retirement or earlier date of termination of participation in the plan. Pensionable service, for purposes of the UK Pension Plan generally is an employee's consecutive years and months of participation in the plan. Participants who retire may elect to receive a portion of their benefits in the form of a tax-free lump sum payment, in which event benefits remaining to be paid under the plan will be reduced.

  Pensions payable under the plan are increased annually to reflect cost of living increases. Pension benefits are guaranteed for five years and provide for surviving spouse benefits payable on a joint and 50% survivor annuity basis. If a participant dies while working for the Company, a lump sum life assurance benefit and refund of the accumulated value of contributions made by the participant will be paid pursuant to the direction of the plan's trustees and a lifetime pension under the plan will be payable to the participant's spouse. Participants who have attained age 50 may elect to receive a reduced early retirement pension. The reduction may be waived by the plan's trustees if the retirement is due to the serious ill health of the participant. Participants can elect to make additional voluntary contributions under the plan in order to provide additional pension benefits. Participants who leave the employ of the company after they have completed two or more years of plan membership are eligible to receive a deferred vested pension or to have the value of their accrued benefits transferred to another plan. Participants who terminate their employment prior to completing two years of plan membership will receive a refund of their accumulated contributions. Participants in the plan also receive long-term disability insurance benefits. Approximately 900 employees currently are participating in the UK Pension Plan. The aggregate contribution of participating employees during 1995 to the UK Pension Plan was $855,169 (based on a conversion at the Federal Reserve Rate).

  DePuy International Executive Retirement Benefits Scheme. DePuy International has adopted the DePuy International Executive Retirement Benefits Scheme (the "UK Serp"). Currently, Mr. Dormer is the only participant in the UK Serp. Under the UK Serp, DePuy International contributes an amount which is actuarially determined each year as necessary to provide the projected targeted benefit under the plan. The targeted benefit is two-thirds of the participant's final pensionable salary (as such term is defined above) when the benefits under the UK Serp are added to the benefits under the UK Pension Plan. A separate account is established with respect to each participant in the plan. Amounts under the UK Serp are invested and the benefit which is payable under the plan is the amount which can be provided from the assets accumulated in the participant's account under the plan. Thus, there is no guaranty under the UK Serp that the amount available at retirement will be sufficient to provide the targeted benefit. In the event of Mr. Dormer's death, a lump sum death benefit is also payable under the plan. The actuary with respect to the UK Serp has determined that the contribution with respect to Mr. Dormer should be approximately 38.8% of his pensionable salary. The targeted benefit under the UK Serp with respect to Mr. Dormer is $155,350 (inclusive of the benefit of $79,456 expected to be payable to him under the UK Pension Plan), and the amount contributed with respect to Mr. Dormer to the plan in 1995 was $39,964 (based on a conversion at the Federal Reserve Rate).

  1996 Equity Incentive Plan. The Company will adopt, effective as of the date of the Offering and subject to the approval of shareholders of the Company, the DePuy, Inc. 1996 Equity Incentive Plan (the "Incentive Plan") for the benefit of (1) the executive personnel, key employees, sales representatives and consultants of the Company and its affiliates and (2) the non-employee directors of the Company. Employees, sales representatives and consultants will be selected to participate in the Incentive Plan by a committee of the Board designated to administer the plan, which is currently the Compensation Committee. However, the Compensation Committee has no discretion to select non-employee directors to participate in the Incentive Plan, which contains specific provisions with respect to the automatic participation of the non-employee directors. Under the Incentive Plan, participants may be awarded stock options, stock appreciation rights, restricted stock and stock units, performance awards payable in cash or shares of stock and other stock-based awards.

  Subject to the terms of the plan, the Compensation Committee has the sole discretion to administer the plan, including the discretion to make awards, and to determine the number of shares to be covered by an option, stock appreciation right, restricted stock or restricted stock unit or other stock-based awards, the exercise price with respect to options, the length of the restricted period with respect to restricted stock, the performance goals to be achieved with respect to performance awards and the form of payment thereof, vesting requirements and other terms and conditions of the awards. The Incentive Plan provides that the aggregate number of shares of the Company's stock which will be available under the Incentive Plan for award to participants will be 10,000,000. The number of shares with respect to which awards may be granted to any participant during any calendar year under the plan may not exceed 1,000,000 shares. The maximum number of shares available for restricted stock awards under the plan is 350,000. Upon a change of control of the Company (as defined in the plan), all outstanding awards held by participants will vest fully, become immediately exercisable or payable or have all restrictions removed, as applicable, and no outstanding stock appreciation right may be terminated, amended or suspended, unless it is determined that the net after-tax amount to be realized by the participant would be greater if such vesting did not occur. Specifically with respect to non-employee directors, stock option awards made under the plan will vest in equal cumulative annual installments over a three-year period from the grant date.

  The Incentive Plan provides for an automatic grant of options, effective as of the date of the Offering and with an exercise price equal to the initial public offering price, with respect to 20,000 shares, to each non-employee director of the Company immediately following the Offering. No director who is a full-time employee of the Company or who owns beneficially more than 10% of the total voting power of all classes of stock of the

Company is eligible to participate. The exercise price of options granted under the Incentive Plan to non-employee directors shall be the fair market value as determined under the plan as of the date of grant, and the options shall vest in equal cumulative annual installments over three years.

  The Compensation Committee is expected to grant, effective as of the date of the Offering and with an exercise price equal to the initial public offering price, option awards under the Incentive Plan to Mr. Lent, with respect to 150,000 shares, to Mr. Dormer, with respect to 75,000 shares, to Mr. McCaffrey, Mr. Tidmore, Mr. Morel, Mr. Artusi, Mr. Oberhausen and Mr. Seward, with respect to 40,000 shares each, and to Mr. Andre and Mr. Taylor, with respect to 20,000 shares each, for a total option award to executive officers with respect to 505,000 shares. In addition, the Compensation Committee is expected to grant, effective as of the date of the Offering and with an exercise price equal to the initial public offering price, option awards to managers with respect to approximately 300,000 shares. The Compensation Committee is expected to grant, effective as of the date of the Offering and with an exercise price equal to the initial public offering price, option awards to sales representatives with respect to approximately 500,000 shares and option awards to consultants with respect to 600,000 shares. In addition, upon the Offering and with an exercise price equal to the initial public offering price, approximately 6 non-employee directors will receive automatic grants under the plan, for a total option grant to non- employee directors with respect to 120,000 shares.

  DePuy, Inc. Employee Stock Purchase Plan. The Company will adopt, effective as of January 1, 1997 or as soon as practicable thereafter, and subject to shareholder approval, the DePuy, Inc. Employee Stock Purchase Plan (the "Stock Purchase Plan") for the purpose of providing the employees of the Company and its subsidiary corporations with an opportunity to participate in equity ownership of the Company by purchasing stock of the Company at a discount. Under the Stock Purchase Plan, four annual offerings of the Company's common stock will be made, beginning as of January 1, 1997 or as soon as practicable thereafter, and on each anniversary of the effective date thereafter for three years, and running for a period of twelve months. Alternatively, each such annual offering may be divided into two six-month offerings beginning as of January 1, 1997 or as soon as practicable thereafter, and on each anniversary of such date thereafter, and on the date which is six months subsequent to such date and each anniversary thereafter and terminating, respectively, on the following June 30 and December 31. All employees who have completed 90 days of employment with the Company are eligible to participate in offerings under the Stock Purchase Plan. In order to participate, an eligible employee must authorize payroll deductions at a rate of 1% to 10% of base pay, which deductions are credited to the participant's plan account. On the commencement date of each offering, a participant is deemed to have been granted an option to purchase an amount of stock determined by a formula which takes into account the percentage elected for payroll deductions, the amount of the employee's base pay and the value assigned to the stock under the plan for such date. The option price of the stock under the Stock Purchase Plan is the lower of 85% of the fair market value of the stock on the offering commencement date or 85% of the fair market value on the offering termination date. No employee may be granted an option to participate in the plan if, immediately after such grant, the employee would own stock or have outstanding options to buy stock possessing 5% or more of the total voting power of the stock of the Company or an option to participate which allows the employee's rights to buy stock under all stock purchase plans of the Company to accrue at a rate exceeding $25,000 in the fair market value of the stock for each year in which such award is outstanding. A participant will be deemed to have automatically exercised his or her option to purchase shares of the Company during any offering, unless the participant elects otherwise in writing. Upon termination of employment, all payroll deductions are returned to the employee, except that if the employee dies, his or her beneficiary has the right to use the accumulated payroll deductions to date to exercise the participant's option to purchase stock. The Stock Purchase Plan is intended to be a global plan, and it is expected that the Stock Purchase Plan will be amended to cover certain employees of the Company outside the U.S., subject to and in accordance with applicable local law.

  The Stock Purchase Plan will be administered by a committee appointed by the Board, which is currently the Compensation Committee. The members of the committee will not be eligible to participate in the Stock Purchase Plan.

EMPLOYMENT AND TERMINATION OF EMPLOYMENT AGREEMENTS

  The Company has entered into employment agreements with the Named Officers. The agreements require the Company to provide the executive with 24 months' advance notice (36 months, in the case of Mr. Lent, and 3 months, in the case of Mr. Dormer) if the Company terminates his employment for any reason other than for cause, as defined in the agreement, or constructively terminates the executive's employment (also with respect to Mr. Dormer, a previous agreement with the Company provides that the Company must provide him with 24 months' advance notice, at a rate of compensation lower than that in effect during the term of his current employment agreement, if the Company terminates his employment for any reason other than for cause, which provision remains effective). An executive may terminate his employment with the Company upon 6 months' advance notice. During the applicable notice period, following notice given by either the Company or the executive, during which the Company may discontinue its use of the executive's services, the executive will receive continuation of his salary, a prorated bonus with respect to such period, continuation of his car allowance and continuation of participation in the 401(k) Plan (except for Mr. Dormer who does not participate in such plan), the RIP (except for Mr. Dormer who does not participate in the RIP), the SERP I or the SERP II, as applicable (except for Messrs. Dormer and Morel who do not participate in the SERP I or the SERP II), LTIP I, LTIP II and any successor stock plans, and the Company's medical plans (under certain conditions, certain Named Officers may be entitled to medical coverage for life). In addition, the employment agreements with respect to Messrs. Lent, McCaffrey and Tidmore provide for acceleration of eligibility to receive benefits under the applicable SERP at age 55 if the executive's notice period is in effect and, if the Company's notice period is in effect, the Company will make such funding as necessary to provide the executive with enhanced benefits under the applicable SERP equal to the amount that the executive would have received under the RIP and the applicable SERP had he been employed by the Company for three years past the last day of the Company's notice period.

  Pursuant to Mr. Dormer's agreement, the Company will continue contributions on his behalf to the UK Pension Plan and the UK Serp, at the rate effective on the date notice is given, through the applicable notice period. In addition, the Company will contribute to the UK Serp on Mr. Dormer's behalf a sum equal to two years' contributions.

  The current agreements with the Named Officers, as described above, will cease to be effective as of May 31, 1997 (and any prior existing agreement with respect to such terms shall again become effective) if, by such date, the Offering or other form of transfer of all, or a part, of the ownership of the Company, whether by public or private sale, has not taken place.

                             CERTAIN TRANSACTIONS

  The Company insures the first level of its Product Liability and Completed Operations Insurance coverage with Bellago, a wholly-owned subsidiary of Corange. Pursuant to a policy effective November 15, 1994, Bellago extended to the Company defense and indemnity protection for claims arising from occurrences for which the Company is, or might alleged to be, liable to third parties during the period June 1, 1986 through May 31, 1994 and defense and indemnity protection for all claims brought against the Company during the period June 1, 1994 through May 31, 1995. The policy was renewed in 1995 and will be renewed in 1996. The limit of coverage during each policy period corresponds with, and is equal to, that amount of potential liability which is not covered by insurance coverage from other insurance companies.

  At or prior to the Offering, BMC will be transferred by CUSHI (the predecessor of the Company) out of the CUSHI consolidated group to
Pharminvest, and in consideration thereof Pharminvest will forgive       in
indebtedness owed by CUSHI to Pharminvest and will pay CUSHI approximately
     , representing the amount by which the appraised fair market value of BMC
exceeds      . Accordingly, none of such       in indebtedness will continue
to be outstanding following the Offering. See "Pre-Offering Reorganization."

  Various subsidiaries of the Company have issued promissory notes in favor of non-DePuy entities in the Corange group. Those notes, which will remain outstanding following the Offering, call for the payment of various rates of interest. Such notes involve an aggregate indebtedness of $60.5 million. Of such amount, a total of $29.3 million in principal amount will become due in 1996. A total of $23.9 million will become due in 1999 and $1.2 million in the year 2001. The remaining $6.1 million is in the form of demand notes with no specified maturity dates.

  The Debt Facility requires Corange to retain direct or indirect ownership of at least 65% of the Company's voting stock. The Debt Facility contains covenants which limit aggregate borrowings by all entities within the Corange group, absent a consent from the lenders under the facility. All borrowings by Corange and its direct and indirect subsidiaries, including the Boehringer Mannheim companies and the DePuy companies, would be aggregated for purposes of determining whether such aggregate limit on borrowings has been exceeded. Should the Company require additional financing in the future, whether in connection with financing acquisitions, capital expenditures, working capital or otherwise, the Company's ability to borrow could be constrained (absent a consent by the lenders) by the covenants in the Debt Facility; in addition, should the Company wish to acquire any entity which has significant debt, the Company's ability to consummate such transaction could also be constrained (absent a consent by the lenders) by the covenants in the Debt Facility. The notes issued under the Debt Facility have varying maturity dates, ranging from the year 2003 to the year 2008. The covenants contained in the Debt Facility will continue to apply as long as any notes remain outstanding under the Debt Facility.

  The Company and the Selling Stockholders have entered into a Registration Rights Agreement, pursuant to which Corange and the other Selling Stockholders have the right to require the Company to file one or more Registration Statements with the Securities and Exchange Commission (the "Commission") registering, for resale to the public, the shares of Common Stock held by the Selling Stockholders. See "Shares Eligible for Future Sale."

  The Company funds, pursuant to an oral agreement, an ongoing research project being conducted by BMC in Indianapolis, Indiana. This project involves research performed by BMC relating to orthobiologic materials that might be used in regeneration of human bone and cartilage, cell therapies and tissue engineering. The arrangement began in 1992 and continues to the present. From the beginning of this project through the end of 1996, the Company expects to have spent approximately $2.5 million. It is the Company's intention to continue this arrangement following the Offering.

  In connection with the Company's pre-offering reorganization, Lakeside, the Mexican subsidiary affiliated with the Boehringer Mannheim business of the Corange group, will transfer certain of their assets attributable to the DePuy business to a newly created subsidiary of CUSHI. See "Pre-Offering Reorganization." In connection with such transfers the Company's newly-formed subsidiary in Mexico, DePuy, Mexico, S.A. de C.V. is in the process of negotiating a two-year Shared Services Agreement with Lakeside, which, among other things, requires Lakeside to provide office and warehouse space, clerical assistance and general administrative services, including accounting and bookkeeping services, in exchange for a fee equal to 110% of the direct and indirect costs of furnishing the services.

  To manage foreign exchange risk associated with operations outside the U.S., the Company's subsidiaries have, and will for the immediate future enter into, foreign currency exchange contracts with Corange to reduce exposure to exchange rate movements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                            PRINCIPAL STOCKHOLDERS

  Prior to the Offering, all     outstanding shares of Common Stock of the
Company will be owned by Corange and three indirect wholly-owned subsidiaries of Corange (collectively, the "Selling Stockholders"). After the Offering, the
Selling Stockholders will continue to own     shares of the Common Stock of
the Company, or approximately  % of the Common Stock outstanding (    shares,
or approximately % of the Common Stock outstanding, if the Underwriters' over-allotment option is fully exercised).

  The following table sets forth certain information regarding the beneficial ownership by each of the Selling Stockholders of the Company's Common Stock as of immediately prior to the Offering and as adjusted to reflect the sale of Common Stock sold in the Offering (assuming no exercise by the Underwriters of the over-allotment option):

                          BENEFICIAL OWNERSHIP                        BENEFICIAL OWNERSHIP
                            PRIOR TO OFFERING                            AFTER OFFERING
                          ------------------------                    ------------------------
                            NUMBER                   NUMBER OF SHARES   NUMBER
NAME OF BENEFICIAL OWNER   OF SHARES     PERCENT      BEING OFFERED    OF SHARES     PERCENT
- ------------------------  -----------   ----------   ---------------- -----------   ----------
Corange International
 Holdings B.V...........
 Tripolis Building 100
 Burgerweeshuispad 141
 NL-1076 EW
 Amsterdam, The Nether-
 lands
Corange International
 Limited................
 P.O. Box HM 2026
 Hamilton HM HX
 Bermuda
Corange Limited.........
 22 Church Street
 HM 11
 P.O. Box HM 2026
 Hamilton, HM HX
 Bermuda
Pharminvest S.A.........
 145, rue de Treves
 Luxembourg, G.D.

  The Selling Stockholders have no present intention of selling additional shares of Common Stock and have entered into an agreement with the Representatives of the Underwriters not to sell any such shares (other than, in the case of the Selling Stockholders, in connection with transfers to other direct or indirect subsidiaries of Corange) for a period of 180 days after the date of this Prospectus without the consent of Morgan Stanley & Co. Incorporated. See "Underwriting."

  Pursuant to the Debt Facility, Corange is required to retain, as long as the Debt Facility remains outstanding, direct or indirect ownership of at least 65% of the Company's voting stock. See "Certain Transactions."

  The Company and the Selling Stockholders have entered in a Registration Rights Agreement, pursuant to which Corange and the other Selling Stockholders have the right to require the Company to file one or more Registration Statements with the Commission registering, for resale to the public, shares of Common Stock held by the Selling Stockholders. See "Certain Transactions."

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  Pursuant to the Company's Certificate of Incorporation, the Company's authorized capital stock consists of 130,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value
$1.00 per share (the "Preferred Stock"), of which     shares of Common Stock
and no shares of Preferred Stock were outstanding immediately prior to the
Offering. Upon completion of the Offering, there will be     shares of Common
Stock outstanding. The Company's Certificate of Incorporation provides that the Company may not issue more than an aggregate of 115,000,000 shares of Common Stock, (including, without limitation, any shares of Common Stock reserved and/or in respect of options, warrants or other rights or in respect of any securities convertible into or exchangeable for Common Stock), without first receiving the consent in writing of any person who, directly and/or through any direct or indirect over fifty percent-owned subsidiary, owns over fifty percent of the Company's outstanding Common Stock.

  The Certificate of Incorporation and by-laws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company.

  The following summary of certain provisions of the Company's capital stock describes provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, the Certificate of Incorporation and the by-laws of the Company that are included as exhibits to the Registration Statement of which this Prospectus forms a part and by the provisions of applicable law.

COMMON STOCK

  Each holder of Common Stock is entitled to one vote for each share held on all matters on which holders of Common Stock are entitled to vote and, except as otherwise required by law and except for any voting rights applicable to any outstanding series of Preferred Stock, the holders of Common Stock possess all voting power held by stockholders of the Company. All holders of shares of Common Stock, subject to any preferences that may be applicable to any outstanding series of Preferred Stock, are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of shares of Common Stock would be entitled to share ratably in the Company's assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted the holders of any outstanding shares of Preferred Stock. Holders of shares of Common Stock have no preemptive or other subscription rights. In addition, there are no cumulative voting rights with respect to the election of directors. The rights, preferences and privileges of the holders of shares of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate in the future.

PREFERRED STOCK

  The Board of Directors is authorized, subject to any limitations prescribed by law, without stockholder approval, from time to time to issue up to an aggregate of 10,000,000 shares of Preferred Stock in one or more series, each of such series to have such terms, rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as may be determined by the Board of Directors. Issuance of Preferred Stock, while providing desirable flexibility in connection with possible financing, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of the Company. The Board of Directors has no present plans to issue any shares of Preferred Stock. The Board of Directors will make any determination to issue shares of Preferred Stock based on its judgment as to the best interests of the Company and its stockholders.

CERTAIN CHARTER, BY-LAW AND DELAWARE LAW PROVISIONS

  Certain provisions of the DGCL and the Company's Certificate of Incorporation and by-laws, summarized below, may be considered to have an anti-takeover effect and may delay, deter or prevent a tender offer, proxy contest or other transaction that some, or a majority, of the Company's stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

  Number of Directors; Classified Board. The Certificate of Incorporation provides that there be between three and fifteen directors, the exact number of directors to be determined from time to time by the Board of Directors. The Certificate of Incorporation and by-laws divide the Board of Directors into three classes, as nearly equal in number as possible, serving staggered terms. Approximately one-third of the Board will be elected each year. Any vacancy on the Board of Directors, including those created by an increase in the size of the Board, may be filled by the vote of a majority of the directors in office, even if less than a quorum. Any director elected to fill a vacancy will hold office for a term coincident with the term of the class to which he or she was elected which will not necessarily be the next annual stockholders meeting. Directors may be removed from office with or without cause by the affirmative vote of the holders of more than fifty percent of the outstanding stock of the corporation then entitled to vote generally for the election of directors, considered as one class. The provision of the Certificate of Incorporation providing for a staggered Board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the Board of Directors until the fourth annual stockholders meeting following the date the acquiror obtains the controlling stock interest. This provision could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company and could increase the likelihood that incumbent directors will retain their positions.

  Special Stockholder Meetings. The Certificate of Incorporation and by-laws provide, subject to the rights of holders of any class or series of stock having a preference as to dividend or upon liquidation, that special meetings of stockholders may be called by the Board of Directors, the Chairman or the President. Thus, stockholders, in their capacity as such, are not entitled to call a special meeting of stockholders.

  Advance Notice Procedures. The Certificate of Incorporation and by-laws also establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before a meeting of stockholders of the Company. Stockholders may only consider proposals or nominations brought before the meeting in accordance with this procedure or by the Board of Directors. Although the Board of Directors has no power to approve or disapprove stockholder nominations of candidates or stockholder proposals regarding other business to be conducted at a stockholders' meeting, the advance notice procedure may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

  Indemnification. The Certificate of Incorporation provides that the Company will indemnify, to the full extent authorized or permitted by the DGCL, any person made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust or other enterprise as a director, officer, employee or agent.

  Limitation of Liability. The Certificate of Incorporation provides that no director of the Corporation will be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director other than for: (i) any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) authorization of illegal dividends, or (iv) any transaction from which such director derived an improper personal benefit.

  Delaware Anti-Takeover Law. The Company is subject to Section 203 of the DGCL which, subject to certain exceptions, prohibits a publicly held Delaware corporation from engaging in a broad range of "business combinations" with any "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) for a period of three years from the date of the transaction in which the person became an interested stockholder, unless: (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Company's Common Stock is       .
Its telephone number is       .

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, the Company will have    shares of Common
Stock outstanding. Of these shares, the    shares sold in the Offering (
shares, if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction under the Securities Act, except for any such shares which may be acquired by an "affiliate" of the Company as that term is defined in Rule 144 under the Securities Act. Persons who may be deemed to be affiliates generally include individuals or entities that control, are controlled by, or are under common control with, the Company and may include directors and executive officers of the Company. Shares purchased by affiliates of the Company may generally be sold in compliance with the resale limitations of Rule 144.

  The     shares of Common Stock which continue to be held by the Selling
Stockholders upon completion of this Offering will be "restricted securities" within the meaning of Rule 144 and may not be sold in the absence of registration under the Securities Act or unless an exemption from registration is available, including the exemptions contained in Rule 144 under the Securities Act.

  In general, under Rule 144, persons such as the Selling Stockholders who hold restricted securities and who have beneficially owned restricted securities for at least two years would be entitled to sell within any three-month period a number of restricted securities that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume in the over-the-counter market during the four calendar weeks preceding such sale, provided that the seller files a Form 144 with respect to such sale, that certain public information concerning the Company is available and that the seller complies with certain requirements concerning the manner of sale. A person who is deemed to be an affiliate of the Company, including members of the Board of Directors and executive officers of the Company, would also need to comply with the restrictions and requirements of Rule 144, other than the two-year holding period requirement, in order to sell shares of Common Stock that are not restricted securities, unless such sale is registered under the Securities Act.

  Additionally, under Rule 144(k), a person who holds restricted shares and who is not an affiliate of the Company, and who has not been an affiliate of the Company at any time during the 90 days preceding a sale by such person, would be entitled to sell restricted securities without regard to the limitations described above, provided that the restricted securities have been beneficially owned for at least three years. The Commission has proposed reducing the three year and two year restrictions described above to two and one year restrictions, respectively. It is not known at this time whether this proposal will be adopted.

  The Company and the Selling Stockholders have entered into an agreement with the Representatives of the Underwriters not to offer or sell any shares of Common Stock (other than, in the case of the Selling Stockholders, in connection with transfers to other direct or indirect subsidiaries of Corange) for a period of 180 days after the date of this Prospectus without the prior written consent of Morgan Stanley & Co. Incorporated. See "Underwriting."

  Pursuant to the Debt Facility, Corange is required to retain, as long as the Debt Facility is outstanding, direct or indirect ownership of at least 65% of the Company's voting stock. See "Certain Transactions."

  The Company and the Selling Stockholders have entered into a Registration Rights Agreement, pursuant to which Corange and the other Selling Stockholders have the right to require the Company to file one or more Registration Statements with the Commission registering, for resale to the public, shares of Common Stock held by the Selling Stockholders. See "Certain Transactions."

  Prior to consummation of the Offering, there has been no public market for the Common Stock, and no prediction can be made as to the effect, if any, that future sales of shares of Common Stock, or the availability of such shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales may occur, could adversely affect the then-prevailing market prices for the Common Stock.

                CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

  The following is a discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of Common Stock by a "Non-U.S. Holder." A "Non-U.S. Holder" is a person or entity that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership, or a non-resident fiduciary of a foreign estate or trust.

  This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), and administrative interpretations as of the date hereof, all of which are subject to change, including changes with retroactive effect. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to Non-U.S. Holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction.

  Proposed United States Treasury Regulations were issued on April 15, 1996 (the "Proposed Regulations") which, if adopted, would affect the United States taxation of dividends paid to a Non-U.S. Holder on Common Stock. The Proposed Regulations generally are proposed to be effective with respect to dividends paid after December 31, 1997, subject to certain transition rules. The discussion below is not intended to be a complete discussion of the provisions of the Proposed Regulations, and prospective investors are urged to consult their tax advisors with respect to the effect the Proposed Regulations would have if adopted.

  Prospective holders should consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of Common Stock, including the consequences under U.S. federal law as well as under the laws of any state, local or foreign jurisdiction.

DIVIDENDS

  Subject to the discussion below, dividends paid to a Non-U.S. Holder of Common Stock generally will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. For purposes of determining whether tax is to be withheld at a 30% rate or at a reduced rate as specified by an income tax treaty, the Company ordinarily will presume that dividends paid to an address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted.

  Under the Proposed Regulations, to obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally would be required to provide an Internal Revenue Service ("IRS") Form W-8 certifying such Non-U.S. Holder's entitlement to benefits under a treaty. The Proposed Regulations also would provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends paid to a Non-U.S. Holder that is an entity should be treated as paid to the entity or to those holding an interest in that entity.

  There will be no withholding tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States if the Non-U.S. Holder files a valid IRS Form 4224 (or, if and when the Proposed Regulations become effective, a Form W-8) stating that the dividends are so connected. Instead, the effectively connected dividends will be subject to regular U.S. income tax in the same manner as if the Non-U.S. Holder were a U.S. resident. A non-U.S. corporation receiving effectively connected dividends also may be subject to an additional "branch profits tax" which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) of the non-U.S. corporation's effectively connected earnings and profits, subject to certain adjustments.

  Generally, the Company must report to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

  Dividends paid to a Non-U.S. Holder at an address within the United States may be subject to backup withholding imposed at a rate of 31% if the Non-U.S. Holder fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and certain other information. The Proposed Regulations would, if adopted, alter the foregoing rules in certain respects, including by providing certain presumptions under which a Non-U.S. Holder would be subject to backup withholding in the absence of the certification from the holder as to non-U.S. status, regardless of whether dividends are paid to a U.S. or non-U.S. address.

GAIN ON DISPOSITION OF COMMON STOCK

  A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of Common Stock unless (i) the gain is effectively connected with a trade or business of such holder in the United States, (ii) in the case of certain Non-U.S. Holders who are non-resident alien individuals and hold the Common Stock as a capital asset, such individual is present in the United States for 183 or more days in the taxable year of disposition, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of the Code regarding the taxation of U.S. expatriates, or (iv) the Company is or has been a "U.S. real property holding corporation" within the meaning of Section 897(c)(2) of the Code at any time within the shorter of the five-year period preceding such disposition or such holder's holding period. The Company is not, and does not anticipate becoming, a U.S. real property holding corporation.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING ON DISPOSITION OF COMMON STOCK

  Under current United States federal income tax law, information reporting and backup withholding imposed at a rate of 31% will apply to the proceeds of a disposition of Common Stock paid to or through a U.S. office of a broker unless the disposing holder certifies as to its non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a non-U.S. office of a non-U.S. broker. However, U.S. information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds outside the United States if (A) the payment is made through an office outside the United States of a broker that is either (i) a U.S. person, (ii) a foreign person which derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (iii) a "controlled foreign corporation" for U.S. federal income tax purposes and (B) the broker fails to maintain documentary evidence that the holder is a Non-U.S. Holder and that certain conditions are met, or that the holder otherwise is entitled to an exemption.

  The Proposed Regulations would, if adopted, alter the foregoing rules in certain respects. Among other things, the Proposed Regulations would provide certain presumptions under which a Non-U.S. Holder would be subject to backup withholding in the absence of certification from the holder as to non-U.S. status.

  Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

FEDERAL ESTATE TAX

  An individual Non-U.S. Holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in the Common Stock will be required to include the value thereof in his gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

                                 UNDERWRITING

  Under the terms and subject to the conditions in the Underwriting Agreement dated the date of this Prospectus (the "Underwriting Agreement"), the Company has agreed to sell shares of Common Stock and the U.S. Underwriters named below, for whom Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc., Cowen & Company and Furman Selz LLC are serving as U.S. Representatives, have severally agreed to purchase, and the International Underwriters named below, for whom Morgan Stanley & Co. International Limited, Bear, Stearns International Limited, Cowen & Company and Furman Selz LLC are serving as International Representatives, have severally agreed to purchase, the respective number of shares of Common Stock set forth opposite their names below:

                                                                             NUMBER OF
                   NAME                                                       SHARES
                   ----                                                      ---------
   U.S. Underwriters:
    Morgan Stanley & Co. Incorporated.......................................
    Bear, Stearns & Co. Inc.................................................
    Cowen & Company.........................................................
    Furman Selz LLC.........................................................
                                                                               ----
     Subtotal...............................................................
                                                                               ----
   International Underwriters:
    Morgan Stanley & Co. International Limited..............................
    Bear, Stearns International Limited.....................................
    Cowen & Company.........................................................
    Furman Selz LLC.........................................................
                                                                               ----
     Subtotal...............................................................
                                                                               ----
       Total................................................................
                                                                               ====

  The U.S. Underwriters and the International Underwriters are collectively referred to as the "Underwriters". The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all the shares of Common Stock offered hereby if any such shares are taken.

  Pursuant to the Agreement Between U.S. Underwriters and International Underwriters, each U.S. Underwriter has represented and agreed that, with certain exceptions, (a) it is not purchasing any U.S. Shares (as defined below) being sold by it for the account of anyone other than a United States or Canadian Person (as defined below) and (b) it has not offered or sold, and will not offer or sell, directly or indirectly, any U.S. Shares or distribute any prospectus relating to the U.S. Shares outside the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement Between U.S. and International Underwriters, each International Underwriter has represented and agreed that, with certain exceptions, (a) it is not purchasing any International Shares (as defined below) being sold by it for the account of any United States or Canadian Person and (b) it has not offered or sold, and will not offer or sell, directly or indirectly, any International Shares or distribute any prospectus relating to the International Shares within the United States or Canada or to any United States or Canadian Person. With respect to any Underwriter that is a U.S. Underwriter and an International Underwriter, the foregoing representations and agreements (i) made by it in its capacity as a U.S. Underwriter shall apply only to shares purchased by it in its capacity as a U.S. Underwriter,
(ii) made by it in its capacity as an International Underwriter shall apply only to shares purchased by it in its capacity as an International Underwriter, and (iii) do not restrict its ability to distribute any prospectus relating to the shares of Common Stock to any person. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement Between U.S. and International Underwriters. As used herein, "United States or Canadian Person" means any national or resident of the United States or Canada or any corporation, pension, profit-sharing, or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States and Canada of any United States or Canadian Person) and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian Person. All shares of Common Stock to be purchased by the U.S. Underwriters and the International Underwriters under the Underwriting Agreement are referred to herein as the "U.S. Shares" and the "International Shares," respectively.

  Pursuant to the Agreement Between U.S. Underwriters and International Underwriters, sales may be made between the U.S. Underwriters and International Underwriters of any number of shares of Common Stock to be purchased pursuant to the Underwriting Agreement as may be mutually agreed. The per share price of any shares so sold shall be the Price to Public set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

  Pursuant to the Agreement Between U.S. Underwriters and International Underwriters, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any shares of Common Stock, directly or indirectly, in Canada in contravention of the securities laws of Canada or any province or territory thereof and has represented that any offer of shares of Common Stock in Canada will be made only pursuant to an exemption from the requirements to file a prospectus in the province or territory of Canada in which such offer is made. Each U.S. Underwriter has further agreed to send any dealer who purchases from it any shares of Common Stock a notice stating in substance that, by purchasing such shares of Common Stock, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such shares of Common Stock in Canada or to, or for the benefit of, any resident of Canada in contravention of the securities laws of Canada or any province or territory thereof and that any offer of shares of Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province of Canada in which such offer is made, and that such dealer will deliver to any other dealer to whom it sells any of such shares of Common Stock a notice to the foregoing effect.

  Pursuant to the Agreement Between U.S. Underwriters and International Underwriters, each International Underwriter has represented and agreed that
(a) it has not offered or sold and will not offer or sell any shares of Common Stock in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing, or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations (1995) (the "Regulations"); (b) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 and the Regulations with respect to anything done by it in relation to the shares of Common Stock offered hereby in, from, or otherwise involving the United Kingdom; and (c) it has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issue of the shares of Common Stock, other than any document which consists of, or is part of, listing particulars, supplementary listing particulars, or any other document required or permitted to be published by listing rules under Part IV of the Financial Services Act 1986, if that person is of a kind described in Article 9(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995, or to any person to whom the document may lawfully be issued or passed on.

  Pursuant to the Agreement Between U.S. Underwriters and International Underwriters, each International Underwriter has represented and agreed that it has not offered or sold, and agrees not to offer or sell, directly or indirectly, in Japan or to or for the account of any resident thereof, any of the shares of Common Stock acquired in connection with the distribution contemplated hereby, except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law of Japan. Each International Underwriter further agrees to send to any dealer who purchases from it any of the shares of Common Stock a notice stating in substance that, by purchasing such shares, directly or indirectly in Japan or to or for the account of any resident thereof except pursuant to any exemption from the registration requirements of the Securities and Exchange Law of Japan, and that such dealer will send to any other dealer to whom it sells any of such shares of Common Stock a notice containing substantially the same statement as contained in the foregoing.

  The Underwriters propose to offer part of the shares of Common Stock directly to the public at the Price to Public set forth on the cover page hereof and part to certain dealers at a price which represents a concession
not in excess of $   a share below the public offering price. The Underwriters
may allow, and such dealers may reallow, a concession not in excess of $   a
share to other Underwriters or to certain dealers. After the initial offering of the shares of Common Stock, the offering price and other selling terms may from time to time be varied by the Underwriters.

  Representatives of the Underwriters have informed the Company that the Underwriters do not intend sales to discretionary accounts to exceed five percent of the total number of shares of Common Stock offered by them.

  At the request of the Company, the Underwriters have reserved for sale, at
the initial public offering price, up to (i)     shares offered hereby for
directors, officers, employees, business associates, and related persons of
the Company and (ii)     shares for    . The number of shares of Common Stock
available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

  Pursuant to the Underwriting Agreement, the Company has granted the U.S. Underwriters an option, exercisable for 30 days from the date of this
Prospectus, to purchase up to additional     shares of Common Stock at the
Price to Public set forth on the cover page hereof, less Underwriting Discounts and Commissions. The U.S. Underwriters may exercise such option to purchase solely for the purpose of covering over-allotments, if any, made in connection with the Offering. To the extent such option is exercised, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the number set forth next to such U.S. Underwriter's name in the preceding table bears to the total number of shares of Common Stock offered by the U.S. Underwriters hereby.

  The Company, all of the Company's executive officers and directors, and all existing stockholders of the Company, have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, they will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are now owned by such stockholder or acquired after the date of the Prospectus), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, (other than, in the case of the stockholders of the Company, in connection with transfers to other direct or indirect subsidiaries of Corange) for a period of 180 days after the date of this Prospectus, other than the sale to the Underwriters of any shares of Common Stock pursuant to the Underwriting Agreements.

  The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

  From time to time, Furman Selz LLC has provided financial advisory services to the Company.

PRICING OF OFFERING

  Prior to the Offering, there has been no public market for the shares of Common Stock of the Company. Consequently, the initial public offering price was determined by negotiation among the Company, the Selling Stockholders, and the Representatives. Among the factors considered in determining the initial public offering price were the Company's records of operations, the Company's current financial condition and future prospects, the experience of its management, the economics of the industry in general, the general condition of the equity securities market, and the market prices of similar securities of companies considered comparable to the Company. There can be no assurance that a regular trading market for the shares of Common Stock will develop after the Offering or, if developed, that a public trading market can be sustained. There can be no assurance that the prices at which the Common Stock will sell in the public market after the Offering will not be lower than the price at which it is issued by the Underwriters in the Offering.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Coudert Brothers, New York, New York. Anthony Williams, a partner in Coudert Brothers, is a member of the Board of Directors of Corange and the Company. Certain legal matters relating to the Offering will be passed upon for the Underwriters by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

  The combined financial statements as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants given on the authority of said firm as experts in auditing and accounting.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-1 (together with all exhibits and schedules thereto, and as amended and supplemented from time to time, the "Registration Statement"), pursuant to the provisions of the Securities Act and the rules and regulations promulgated thereunder, for the registration of the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement. Statements made in this Prospectus concerning the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit in the Registration Statement, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement may be inspected at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York, 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

  As a result of the Offering, the Company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it will continue to furnish the reports and other information required thereby to the Commission. The Company intends to furnish holders of the Common Stock with annual reports containing, among other information, audited financial statements certified by an independent public accounting firm. The Company also intends to furnish such other reports from time to time as it may determine or as may be required by law.

                                  DEPUY, INC.

                     INDEX TO COMBINED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Report of Independent Accountants......................................... F-2
Combined Statements of Income for each of the three years in the period ended December 31, 1995 and for each of the six-month periods ended June
 30, 1995 (unaudited) and June 30, 1996 (unaudited)....................... F-3
Combined Balance Sheets as of December 31, 1994, December 31, 1995 and
 June 30, 1996 (unaudited)................................................ F-4
Combined Statements of Cash Flows for each of the three years in the period ended December 31, 1995 and for each of the six-month periods ended June 30, 1995 (unaudited) and June 30, 1996 (unaudited)............ F-5
Combined Statement of Changes in Shareholder's Equity for each of the three years in the period ended December 31, 1995 and for the six-month period ended June 30, 1996 (unaudited)................................... F-6
Notes to Combined Financial Statements.................................... F-7

                                  DEPUY, INC.

                       REPORT OF INDEPENDENT ACCOUNTANTS

  To the Board of Directors and Shareholder of DePuy, Inc.

  In our opinion, the accompanying combined balance sheets and the related combined statements of income, of cash flows and of changes in shareholder's equity present fairly, in all material respects, the financial position of DePuy, Inc. at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Indianapolis, Indiana
July 31, 1996

                                  DEPUY, INC.

                         COMBINED STATEMENTS OF INCOME
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                          SIX MONTHS ENDED JUNE
                               YEAR ENDED DECEMBER 31,             30,
                              -------------------------- -----------------------
                                1993     1994     1995      1995        1996
                              -------- -------- -------- ----------- -----------
                                                         (UNAUDITED) (UNAUDITED)
Net sales...................  $466,734 $551,773 $636,561  $323,250    $349,014
Cost of sales...............   151,962  172,939  200,139   104,807     106,516
                              -------- -------- --------  --------    --------
  Gross Profit..............   314,772  378,834  436,422   218,443     242,498
                              -------- -------- --------  --------    --------
Selling, general and admin-
 istrative expenses.........   157,734  195,011  230,578   111,519     128,228
Research and development ex-
 penses.....................    17,341   18,609   21,320    10,508      10,004
Goodwill amortization.......    10,047   14,088   14,201     7,202       6,592
                              -------- -------- --------  --------    --------
  Operating Income..........   129,650  151,126  170,323    89,214      97,674
                              -------- -------- --------  --------    --------
Interest expense, affili-
 ate........................     1,319      909    4,479     2,003       2,473
Interest expense, other.....     2,307    1,358    2,061       617         976
Other income, net...........     (861)    (665)    (994)   (1,221)     (1,505)
                              -------- -------- --------  --------    --------
  Income before taxes and
   equity in earnings of
   uncombined affiliate.....   126,885  149,524  164,777    87,815      95,730
                              -------- -------- --------  --------    --------
Provisions for income
 taxes......................    57,001   65,758   72,707    37,951      41,359
Equity in earnings of
 uncombined affiliate.......     2,326    3,070    2,859     1,588       1,230
                              -------- -------- --------  --------    --------
    Net Income..............  $ 72,210 $ 86,836 $ 94,929  $ 51,452    $ 55,601
                              ======== ======== ========  ========    ========
Unaudited pro forma data:...
  Net income per share......                      $                     $
                                                ========              ========
  Weighted average number of
   shares outstanding.......
                                                ========              ========



    The accompanying notes are an integral part of these Combined Financial
                                  Statements.

                                  DEPUY, INC.

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                    DECEMBER 31,
                                                  -----------------  JUNE 30,
                                                    1994     1995      1996
                                                  -------- -------- -----------
                                                                    (UNAUDITED)
ASSETS
CURRENT ASSETS
  Cash and cash equivalents...................... $ 32,131 $ 46,909  $ 44,743
  Accounts receivable, net of allowances of
   $5,677 (1994), $6,628 (1995) and $6,696
   (1996)........................................  103,908  115,452   133,679
  Receivable from affiliates, net................      --    24,265     1,671
  Inventories at lower of cost or market.........  118,455  116,566   130,437
  Deferred income taxes..........................   20,825   25,275    28,650
  Prepaid expenses and other current assets......   15,999   18,023    28,252
                                                  -------- --------  --------
    Total Current Assets.........................  291,318  346,490   367,432
                                                  -------- --------  --------
NONCURRENT ASSETS
  Goodwill, net of accumulated amortization of
   $47,718 (1994), $60,312 (1995) and $67,053
   (1996)........................................  188,179  181,208   221,990
  Other intangible assets, net of accumulated
   amortization of $177 (1994), $245 (1995) and
   $547 (1996)...................................    1,416    1,278     1,551
  Deferred income taxes..........................    2,104    4,876     4,876
  Investment in affiliate........................    2,482    2,081     2,143
  Other assets...................................    8,423   10,634    10,935
                                                  -------- --------  --------
                                                   202,604  200,077   241,495
                                                  -------- --------  --------
  Property, plant and equipment, net.............   73,606   76,683    83,712
                                                  -------- --------  --------
    TOTAL ASSETS................................. $567,528 $623,250  $692,639
                                                  ======== ========  ========
LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES
  Short-term debt payable to affiliates.......... $ 13,861 $ 31,717  $ 35,377
  Short-term debt................................   19,170   21,048     3,838
  Accounts payable...............................   25,857   26,090    26,515
  Accounts payable to affiliates, net............    3,082      --        --
  Income taxes payable...........................   15,639   23,088    29,378
  Income taxes payable to affiliate..............    9,608   10,738    11,303
  Accrued royalties..............................   13,683   16,596    18,347
  Accrued employee compensation..................   15,294   16,121    14,645
  Other accrued expenses.........................   24,201   24,282    32,582
                                                  -------- --------  --------
    Total Current Liabilities....................  140,395  169,680   171,985
                                                  -------- --------  --------
NONCURRENT LIABILITIES
  Long-term debt payable to affiliates...........   39,317   42,591    25,129
  Long-term debt.................................    8,528    5,342     6,947
  Long-term employee benefits....................   15,525   17,756    17,558
  Noncurrent deferred income tax liability.......    4,030    5,585     6,635
  Other noncurrent liabilities...................      984    2,236       552
                                                  -------- --------  --------
    Total Noncurrent Liabilities.................   68,384   73,510    56,821
                                                  -------- --------  --------
CONTINGENCIES (Note 8)
MINORITY INTEREST................................    1,699    1,961     2,783
                                                  -------- --------  --------
SHAREHOLDER'S EQUITY
  Shareholder's Net Investment...................  357,050  378,099   461,050
                                                  -------- --------  --------
    TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY... $567,528 $623,250  $692,639
                                                  ======== ========  ========

    The accompanying notes are an integral part of these Combined Financial
                                  Statements.

                                  DEPUY, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               SIX MONTHS
                           YEARS ENDED DECEMBER 31,          ENDED JUNE 30,
                          -----------------------------  ------------------------
                            1993      1994       1995       1995         1996
                          --------  ---------  --------  -----------  -----------
CASH FLOWS FROM OPERAT-
 ING ACTIVITIES:                                         (UNAUDITED)  (UNAUDITED)
Net income..............  $ 72,210  $  86,836  $ 94,929  $    51,452  $    55,601
Adjustments to reconcile
 net income to net cash
 provided by operating
 activities:
  Depreciation and amor-
   tization.............    18,630     25,718    26,635       13,426       13,865
  Deferred income tax-
   es...................    (4,285)      (909)   (5,668)        (312)      (2,325)
  Other, net............       717        287       843         (205)         760
  Changes in operating
   assets and
   liabilities, net of
   effects of
   acquisitions:
    Accounts receiv-
     able...............   (17,842)   (15,448)  (11,474)     (16,468)     (16,355)
    Inventories.........     1,607    (17,878)    3,052       (3,477)     (12,821)
    Amounts payable to
     or receivable from
     affiliates.........    (5,242)       712   (28,215)      11,622       22,335
    Prepaid expenses and
     other current as-
     sets...............       281    (10,661)   (2,090)        (313)     (10,202)
    Other noncurrent as-
     sets...............    (2,822)    (6,153)   (3,553)      (3,035)        (886)
    Accounts payable....     5,568        338        45       (3,221)        (448)
    Accrued employee
     compensation &
     other..............    (2,665)     6,543     2,348        2,725        5,875
    Other current and
     noncurrent liabili-
     ties...............     1,137      4,105     4,940        3,239        1,665
    Income taxes pay-
     able...............     8,283      7,452     8,554       11,106        7,438
                          --------  ---------  --------  -----------  -----------
    Net Cash Provided by
     Operating Activi-
     ties...............    75,577     80,942    90,346       66,539       64,502
                          --------  ---------  --------  -----------  -----------
CASH FLOWS FROM INVEST-
 ING ACTIVITIES:
Capital expenditures....   (10,850)   (14,015)  (15,598)      (6,332)     (13,132)
Business acquisitions,
 net of cash acquired...       --    (107,634)  (17,500)     (17,500)     (51,851)
                          --------  ---------  --------  -----------  -----------
    Net Cash Used for
     Investing Activi-
     ties...............   (10,850)  (121,649)  (33,098)     (23,832)     (64,983)
                          --------  ---------  --------  -----------  -----------
CASH FLOWS FROM FINANC-
 ING ACTIVITIES:
Payments of short-term
 debt...................   (10,432)   (15,631)   (6,550)      (5,772)     (13,519)
Proceeds from issuance
 of short term debt.....    10,115      4,747    38,378          --         1,092
Payments of long-term
 debt ..................       --      (2,876)   (1,027)      (4,346)     (18,996)
Proceeds from issuance
 of long-term debt......     5,215     41,476       487          --           --
Advances (to) from af-
 filiate................   (60,662)    19,000   (76,558)     (29,140)      34,991
Capital contributions
 from affiliates........       --       1,625     4,000          --           --
Dividends paid to affil-
 iate...................       --         --     (1,868)         --        (3,770)
                          --------  ---------  --------  -----------  -----------
    Net Cash (Used For)
     Provided by
     Financing
     Activities.........   (55,764)    48,341   (43,138)     (39,258)        (202)
                          --------  ---------  --------  -----------  -----------
Effect of exchange rate
 changes on cash........     4,399     (2,268)      668       (2,947)      (1,483)
                          --------  ---------  --------  -----------  -----------
    Increase in Cash and
     Cash Equivalents...    13,362      5,366    14,778          502       (2,166)
                          --------  ---------  --------  -----------  -----------
Cash and Cash Equiva-
 lents at Beginning of
 Period.................    13,403     26,765    32,131       32,131       46,909
                          --------  ---------  --------  -----------  -----------
Cash and Cash Equiva-
 lents at End of Peri-
 od.....................  $ 26,765  $  32,131  $ 46,909  $    32,633  $    44,743
                          ========  =========  ========  ===========  ===========

    The accompanying notes are an integral part of these Combined Financial
                                  Statements.

                                  DEPUY, INC.

   COMBINED STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY FOR THE YEARS ENDED
    DECEMBER 31, 1993, 1994 AND 1995 AND THE SIX MONTHS ENDED JUNE 30, 1996
                                 (IN THOUSANDS)

Balance at December 31, 1992........................................  $233,386
  Net income for the year...........................................    72,210
  Change in net transfers to affiliate..............................   (60,646)
  Foreign currency translation adjustments..........................     2,682
  Minimum pension liability adjustment..............................       186
                                                                      --------
Balance at December 31, 1993........................................   247,818
                                                                      --------
  Net income for the year...........................................    86,836
  Change in net transfers to affiliate..............................    19,000
  Foreign currency translation adjustments..........................     1,693
  Minimum pension liability adjustment..............................        78
  Capital contributions from affiliates.............................     1,625
                                                                      --------
Balance at December 31, 1994........................................   357,050
                                                                      --------
  Net income for the year...........................................    94,929
  Dividend to affiliate.............................................    (1,868)
  Change in net transfers to affiliate..............................   (76,526)
  Foreign currency translation adjustments..........................       333
  Minimum pension liability adjustment..............................       181
  Capital contribution from affiliate...............................     4,000
                                                                      --------
Balance at December 31, 1995........................................  $378,099
                                                                      ========
                                                                     (UNAUDITED)
Unaudited for Six Months Ended June 30, 1996:
  Net income for the first six months of 1996.......................    55,601
  Dividend to affiliate.............................................    (3,770)
  Change in net transfers to affiliate..............................    34,996
  Foreign currency translation adjustments..........................    (3,876)
                                                                      --------
Balance at June 30, 1996............................................  $461,050
                                                                      ========

    The accompanying notes are an integral part of these Combined Financial
                                  Statements.

                                  DEPUY, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                                (IN THOUSANDS)

NOTE 1--ORGANIZATION/ACQUISITIONS

  Corange Limited ("Parent") intends to realign its worldwide DePuy operations into a stand-alone entity and sell shares of the realigned entity to the public through an initial public offering. DePuy's primary business is the development, manufacture and sale of orthopedic joint implants (primarily hips, knees and shoulders), spinal implants, related surgical instruments, trauma products and sports medicine soft goods.

  The combined financial statements of DePuy, Inc. (the "Company") are comprised of DePuy Orthopedics Inc. (formerly DePuy Inc., renamed DePuy Orthopedics Inc. on July 24, 1996) and other U.S. and international orthopedic subsidiaries, branches and divisions of the Parent. Combined financial statements have not previously been prepared for the combined entities. These combined financial statements have been prepared from the historical accounting records of the combined affiliates.

  The Company plans to file a Registration Statement on Form S-1 with the Securities and Exchange Commission for the sale of shares of Common Stock (the "Offering") of the realigned entity. The Company plans to use the net proceeds from the sale of shares of its Common Stock primarily to finance the expansion of the Company's business.

  Prior to the Offering, various actions are being taken to (i) consolidate the worldwide operations of DePuy under Corange U.S. Holdings, Inc. an Indiana corporation ("CUSHI"), (ii) transfer out of the CUSHI consolidated group Boehringer Mannheim Corporation, and (iii) merge CUSHI downstream into DePuy Inc., which was created on July 26, 1996 for purposes of becoming the holding company for the DePuy worldwide operations, with DePuy, Inc. as the surviving company in the merger, the effect of which is to reincorporate CUSHI in Delaware under the name "DePuy, Inc." The consolidation of the entities will be accounted for on a predecessor basis.

  In 1993, the Company established a new entity, Argentina Joints S.A., funded through a capital contribution of $1,000 from its parent. An additional $4,000 in capital was contributed during 1994.

  On March 8, 1994, the Company acquired ACE Medical Company ("Ace"), a developer and manufacturer of orthopaedic trauma products, for $70,500 in cash and $10,000 in a note paid in January 1995. Under the terms of the purchase agreement, contingent upon Ace achieving certain sales and profit levels, the Company paid, and recorded goodwill of, $5,000 in 1995. The Company made a payment, and recorded goodwill, of $5,000 in March 1996, and anticipates making an additional contingent payment of $10,000 in 1997. The purchase method of accounting was applied to this acquisition, and $69,500 of goodwill has been recorded.

  The operating results of Ace have been included in the combined statements of income from the date of acquisition. Had the acquisition taken place at the beginning of 1993, combined net sales would have been $496,649 and $557,786 for the years ended December 31, 1993 and 1994, respectively, and combined net income would have been $72,619 and $86,925 for fiscal years 1993 and 1994, respectively. This unaudited pro forma financial information is presented for informational purposes only and is not necessarily indicative of the operating results that would have occurred had the acquisition been consummated as of the above dates, nor are they necessarily indicative of future operating results.

  On November 22, 1994, the Company acquired certain assets and assumed certain liabilities of CMW Laboratories, a division of Dentsply Limited, for $35,000 in cash consideration. Under terms of the purchase agreement, additional payments totalling $2,500 were made in 1995, and recorded as goodwill, after certain milestones were achieved. The Company also made a payment, and recorded goodwill, of $1,000 in June 1996 and anticipates making additional contingent payments of $5,000 over the next six years based upon certain

                                  DEPUY, INC.

milestones being achieved. The additional contingent payments will be recorded as goodwill when earned. The purchase method of accounting was applied to this acquisition and $33,700 of goodwill has been recorded. CMW is a manufacturer of bone cement for the orthopaedic implant procedures. CMW net sales and net income are not material to combined net sales or combined net income.

NOTE 2--ACCOUNTING POLICIES

 Principles of Combination

  The combined financial statements include the accounts of the Company as defined in Note 1. All significant intercompany balances and transactions have been eliminated. Minority interest earnings are immaterial and are included in other income, net. Investments in uncombined affiliates which are between 20-50% owned are carried at cost plus equity in undistributed earnings since acquisition.

 Revenue Recognition

  Revenues from product sales are recognized at the time of shipment to the customer.

 Translation of Foreign Currency

  Assets and liabilities of foreign subsidiaries are translated to U.S. dollars using exchange rates in effect as of the balance sheet date. Revenues and expenses are translated using the average exchange rates throughout the period. Translation gains and losses are included in shareholder's equity. Foreign currency transaction gains and losses are included in other income, net and are not material to the results of operations.

 Cash Equivalents

  The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

 Inventories

  Inventories are stated at the lower of cost or market, with cost being determined under the first-in, first-out method. Inventories consisted of the following:

                                                 DECEMBER 31,
                                               -----------------
                                                 1994     1995    JUNE 30, 1996
                                               -------- --------  -------------
                                                                   (UNAUDITED)
   Finished products.......................... $ 93,373 $ 98,887     $108,374
   Work in process............................   10,397    7,656        8,532
   Raw materials..............................   14,685   10,023       13,531
                                               -------- --------     --------
                                               $118,455 $116,566     $130,437
                                               ======== ========     ========

 Goodwill and Other Intangible Assets

  Goodwill arising from acquisitions is amortized on a straight-line basis over the periods of expected benefit which range from 5 to 30 years. Other intangible assets are amortized over their estimated useful lives ranging from 1 to 3 years. The Company assesses the recoverability of long lived assets including goodwill and other intangible assets whenever adverse events or changes in circumstances or business climate indicate that an impairment may have occurred. If the future cash flows (undiscounted and without interest) expected to result from the use of the related assets are less than the carrying value of such assets, an impairment has incurred and a loss is recognized to reduce the carrying value of the long lived assets, including goodwill, based on the

                                  DEPUY, INC.

expected discounted cash flows or market prices. Expected cash flows are discounted at a rate commensurate with the risk involved.

 Property, Plant and Equipment

  Property, plant and equipment are reported at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets which generally range from 10 to 40 years for buildings and improvements and from 3 to 20 years for machinery and equipment. Amounts expended for maintenance and repairs are charged to expense as incurred. Upon disposition, any related gain or loss is credited or charged to other income, net. Depreciation expense of $8,600, $11,600, and $12,400 million was recorded in 1993, 1994, and 1995, respectively. At December 31, property, plant and equipment consisted of the following:

                                                               1994      1995
                                                             --------  --------
   Land..................................................... $  1,904  $  1,918
   Buildings and improvements...............................   35,514    37,037
   Machinery and equipment..................................   95,325   108,507
                                                             --------  --------
                                                              132,743   147,462
   Less allowance for depreciation..........................  (59,137)  (70,779)
                                                             --------  --------
                                                             $ 73,606  $ 76,683
                                                             ========  ========

  The Company adopted Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," (FAS 121) in 1996. The adoption of FAS 121 did not have a material impact on the Company's combined financial condition, results of operations or cash flows.

 Financial Instruments and Concentrations of Credit Risk

  The Company uses forward exchange contracts to manage its exposure to fluctuating foreign currency exchange rates. All of the Company's forward exchange contracts are with Corange International, Ltd., a related affiliate. Gains or losses on these contracts are recognized in the basis of the transaction being hedged.

  Financial instruments which potentially subject the Company to significant concentrations of credit risk consist primarily of trade accounts receivables. The risk is limited due to the large number and types of entities comprising the Company's customer base and their dispersion across many geographic regions. At December 31, 1995, the Company had no significant concentrations of credit risk.

 Risk and Uncertainties

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Shareholder's Net Investment

  The Company participates in a centralized cash management system for all of its U.S. operations through an affiliate. Substantially all cash receipts and disbursements are processed through CUSHI and the Company is charged or credited for the net of cash receipts, cash disbursements, and other CUSHI allocated charges each month. The net effect of this monthly activity is charged or credited to shareholder's net investment.

                                  DEPUY, INC.

 Income Taxes

  Income taxes are accounted for in accordance with Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes" (FAS 109) and have been computed on the separate return method. The current provision for income taxes is computed on the pretax income of the combined entities located within each taxing country based upon the tax law in effect during the respective period. Deferred income taxes result from the future tax consequences associated with temporary differences between the tax basis of assets and liabilities and the reported amounts of those assets and liabilities for financial accounting purposes. Incremental United States income taxes have not been provided on the cumulative undistributed earnings of the foreign subsidiaries totaling $22,531 as of December 31, 1995. These earnings, which reflect full provision for non-U.S. income taxes, are expected to be reinvested indefinitely in non-U.S. operations or to be remitted substantially free of additional tax due to the availability of foreign tax credits.

 Unaudited Interim Financial Data

  The interim financial data is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows of the Company for the interim periods. The results of operations for the six months ended June 30, 1996 are not necessarily indicative of the results to be expected for the full year.

 Unaudited Pro Forma Net Income Per Share

  Prior to the planned reorganization described in Note 1, the Company was not a legal entity and did not have a separately identifiable pool of capital. Accordingly, historical per share data has been omitted from the combined financial statements. Pro forma net income per share is based on historical net income and the number of shares of common stock which will be outstanding after the reorganization.

NOTE 3--INVESTMENT IN AFFILIATE

  The Company has a 50% investment interest in a joint venture with E.I. DuPont de Nemours and Company for the purpose of sharing in the production and sale of advanced technologies primarily in North American countries. The Company received pre-tax distributions of $3,805, $5,138, and $5,264 from this venture in 1993, 1994 and 1995, respectively. This investment is reported using the equity method as described in Note 2--Principles of Combination.

NOTE 4--RELATED PARTY TRANSACTIONS

  The Company recorded amounts receivable from (payable to) affiliates, net, of ($3,082) and $24,265 at December 31, 1994 and 1995, respectively. The balance at December 31, 1995, includes advances to an affiliate of $21,921, which was repaid during the first quarter of 1996. The remaining balances represent advances between affiliated companies for transactions incurred in the normal course of business. In addition, the Company obtained financing from affiliated entities as described in Note 6 and participates in a centralized cash management system described in Note 2. Related party transactions are also disclosed concerning forward exchange contracts, income taxes, and employee benefit plans in Notes 2, 5, 9, 11, and 12.

  The combined financial statements reflect the results of operations, financial condition and cash flows of the Company as a component of Corange Limited and may not be indicative of actual results of the Company under other ownership. Management believes that the combined statements of income include a reasonable allocation of administrative expenses incurred by CUSHI on behalf of the Company. The allocations of administrative expenses were based upon actual time and expenses incurred totaling $871, $739 and $779 in 1993, 1994, and 1995, respectively. In the near term, the Company anticipates obtaining the same level of administrative services at approximately the same cost as the most recent year.

                                  DEPUY, INC.

  Beginning in 1994, the Company is insured for product liability through an affiliated captive insurance company, Bellago Insurance Limited of Hamilton Bermuda ("Bellago"), for $2,000 per occurrence, $5,000 per group of related claims and $10,000 in the aggregate. Excess claims are insured through commercial carriers. Insurance premiums of $556 and $1,900 were paid to Bellago in 1994 and 1995, respectively.

NOTE 5--INCOME TAXES

  The Company accounts for income taxes in accordance with the provisions of FAS 109. This standard requires, among other things, recognition of future tax expense or benefits, measured by enacted tax rates attributable to temporary differences between financial reporting and income tax bases of assets and liabilities, and net operating loss carryforwards, to the extent that realization of such benefits is more likely than not.

  The Company's domestic operations have been a member of a U.S. group filing a consolidated Federal corporation income tax return with other affiliated companies. The group has had no tax sharing or allocation agreement and taxes have been allocated on a separate return basis. The Company anticipates entering into a tax indemnity agreement with the Parent that limits the Company's liability for taxes to those arising out of the Company's operations. The parent company of this group has been responsible for remitting all Federal and State income tax payments for all members of the group. Therefore, while the Company has not actually made payments of Federal or State taxes, it is assumed that the Company paid 90% of its current Federal and State provision during the year and the remaining 10% prior to the filing of its US tax returns in the subsequent year. Total income taxes paid were $57,529, $64,273 and $71,852 in 1993, 1994 and 1995, respectively.

  Earnings from operations before income taxes and equity in earnings of uncombined affiliate were as follows:

                                                     1993      1994      1995
                                                   --------  --------  --------
   United States.................................. $102,102  $112,645  $123,944
   International..................................   24,783    36,879    40,833
                                                   --------  --------  --------
     Total Earnings Before Taxes.................. $126,885  $149,524  $164,777
                                                   ========  ========  ========


  The provision for income taxes are summarized as follows:

                                                     1993      1994      1995
                                                   --------  --------  --------
   Current:
     Federal...................................... $ 35,949  $ 42,410  $ 48,303
     International................................   13,511    19,128    21,647
     State........................................    8,197     8,758     8,425
                                                   --------  --------  --------
                                                     57,657    70,296    78,375
                                                   --------  --------  --------
   Deferred:
     Federal                                            (12)   (6,542)   (3,658)
     International................................     (701)    2,922    (1,497)
     State........................................       57      (918)     (513)
                                                   --------  --------  --------
                                                       (656)   (4,538)   (5,668)
                                                   --------  --------  --------
   Income tax expense............................. $ 57,001  $ 65,758  $ 72,707
                                                   ========  ========  ========

                                  DEPUY, INC.

  A reconciliation of the effective income tax rate follows:

                                                               1993  1994  1995
                                                               ----  ----  ----
   United States federal tax rate ............................ 35.0% 35.0% 35.0%
   Add (deduct):
     Effect of international operations.......................   .9%  1.6%  2.4%
     State taxes, net of federal tax benefit..................  4.2%  3.4%  3.1%
     Impact of nondeductible goodwill.........................  2.8%  3.0%  2.8%
     Other, net...............................................  2.0%  1.0%   .8%
                                                               ----  ----  ----
       Effective income tax rate.............................. 44.9% 44.0% 44.1%
                                                               ====  ====  ====

  Significant components of the Company's deferred tax assets and liabilities are comprised of the following at December 31:

                                                              1994      1995
                                                             -------  --------
   Deferred tax assets:
     Inventory.............................................. $ 5,390  $  7,271
     Profit in inventory....................................   8,191    10,597
     Royalties..............................................   2,757     2,753
     Amortization other than goodwill.......................   1,761     3,942
     Deferred compensation..................................   6,147     7,845
     Other..................................................   4,858     5,938
     Valuation allowances...................................    (333)     (902)
                                                             -------  --------
     Net deferred tax assets................................ $28,771  $ 37,444
                                                             =======  ========
   Deferred tax liabilities:
     Depreciation........................................... $(9,836) $(12,497)
     Other..................................................     (36)     (381)
                                                             -------  --------
       Net deferred tax liabilities......................... $(9,872) $(12,878)
                                                             =======  ========

                                  DEPUY, INC.

NOTE 6--LINES OF CREDIT AND LONG-TERM DEBT

  At December 31, 1995, the Company had lines of credit with affiliated finance companies totaling $76,448, of which $74,308 have been used. No compensating balances are required or maintained.

  The Company has outstanding borrowings as follows:

                                                                 1994    1995
                                                                ------- -------
   Short-Term Debt:
     Borrowings from affiliates, variable interest rates rang-
      ing from 6.63% to 11.1%, principal and interest due at
      various maturity dates .................................. $13,861 $31,717
     Short-term bank debt--
     7% interest rate, due 1/12/96.............................     --   17,263
     6.5625% interest rate, due 1/4/95.........................   8,573     --
     Acquisition related debt, 6.5% interest rate, due 1/95....  10,000     --
     Other debt, variable interest rates ranging from 6.5% to
      7.5%, principal and interest due at various maturity
      dates....................................................     597   3,785
                                                                ------- -------
     Total Short-Term Debt..................................... $33,031 $52,765
                                                                ======= =======
   Long-Term Debt:
     Note payable to affiliate, interest rate varies quarterly
      based upon LIBOR plus 37.5 basis points, due 11/22/99.... $39,317 $38,815
     Note payable, 8%, due 12/31/02............................   1,186   1,287
     Note payable to affiliate, 3.25%, due 1/1/01..............     --    2,513
     Note payable to affiliate, 8.5%, due 1/1/01...............     --    1,263
     Other debt , variable interest rates ranging from 6.5% to
      7.5%, principal and interest due at various maturity
      dates....................................................   7,342   4,055
                                                                ------- -------
     Total Long-Term Debt...................................... $47,845 $47,933
                                                                ======= =======

  At December 31, 1995, aggregate maturities of long-term debt, including capitalized lease obligations, are as follows:

   1997.................................................................. $3,505
   1998..................................................................    550
   1999.................................................................. 38,815
   2000..................................................................    --
   Thereafter............................................................  5,063

  Acquisition related debt comprises the $10,000 note payable issued in conjunction with the acquisition of Ace Medical Company, described in Note 1.

  Interest paid was $1,422, $1,371 and $4,276 for 1993, 1994 and 1995, respectively, including $939, $1,214 and $3,638 paid to affiliates in 1993, 1994 and 1995, respectively.

  In the second quarter of 1996, $15,600 of a long-term affiliate note payable was paid in advance of its maturity date to utilize excess cash and reduce future affiliate interest expense.

                                  DEPUY, INC.

NOTE 7--LEASES

  The Company is a lessee under a number of cancelable and noncancelable operating leases. Total rental expense was approximately $4,676, $6,023 and $4,153 for the years ended December 31, 1993, 1994 and 1995, respectively. Future minimum rental commitments under noncancelable operating leases are as follows:

   YEARS ENDING DECEMBER 31:                    OPERATING LEASES CAPITAL LEASES
   -------------------------                    ---------------- --------------
     1996......................................     $ 4,025           $384
     1997......................................       3,413            329
     1998......................................       2,365             85
     1999......................................       1,957              1
     2000......................................       1,889            --
     Thereafter................................       6,415            --
                                                    -------           ----
   Total minimum lease payments................     $20,064            799
                                                    =======           ====
   Less amount representing interest...........                        (76)
                                                                      ----
   Present value of net minimum lease pay-
    ments......................................                        724
   Less current portion of capital leases......                        349
                                                                      ----
   Long term portion of capital leases.........                       $375
                                                                      ====

  Property, plant and equipment at December 31, 1995 included $1,083 of equipment under leases that have been capitalized. Accumulated depreciation for such equipment was $566. Equipment leased under capital leases in 1994 was not significant.

NOTE 8--CONTINGENCIES

  The Company is subject to a number of investigations, lawsuits and claims during the normal course of business. Management does not expect that resulting liabilities beyond provisions already recorded will have a materially adverse effect on the Company's combined financial position, results of operations and cash flows.

NOTE 9--EMPLOYEE PENSION PLANS AND OTHER BENEFIT PLANS

  Eligible Company employees participate in a noncontributory defined contribution plan sponsored by CUSHI which covers substantially all non-union employees of the Company in the U.S. This plan provides for targeted benefits based on the employee's average compensation in the years preceding retirement. In general, the Company's policy is to contribute actuarially determined amounts which are sufficient to meet projected benefit payment requirements. Pension expense for this plan was $996, $693 and $692 for 1993, 1994 and 1995, respectively, and was allocated based upon the ratio of the target benefits for the Company's participants relative to the total target benefits for all participants of the Plan. As soon as practicable after the planned Offering, the Company will establish a successor noncontributory defined contribution plan which will replace the CUSHI sponsored plan.

  Employees of international subsidiaries are covered by various pension benefit arrangements, some of which are considered to be defined benefit plans for financial reporting purposes. Assets of the plans are comprised primarily of equity securities. Benefits under these plans are primarily based upon levels of compensation. Funding policies are based on legal requirements, tax considerations, and local practices. Pension expense for the most significant of these international plans was $740, $1,032 and $1,476 for 1993, 1994 and 1995, respectively.

                                  DEPUY, INC.

  The following assumptions were made to develop net periodic benefit obligations for the international defined benefit plan for 1993, 1994 and 1995:

   Expected long-term rate of return....................................... 9.0%
   Weighted average discount rate.......................................... 9.0%
   Rate of increase in compensation levels................................. 7.0%

  The U.S. operating division also has a noncontributory defined benefit pension plan which covers substantially all of the Company's union employees who meet eligibility requirements. This plan generally provides pension benefits based on the employee's years of service with normal retirement at age 65. Pension expense for this plan was $386, $405 and $381 for 1993, 1994 and 1995, respectively.

  The following table provides the assumptions used to develop net periodic pension cost and the actuarial present value of projected benefit obligations for the domestic defined benefit plan:

                                                               1993  1994  1995
                                                               ----  ----  ----
   Expected long-term rate of return on plan assets........... 7.75% 7.75% 7.50%
   Weighted average discount rate.............................  6.5%  7.0%  7.0%

  The Company recorded a pension liability as required by Financial Accounting Standards Board Statement No. 87, "Employers' Accounting for Pensions" (FAS
87) representing the amount by which the actuarial present value of the accumulated benefit obligation exceeds the fair value of the plan's assets. A corresponding amount is recognized as an intangible asset to the extent of the unamortized prior service cost and transition obligation. The excess is charged directly to shareholder's equity.

  The amounts recorded for the years ended December 31, 1994 and 1995, are as follows:

                               DECEMBER 31, 1994           DECEMBER 31, 1995
                          --------------------------- ---------------------------
                           ACCUMULATED  ASSETS EXCEED  ACCUMULATED  ASSETS EXCEED
                            BENEFITS     ACCUMULATED    BENEFITS     ACCUMULATED
                          EXCEED ASSETS   BENEFITS    EXCEED ASSETS   BENEFITS
                          ------------- ------------- ------------- -------------
Actuarial present value
 of accumulated benefit
 obligation:
   Vested...............     $(2,422)     $(12,762)      $(2,793)     $(15,617)
   Non-Vested...........        (694)          --           (589)          --
                             -------      --------       -------      --------
                              (3,116)      (12,762)       (3,382)      (15,617)
Effect of projected fu-
 ture salary increases..         --         (2,916)          --         (3,574)
                             -------      --------       -------      --------
Projected benefit
 obligation.............      (3,116)      (15,678)       (3,382)      (19,191)
Plan assets at fair val-
 ue.....................       1,972        19,963         2,475        25,044
                             -------      --------       -------      --------
Projected benefit obli-
 gation (in excess of)
 or less than plan as-
 sets...................      (1,144)        4,285          (907)        5,853
Unamortized transition
 asset..................         (18)       (4,769)          (15)       (4,488)
Unrecognized net actuar-
 ial losses (gains).....         222           996            39          (752)
Unrecognized prior serv-
 ice costs..............         875           --            806           --
Adjustment to recognized
 minimum liability......      (1,079)          --           (830)          --
                             -------      --------       -------      --------
Net (pension liability)
 prepaid pension cost
 recognized in the com-
 bined balance sheets...     $(1,144)     $    511       $  (907)     $    613
                             =======      ========       =======      ========
Amount reflected as an
 intangible asset.......     $  (875)     $    --        $  (806)     $    --
                             =======      ========       =======      ========
Amount reflected as a
 minimum pension liabil-
 ity
 adjustment.............     $  (204)     $    --        $   (24)     $    --
                             =======      ========       =======      ========

                                  DEPUY, INC.

  The Company participates in a 401(k) plan sponsored by CUSHI for non-union employees of its domestic operations. The Company made contributions under this plan of $850, $1,017 and $1,250 in 1993, 1994 and 1995, respectively. As soon as practicable after the planned Offering, the Company will establish a successor 401(k) plan which will replace the CUSHI sponsored plan.

  The Company's management participates in various long-term incentive plans sponsored by the Company and CUSHI. Expenses under this plan totaled $1,481, $2,215 and $2,472 for 1993, 1994 and 1995, respectively. In conjunction with the planned Offering, no additional awards under certain of the long-term incentive plans will be made subsequent to April 30, 1996. Expenses under such plans were $1,000, $1,700 and $1,700 in 1993, 1994 and 1995, respectively.

NOTE 10--POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

  Certain domestic subsidiaries of the Company sponsor unfunded postretirement healthcare benefit plans that cover either salaried or union employees. In general, the Company pays a defined portion of an eligible retiree's healthcare premium. The plans are contributory based on years of service, with contributions adjusted annually. Net periodic postretirement benefits cost included the following components:

                                                                1993 1994 1995
                                                                ---- ---- ----
   Benefits cost for service during the year and other......... $458 $426 $305
   Interest cost on accumulated postretirement benefit
    obligation.................................................  432  403  409
                                                                ---- ---- ----
   Net periodic postretirement benefit cost.................... $890 $829 $714
                                                                ==== ==== ====

  The following table sets forth the combined status of the plans reconciled with the amount included in the combined balance sheet at December 31:

                                                                   1994   1995
                                                                  ------ ------
   Accumulated postretirement benefit obligation:
     Retirees.................................................... $  594 $  782
     Fully eligible active plan participants.....................    215    317
     Other active plan participants..............................  4,527  6,194
                                                                  ------ ------
   Total accumulated postretirement benefit obligation...........  5,336  7,293
     Unrecognized net actuarial gains............................  2,624  1,313
                                                                  ------ ------
   Accrued postretirement benefit obligation..................... $7,960 $8,606
                                                                  ====== ======

  Expenditures for these benefits during 1993, 1994 and 1995 were immaterial.

  The assumed healthcare cost trend rates used to measure the expected cost of benefits for 1994 ranged from 9.7% for a post-65 retiree plan to 13.3% for a pre-65 retiree plan and for 1995 ranged from 9.3% for a post-65 retiree plan to 12.7% for a pre-65 retiree plan. The healthcare trend rates for 1994 are assumed to decrease ratably over a 12 year period down to 6% and for 1995 are assumed to decrease ratably over an 11 year period down to 6%. An increase in this annual trend rate of 1% would increase the accumulated postretirement benefit obligation as of December 31, 1995 by $1,441 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year then ended by approximately $247.

  The weighted-average discount rate used to measure the accumulated postretirement benefit obligation as of December 31, 1994 and 1995, was 7.75% and 6.75%, respectively.

                                  DEPUY, INC.

NOTE 11--DERIVATIVE FINANCIAL INSTRUMENTS

 Foreign Exchange Risk Management

  The Company uses forward exchange contracts to manage its global foreign exchange exposure. The forward contracts serve primarily to hedge non-functional currency denominated transactions and commitments for the purchase of inventory within the combined group and with affiliates expected to occur within the year. Such contracts are with Corange International, Ltd ("CIL"), an affiliate outside of the combined group. The Company does not hold or issue derivative financial instruments for trading purposes or use leveraged derivatives in its financial management program. The Company does not anticipate any material adverse effect on its financial position resulting from its involvement in these instruments, nor does it anticipate non-performance by its counterparty. The notional amounts of the Company's forward contracts at December 31, 1994 and 1995 were $74,841 and $134,734, respectively. The Company's domestic and international operations are committed, under terms of the forward contracts, to purchase the following currencies:

                                                                    1994   1995
                                                                   ------ ------
   U.S. Dollars................................................... 42,791 81,571
   British Pounds................................................. 19,161 29,690
   French Francs..................................................         9,575
   Deutsche Marks.................................................  3,200  5,985
   Swiss Francs...................................................         1,078

 Concentrations of Credit Risk

  Concentrations of credit risk may arise due to financial instruments existing for groups of customers or counterparties where they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The Company, anticipates, however, that counterparties will be able to satisfy fully their obligations under the contracts. The Company does not obtain collateral or other security to support financial instruments subject to credit risk, but monitors the credit standing of the counterparty.

NOTE 12--FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1994 and 1995. Financial Accounting Standards Board Statement No. 107, "Disclosures about Fair Value of Financial Instruments" (FAS 107) defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties:

                                     1994                       1995
                          -------------------------- --------------------------
                          CARRYING AMOUNT FAIR VALUE CARRYING AMOUNT FAIR VALUE
                          --------------- ---------- --------------- ----------
   Nonderivatives:
     Long-term debt......     $47,845      $47,647       $47,933      $47,638
                              =======      =======       =======      =======
   Derivatives:
     Forward contracts...     $   --       $   133       $   --       $ 5,094
                              =======      =======       =======      =======

  The fair value of the long-term debt is estimated by discounting expected cash flows at the rates likely to be offered to the Company for debt of the same remaining maturities. The fair value of the forward contracts comprised solely of contracts with Corange International, Ltd., an affiliate, represents the amount of hedging gain (or loss) deferred and generally reflects the estimated amounts that the Company would receive or pay to terminate the contracts at the reporting date based on dealer quotes. All other financial instruments approximate fair value.

                                  DEPUY, INC.

NOTE 13--INDUSTRY SEGMENT AND GEOGRAPHIC INFORMATION

  The Company operates in one dominant industry segment which includes the manufacturing and marketing of joint implants, surgical instruments, trauma products and sports medicine soft goods used primarily by orthopedic medical specialists in both surgical and non-surgical therapy.

  Net sales, operating income and identifiable assets by geographic area are presented in the following table:

                                                       1 9 9 3
                          ------------------------------------------------------------------
                          UNITED STATES ASIA /PACIFIC  EUROPE   OTHER  ELIMINATIONS  TOTAL
                          ------------- ------------- -------- ------- ------------ --------
Sales to unaffiliated
 customers..............    $306,893       $41,857    $107,628 $10,356   $    --    $466,734
Sales to affiliated cus-
 tomers.................      27,535           --       26,421     --     (53,956)       --
                            --------       -------    -------- -------   --------   --------
  Total Sales...........    $334,428       $41,857    $134,049 $10,356   $(53,956)  $466,734
                            ========       =======    ======== =======   ========   ========
Operating income
 (loss).................    $113,252       $ 9,853    $ 13,532 $ 1,410   $ (8,397)  $129,650
                            ========       =======    ======== =======   ========   ========
Identifiable assets.....    $191,622       $26,929    $210,968 $ 5,096   $(55,448)  $379,167
                            ========       =======    ======== =======   ========   ========

                                                       1 9 9 4
                          ------------------------------------------------------------------
                          UNITED STATES ASIA /PACIFIC  EUROPE   OTHER  ELIMINATIONS  TOTAL
                          ------------- ------------- -------- ------- ------------ --------
Sales to unaffiliated
 customers..............    $358,840       $55,206    $125,068 $12,659  $      --   $551,773
Sales to affiliated cus-
 tomers.................      45,226           --       27,796     --      (73,022)      --
                            --------       -------    -------- -------  ----------  --------
  Total Sales...........    $404,066       $55,206    $152,864 $12,659  $  (73,022) $551,773
                            ========       =======    ======== =======  ==========  ========
Operating income
 (loss).................    $119,053       $16,816    $ 24,863 $   353  $   (9,959) $151,126
                            ========       =======    ======== =======  ==========  ========
Identifiable assets.....    $298,854       $39,635    $314,426 $16,154  $ (101,541) $567,528
                            ========       =======    ======== =======  ==========  ========

                                                       1 9 9 5
                          -------------------------------------------------------------------
                          UNITED STATES ASIA /PACIFIC  EUROPE   OTHER   ELIMINATIONS  TOTAL
                          ------------- ------------- -------- -------  ------------ --------
Sales to unaffiliated
 customers..............    $377,264       $71,549    $166,652 $21,096   $     --    $636,561
Sales to affiliated cus-
 tomers.................      54,695           982      40,416      26     (96,119)       --
                            --------       -------    -------- -------   ---------   --------
  Total Sales...........    $431,959       $72,531    $207,068 $21,122   $ (96,119)  $636,561
                            ========       =======    ======== =======   =========   ========
Operating income
 (loss).................    $132,737       $20,710    $ 25,972 $  (931)  $  (8,165)  $170,323
                            ========       =======    ======== =======   =========   ========
Identifiable assets.....    $309,439       $54,940    $355,800 $18,410   $(115,339)  $623,250
                            ========       =======    ======== =======   =========   ========

  Intercompany transfers are made at negotiated prices which include profit margin.

  For the years ended December 31, 1993, 1994 and 1995, there were no customers which accounted for 10% or more of the Company's sales.

  Sales to unaffiliated customers based on the customer location were as follows:

                                                       1993     1994     1995
                                                     -------- -------- --------
   United States.................................... $296,700 $333,310 $349,909
   Europe...........................................  112,608  132,794  172,189
   Asia / Pacific...................................   42,903   68,297   90,595
   Other regions....................................   14,523   17,372   23,868
                                                     -------- -------- --------
     Total sales to unaffiliated customers.......... $466,734 $551,773 $636,561
                                                     ======== ======== ========

                                  DEPUY, INC.

NOTE 14--SUBSEQUENT EVENTS

  On March 11, 1996, the Company acquired all of the outstanding shares of common stock of Orthopedic Technology, Inc. ("OrthoTech"), a manufacturer of orthopedic products primarily for the sports medicine market, for $46,300 in cash consideration. For the year ended September 30, 1995, OrthoTech reported sales of $18,400 and net income of $600 (unaudited). The purchase method of accounting was applied to this acquisition and a total of $41,600 was allocated to goodwill. The acquisition was funded by available internal resources and is reflected in changes in net transfers to affiliate in the unaudited combined statement of changes in shareholder's equity for the six months ended June 30, 1996.

  The results of OrthoTech operations, since the date of acquisition, are included in the unaudited combined statement of income for the six month period ended June 30, 1996 and are not material to combined net sales or combined net income.

  The Company will adopt, effective as of the date of the planned Offering and subject to shareholder approval, the DePuy Inc. 1996 Equity Incentive Plan ("Incentive Plan") for the benefit of selected executive personnel, key employees, sales representatives and consultants. Under the Incentive Plan, participants may be awarded stock options, stock appreciation rights, restricted stock and stock units, performance awards payable in cash or shares of stock and other stock-based awards. The Incentive Plan will provide for an automatic grant of options, effective as of the date of the planned Offering and with an exercise price equal to the Offering price, to each non-employee director of the Company, subject to certain limitations, immediately following the Offering.

  Effective January 1, 1997 the Company will adopt, subject to shareholder approval, an employee stock purchase plan for the purpose of providing employees of the Company an opportunity to participate in equity ownership of the Company by purchasing stock of the Company at a discount.

  The Company will account for its stock-based compensation plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations. Under APB 25, because the exercise price of the employees' stock options will equal or exceed the market price of the underlying stock on the date of grant, no compensation expense will be recognized. In October 1995 the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation" (FAS 123) which became effective for fiscal years beginning after December 15, 1995. The Company will adopt the additional disclosure requirements of FAS 123 in 1996.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The other expenses attributable to the Offering are as follows:

   SEC registration fee.................................................. $
   NASD filing fee....................................................... $
   Nasdaq quotation fee.................................................. $
   Blue Sky fees and expenses............................................ $
   Printing and engraving expenses....................................... $
   Legal fees and expenses............................................... $
   Accounting fees and expenses.......................................... $
   Miscellaneous......................................................... $
                                                                          -----
     TOTAL............................................................... $
                                                                          =====

All of such expenses are to be borne by the Company.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the DGCL authorizes, inter alia, a corporation generally to indemnify any person ("indemnitee") who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation, in a similar position with another corporation or entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. With respect to actions or suits by or in the right of the corporation, however, an indemnitee who acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation is generally limited to attorneys' fees and other expenses, and no indemnification shall be made if such person is adjudged liable to the corporation unless and only to the extent that a court of competent jurisdiction determines that indemnification is appropriate. Section 145 further provides that any indemnification shall be made by the corporation only as authorized in each specific case upon a determination by the (i) stockholders, (ii) board of directors by a majority voted of a quorum consisting of directors who were not parties to such action, suit or proceeding or (iii) independent counsel if a quorum of disinterested directors so directs, that indemnification of the indemnitee is proper because he has met the applicable standard of conduct. Section 145 provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

  The Certificate of Incorporation provides that the Company will indemnify, to the full extent authorized or permitted by law, any person made, or threatened to be made, a party or witness to any action, suit or proceeding, whether civil or criminal or otherwise, by reason of the fact that he or she is or was a director or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity.

  The Certificate of Incorporation also provides that no director of the Corporation will be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director other than for: (i) any breach of the director's duty of loyalty to the Corporation or its stockholders,

(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) authorization of illegal dividends, or (iv) any transaction from which such director derived an improper personal benefit.

  The Company also has directors' and officers' insurance which covers its directors and executive officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  The Company was incorporated on July 26, 1996. On July , 1996, the Company
issued    shares of Common Stock, $.01 par value, to Corange U.S. Holdings,
Inc., its immediate shareholder, for the aggregate sum of $   , which is equal
to the par value of such shares. The Company anticipates that, at or prior to the time of effectiveness of this Registration Statement, Corange U.S. Holdings, Inc. will merge with and into the Company, pursuant to which all shares of the Company's Common stock will be cancelled and each share of Corange U.S. Holdings, Inc. will be automatically converted at a ratio of 1: into shares of Common Stock of the Company. It is also intended that, on or
prior to the time of effectiveness of this Registration Statement,    options
to purchase shares of the Company's Common Stock be issued to certain employees of, and consultants to, the Company pursuant to the Company's employee benefit plans.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

    1.1  Form of Underwriting Agreement*
    3.1  Certificate of Incorporation of the Company
    3.2  By-Laws of the Company
    5.1  Opinion of Coudert Brothers*
   10.1  Employment Agreement, dated May 1, 1996, between Jim Lent and DePuy
         Inc.
   10.2  Employment Agreement, dated July 13, 1992, between Michael J. Dormer and DePuy Inc.
   10.3  Employment Agreement, dated May 1, 1996, between Michael J. Dormer and
         DePuy International Limited.
   10.4  Employment Agreement, dated May 1, 1996, between R. Michael McCaffrey and DePuy Inc.
   10.5  Employment Agreement, dated May 1, 1996, between William E. Tidmore and DePuy Inc.
   10.6  Employment Agreement, dated May 1, 1996, between Robert E. Morel and
         DePuy Inc.
   10.7  Employment Agreement, dated May 1, 1996, between Steve L. Artusi and
         DePuy Inc.
   10.8  Employment Agreement, dated May 1, 1996, between Thomas J. Oberhausen and DePuy Inc.
   10.9  Employment Agreement, dated May 1, 1996, between G. Taylor Seward and
         DePuy Inc.
   10.10 Depuy Inc. 1996 Equity Incentive Plan*
   10.11 Depuy Inc. Employee Stock Option/Purchase Plan*
   10.12 Tax Allocation and Indemnity Agreement between the Company, Boehringer
         Mannheim Corporation and Corange Limited, dated as of     , 1996.*
   10.13 Registration Rights Agreement, dated as of     , 1996, between Corange
         Limited and the Company.*
   11.1  Statement regarding computation of per share earnings*
   21.1  List of Subsidiaries of the Company*
   23.1  Consent of Coudert Brothers (filed as Exhibit 5.1 hereto)
   23.2  Consent of Price Waterhouse LLP
   24.1  Power of Attorney (contained on signature page)
   27.1  Financial Data Schedule

- --------
* To be filed by amendment

  (b) Financial Statement Schedules
  Schedule II Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS

  The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post- effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF WARSAW, INDIANA, ON JULY 26, 1996.

                                          Depuy, Inc.

                                                    /s/ James A. Lent
                                          By: _________________________________
                                                       JAMES A. LENT
                                               CHAIRMAN AND CHIEF EXECUTIVE
                                                          OFFICER

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS JAMES A. LENT, STEVE L. ARTUSI AND THOMAS J. OBERHAUSEN, SEVERALLY, HIS TRUE AND LAWFUL ATTORNEY-IN-FACT AND AGENTS, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM AND IN HIS NAME, PLACE AND STEAD, AND IN ANY AND ALL CAPACITIES, TO SIGN ANY AND ALL AMENDMENTS TO THIS REGISTRATION STATEMENT, AND TO FILE THE SAME WITH ALL EXHIBITS THERETO AND OTHER DOCUMENTS IN CONNECTION THEREWITH WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY TO ALL INTENTS AND PURPOSES AS EACH SUCH PERSON MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS, OR THEIR SUBSTITUTE OR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE


          /s/ James A. Lent            Chairman and Chief       July 26, 1996
- -------------------------------------   Executive Officer
            JAMES A. LENT

      /s/ Thomas J. Oberhausen         Senior Vice              July 30, 1996
- -------------------------------------   President and Chief
        THOMAS J. OBERHAUSEN            Financial and
                                        Accounting Officer

       /s/ Richard C. Bolesky          Director                 July 26, 1996
- -------------------------------------
         RICHARD C. BOLESKY

                                       Director                       , 1996
- -------------------------------------
        RICHARD A. GILLELAND

         /s/ Gerald C. Hanes           Director                 August 1, 1996
- -------------------------------------
           GERALD C. HANES

         /s/ M.L. Lowenkron            Director                 August 1, 1996
- -------------------------------------
           M.L. LOWENKRON

              SIGNATURE                         TITLE                DATE


        /s/ Robert Volz, M.D.           Director                July 26, 1996
- -------------------------------------
          ROBERT VOLZ, M.D.

        /s/ Anthony Williams            Director                August 1, 1996
- -------------------------------------
          ANTHONY WILLIAMS

                                                                     SCHEDULE II
                                  DEPUY, INC.

                       VALUATION AND QUALIFYING ACCOUNTS
                             (DOLLARS IN THOUSANDS)

      DESCRIPTION                         ADDITIONS
      -----------                   ----------------------
                         BALANCE AT CHARGED TO CHARGED TO  DEDUCTIONS  BALANCE AT
                         BEGINNING  COSTS AND     OTHER     BAD DEBTS    END OF
                         OF PERIOD   EXPENSES  ACCOUNTS(A) WRITTEN OFF   PERIOD
                         ---------- ---------- ----------- ----------- ----------
Allowance for doubtful
 accounts:
For the year ended
 December 31, 1995......   $5,677     $1,863       $ 9        $921       $6,628
For the year ended
 December 31, 1994......    4,004      1,927         9         263        5,677
For the year ended
 December 31, 1993......    3,651        400        34          81        4,004

- --------
(a) Recovery of amounts previously written off.

                                 EXHIBIT INDEX

 EXHIBIT                                                                  PAGE
   NO.                             DESCRIPTION                            NO.
 -------                           -----------                            ----
  1.1    Form of Underwriting Agreement*
  3.1    Certificate of Incorporation of the Company
  3.2    By-Laws of the Company
  5.1    Opinion of Coudert Brothers*
 10.1    Employment Agreement, dated May 1, 1996, between Jim Lent and
         DePuy Inc.
 10.2    Employment Agreement, dated July 13, 1992, between Michael J.
         Dormer and DePuy Inc.
 10.3    Employment Agreement, dated May 1, 1996, between Michael J.
         Dormer and DePuy International Limited.
 10.4    Employment Agreement, dated May 1, 1996, between R. Michael
         McCaffrey and DePuy Inc.
 10.5    Employment Agreement, dated May 1, 1996, between William E.
         Tidmore and DePuy Inc.
 10.6    Employment Agreement, dated May 1, 1996, between Robert E.
         Morel and DePuy Inc.
 10.7    Employment Agreement, dated May 1, 1996, between Steve L.
         Artusi and DePuy Inc.
 10.8    Employment Agreement, dated May 1, 1996, between Thomas J.
         Oberhausen and DePuy Inc.
 10.9    Employment Agreement, dated May 1, 1996, between G. Taylor
         Seward and DePuy Inc.
 10.10   Depuy Inc. 1996 Equity Incentive Plan*
 10.11   Depuy Inc. Employee Stock Option/Purchase Plan*
 10.12   Tax Allocation and Indemnity Agreement between the Company,
         Boehringer Mannheim Corporation and Corange Limited, dated as
         of     , 1996.*
 10.13   Registration Rights Agreement, dated as of     , 1996, between
         Corange Limited and the Company.*
 11.1    Statement regarding computation of per share earnings*
 21.1    List of Subsidiaries of the Company*
 23.1    Consent of Coudert Brothers (filed as Exhibit 5.1 hereto)
 23.2    Consent of Price Waterhouse LLP
 24.1    Power of Attorney (contained on signature page)
 27.1    Financial Data Schedule
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* To be filed by amendment